As filed with the Securities and Exchange Commission on January 17, 2003.

                                                             File No. 333-101570

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               -------------------

                              LP INNOVATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Nevada                      8742                   13-4222128
     (State or Other           (Primary Standard           (IRS Employer
     Jurisdiction of               Industrial          Identification Number)
     Incorporation or         Classification Code
      Organization) Number)

                                   66 B Street
                          Needham, Massachusetts 02494
                                 (781) 444-7447
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

              Douglas A. Laue
          Chief Financial Officer                         Copy to:
           LP Innovations, Inc.
                66 B Street                         Peter G. Smith, Esq.
       Needham, Massachusetts 02494         Kramer Levin Naftalis & Frankel LLP
              (781) 444-7447                          919 Third Avenue
(Name, Address, Including Zip Code, and          New York, New York 10022
Telephone Number, Including Area Code, of             (212) 715-9100
Agent for Service)
       ------------------------------------------------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the information statement/prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         -------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------ --------------- ---------------- --------------- -----------------
  Title of Each                       Proposed         Proposed
    Class of                           Maximum         Maximum
Securities to be    Amount to be   Offering Price     Aggregate        Amount of
   Registered        Registered       Per Unit      Offering Price  Registration Fee
------------------ --------------- ---------------- --------------- -----------------
Common stock,        3,600,000           --              --             -- (1)
par value $0.01
per share
------------------ --------------- ---------------- --------------- -----------------
Common stock,         323,000           $0.35          $113,050         $10 (3)
par value $0.01
per share  (2)
------------------ --------------- ---------------- --------------- -----------------

(1) These shares of Registrant's common stock will be distributed by CMRG to its stockholders at no charge.

(2) These shares of Registrant's common stock will be issuable upon exercise of options to be issued in connection with the distribution to holders of certain CMRG options.

(3) A fee in the amount of $449 was previously paid by Registrant with the initial filing of this Registration Statement. Accordingly, no fee is being paid with this filing.

                         -------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 ===============================================================================
   The information in this information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
 ===============================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 17, 2003

                        INFORMATION STATEMENT/PROSPECTUS

                           [LP INNOVATIONS, INC. LOGO]


                              LP INNOVATIONS, INC.

       DISTRIBUTION OF APPROXIMATELY 3,600,000 SHARES OF COMMON STOCK AND

        OPTIONS TO PURCHASE APPROXIMATELY 323,000 SHARES OF COMMON STOCK

        We are furnishing this information statement/prospectus to the stockholders of Casual Male Retail Group, Inc. (which we refer to as "CMRG") in connection with CMRG's planned distribution of shares of our common stock and options to purchase shares of our common stock. We are currently a wholly owned subsidiary of CMRG. Following the distribution, we will be a separate public company. We expect the distribution to occur on or about ______________.

        If you are a holder of record of CMRG common stock at the close of business on the record date for the distribution, which will be as of 5:00 p.m., eastern standard time, on _______________, then you will receive one share of our common stock for every ten shares of CMRG common stock that you hold on the record date.

        In addition, if you hold options to purchase shares of CMRG common stock that have an exercise price per share of no greater than $4.60, then you will receive options to purchase shares of our common stock in the same ratio used in the distribution of one of our shares for every ten CMRG shares. Each option will entitle the holder to purchase one share of our common stock at a price per share of $0.35. One-third of the options will vest on the first anniversary of the distribution date, another one-third on the second anniversary of the distribution date and the final one-third on the third anniversary of the distribution date. We will only receive funds for options that are exercised. Assuming full exercise of the options, we expect the aggregate offering price to be approximately $113,050, the net proceeds per option to be approximately $0.35 and the aggregate net proceeds to be approximately $113,050.

        No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. You will not be required to pay for the shares or options that you receive in connection with the distribution, to surrender or to exchange shares of CMRG common stock or take any other action to receive the shares or options.

        No current public trading market exists for our common stock. We anticipate that, following the distribution, our common stock will be traded over-the-counter and that it will be quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation.

        Owning shares of our common stock involves a high degree of risk. In reviewing this information statement/prospectus, you should carefully consider the matters described under the caption "RISK FACTORS" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The date of this information statement/prospectus is _____________.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY......................................................................3
  The Distribution...........................................................3
  The Company................................................................3
  Background.................................................................4
  Questions and Answers About the Distribution...............................5
  Summary Historical Financial Data.........................................11

RISK FACTORS................................................................12
  Risks Related to Our Business and Industry................................12
  Risks Related to Our Separation from CMRG and the Distribution............16

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................20

DIVIDEND POLICY.............................................................20

THE DISTRIBUTION............................................................21
  Background and Reasons for the Distribution...............................21
  Conditions Precedent to the Distribution..................................22
  Manner of Effecting the Distribution......................................22
  Treatment of CMRG Options.................................................23
  Results of the Distribution...............................................23
  Incurrence of Debt........................................................24
  Issuance of Preferred Stock...............................................24
  Approval and Trading of the Shares of LPI Common Stock....................24
  Shares Eligible for Future Sale...........................................25
  Reasons for Furnishing This Information Statement/Prospectus..............26
  Distribution Agent........................................................26

USE OF PROCEEDS.............................................................27

PLAN OF DISTRIBUTION........................................................27

DILUTION....................................................................27

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.................28

ARRANGEMENTS BETWEEN CMRG AND LPI RELATING TO THE DISTRIBUTION..............32
  Issuance of Preferred Stock...............................................32
  Loan and Security Agreement...............................................32
  Administrative Services Agreement.........................................33
  Tax Sharing Agreement.....................................................33
  Sublease Agreement........................................................34

SELECTED HISTORICAL FINANCIAL DATA..........................................35

PRO FORMA FINANCIAL INFORMATION.............................................36

CAPITALIZATION..............................................................41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS...............................................................43

BUSINESS....................................................................52
  Background................................................................52
  Targeted Customers........................................................55
  Customer Concentrations...................................................55
  Services and Products.....................................................55
  Marketing.................................................................56
  Competition...............................................................56
  Employees.................................................................57
  Properties and Assets.....................................................57
  Legal Proceedings.........................................................57

MANAGEMENT..................................................................58
  Directors and Executive Officers..........................................58
  Committees of the Board of Directors......................................60
  Director Compensation.....................................................60
  Executive Compensation....................................................61
  Stock Incentive Plan......................................................62
  New Plan Benefits.........................................................65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
MANAGEMENT..................................................................70

DESCRIPTION OF LPI CAPITAL STOCK............................................75

EXPERTS.....................................................................79

ADDITIONAL INFORMATION......................................................80

INDEX TO FINANCIAL STATEMENTS..............................................F-1

                                     SUMMARY

      The following is a summary of material information contained elsewhere in this information statement/prospectus concerning the distribution to stockholders of Casual Male Retail Group, Inc. of shares of common stock of LP Innovations, Inc. This summary is included for convenience only and is qualified in its entirety by reference to the more detailed information, including the financial statements and notes thereto, set forth elsewhere in this information statement/prospectus. We encourage you to read the entire information statement/prospectus and, in particular, the Risk Factors beginning on page 12. Unless the context otherwise requires, references in this information statement/prospectus to "we", "us", "our", "LPI" or "the Company" mean LP Innovations, Inc., a Nevada corporation, and its subsidiaries, or its predecessor company, LP Innovations, Inc., a Delaware corporation and its subsidiaries. References to "CMRG" mean Casual Male Retail Group, Inc. and its subsidiaries, exclusive of LPI.

The Distribution

      CMRG intends to spin off LPI by way of a distribution of shares of LPI common stock to its stockholders in order to establish LPI as a separate, publicly held company. Following the distribution, CMRG will continue to own and operate its retail apparel and other lines of business.

      If you are a holder of record of CMRG common stock at the close of business on the record date for the distribution, which will be as of 5:00 p.m., eastern standard time, on _______________, then you will receive one share of our common stock for every ten shares of CMRG common stock that you hold on the record date. We expect the distribution to occur on or about
--------------.

      In addition, if you hold options to purchase shares of CMRG common stock that have an exercise price per share of no greater than $4.60, then you will receive options to purchase shares of our common stock in the same ratio used in the distribution of one of our shares for every ten CMRG shares. Each option will entitle the holder to purchase one share of our common stock at a price per share of $0.35. One-third of the options will vest on the first anniversary of the distribution date, another one-third on the second anniversary of the distribution date and the final one-third on the third anniversary of the distribution date.

      Although CMRG and LPI will retain a certain degree of interrelation following the distribution, the CMRG board concluded that the separating LPI by distributing to CMRG stockholders shares of LPI common stock would be in the best interests of CMRG stockholders. The distribution is intended to separate two businesses with distinct financial, investment and operating characteristics so that each can adopt strategies and pursue objectives appropriate to its specific needs in order to compete effectively.

The Company

      LPI is a national provider of loss prevention solutions to companies in the retail industry. Our loss prevention services include in-store audits, investigations, employee training and awareness, and specially designed software. Through our subsidiary, Securex LLC, we also sell and install security equipment and alarm and security central monitoring, which allows us to provide a comprehensive loss prevention solution to our clients.

      LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. We currently have approximately 50 loss prevention retail clients representing over 4,000 retail locations. Approximately 60% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits or in-store employee investigation. The loss prevention services that we provided during fiscal year 2002 generated over 50% of our revenues.

      Our principal executive offices are currently located at 66 B Street, Needham, Massachusetts 02494, and our telephone number is (781) 444-7447.

Background

      We are a Nevada corporation and a wholly owned subsidiary of CMRG. On May 14, 2002, we acquired (through our predecessor Delaware corporation) substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Former LPI") as part of the acquisition by CMRG (then known as Designs, Inc.) of substantially all of the assets of Casual Male Corp. and certain of its subsidiaries in an asset purchase transaction pursuant to a bankruptcy court ordered auction.

      Former LPI was launched in May 1998 to provide loss prevention services to its then parent, Casual Male Corp. In 1999, Former LPI began to experiment with its outsourcing model by providing loss prevention services to other smaller retail companies. In January 2001, the Company expanded beyond its traditional loss prevention services to include providing security system sales and installation as well as security central monitoring services.

      During fiscal 2003, the Company de-emphasized the Securex related business. This decision was made based upon the continued losses incurred by Securex and the Company's desire to refocus its efforts on its core loss prevention services. With the new focus on its outsourced loss prevention services and continued customer and revenue growth, LPI intends to more efficiently utilize the nationwide loss prevention service infrastructure it has created over the past years and hopes to become a profitable company. Although we have made and continue to make changes to our business to facilitate the realization of our business plan, there can be no assurance that we will be successful in expanding upon our retail client base and capitalizing upon our established infrastructure to become profitable.

Questions and Answers About the Distribution

Q:    Why is CMRG separating its businesses?

A: Although CMRG and LPI will retain a significant level of connection and interrelation following the distribution, details of which are provided in the questions and answers below, the CMRG board believes that the separation of LPI from CMRG is in the best interests of CMRG stockholders. The CMRG board believes that the companies have distinct financial, investment and operating characteristics and that separating the loss prevention and security services business of LPI from the other businesses of CMRG has the potential to:

      o enable the management teams of each of CMRG and LPI to focus exclusively on their respective operations, strategic direction and core businesses;

      o allow each company to adopt strategies and pursue objectives appropriate to its specific needs and enhance the growth opportunities of each company;

      o improve opportunities for LPI to penetrate the broader retail market;

      o     enhance LPI's ability to attract and retain key employees;

      o enable investors and analysts to better evaluate the separate companies and measure the performance of both CMRG and LPI against other comparable companies in similar businesses; and

      o improve prospects for access to capital markets for both CMRG and LPI.

Q: Why is the separation of the two companies structured as a distribution?

A: The CMRG board believes that a distribution of shares of LPI to CMRG stockholders offers CMRG stockholders the greatest long-term value and is the most efficient way to separate the companies.

Q:    How many shares of LPI common stock will CMRG distribute?

A: CMRG intends to distribute to its stockholders approximately 3.6 million shares of our common stock, based on the number of shares of CMRG common stock outstanding on January 3, 2003.

Q: How many shares of LPI common stock will be outstanding following the distribution?

A: The approximately 3.6 million shares of our common stock that CMRG intends to distribute, together with the approximately 680,000 shares of restricted stock that we intend to grant to some of our employees contemporaneously with the distribution, will constitute all of the outstanding shares of our common stock immediately following the distribution, prior to the exercise of any options.

Q:    How many shares will I receive?

A: You will receive one share of our common stock for every ten shares of CMRG common stock you hold as of the close of business on the record date (including shares subject to CMRG warrants exercisable at $.01 per share). You will not receive any fractional shares in the distribution. Instead, each fractional share will be rounded up to the next whole share. For example, if you own 101 shares of CMRG common stock, you will receive 11 shares of LPI common stock.

Q:    What do I have to do to receive my shares?

A: Nothing. CMRG stockholders will not be required to pay for the shares to be received in the distribution, to surrender or exchange shares of CMRG common stock or to take any other action to receive the shares in the distribution. Stock certificates representing ownership of LPI shares will be mailed to record holders of CMRG common stock shortly after ___________. If you are not the record holder of your CMRG shares, your LPI shares will be credited to your account with your broker or nominee on or about __________. Following the distribution, those stockholders who have had LPI shares credited to their account may request physical stock certificates from their broker or nominee.

Q:    Should I send in my CMRG stock certificates for exchange?

A: No. You should not send stock certificates to CMRG, LPI or the distribution agent. Your CMRG stock certificates will continue to be valid and represent your ownership of shares of CMRG common stock.

Q:    Will the distribution change the number of shares I own in CMRG?

A: No. The distribution will not change the number of shares of CMRG common stock owned by CMRG stockholders. Immediately following the distribution, each CMRG stockholder will continue to own the same proportionate interest in CMRG that such stockholder owned prior to the distribution. Stockholders will now own, in addition, an interest in a separate public company, LPI.

Q:    Will CMRG retain any ownership interest in LPI after the distribution?

A: Yes. CMRG will no longer own any shares of LPI's common stock, but will hold preferred stock and promissory notes which will be convertible into shares of LPI common stock. Substantially contemporaneously with the distribution, LPI will issue to CMRG 37,500 shares of its newly created series A preferred stock in partial satisfaction of certain contributions made by CMRG to LPI. The preferred stock is not convertible, but will be entitled to vote 100 votes per share on all matters along with holders of common stock and will have certain class voting rights on matters that affect the rights of holders of the preferred stock. The preferred stock will earn a cumulative dividend at a rate of 12%. The dividend will be payable in cash or in kind, at LPI's option. LPI will have the option to redeem the preferred stock for cash at a price of $40.0 per share of preferred stock.

      CMRG will also hold convertible promissory notes evidencing certain loan obligations of LPI to CMRG. If CMRG exercises its option to convert any portion of the outstanding principal amount of the notes, then CMRG would own shares of LPI common stock. If CMRG converts the $1.0 million maximum aggregate principal amount of the convertible notes, then it would own approximately 37% of LPI's common stock and, together with the voting rights it holds as the holder of 37,500 shares of series A preferred stock, it would control approximately 60% of the combined voting rights of LPI capital stock.

Q: What ongoing relationships will there be between the LPI and CMRG following the distribution?

A: In addition to CMRG's ownership interest in LPI through the 37,500 shares of voting preferred stock it will hold, the following are significant ongoing relationships that LPI and CMRG will maintain following the distribution:

      o LPI will continue to provide loss prevention and security services to CMRG;

      o CMRG will continue to provide certain support services to LPI after the distribution pursuant to an administrative services agreement;

      o LPI and CMRG will enter into a loan and security agreement with respect to an aggregate principal amount of up to $1.0 million CMRG has made to LPI and intends to make to LPI in connection with the distribution, which loans will be evidenced by convertible promissory notes;

      o LPI and CMRG will enter into a tax sharing agreement which allocates federal state and local tax liabilities for periods prior to and/or including the distribution date;

      o CMRG is subleasing to LPI the premises at 66B Street in Needham, Massachusetts, where LPI maintains its corporate headquarters;

      o Immediately following the distribution, CMRG and LPI will have substantially overlapping stockholder bases; and

      o Two of LPI's six directors will also be directors of CMRG and may have significant influence over the activity of the board.

Q: What percentage of common stock do executive officers, directors and/or executive committee members of LPI own in CMRG and what percentage will they own in LPI?

A: Executive officers, directors and/or executive committee members of LPI collectively hold approximately 12.6% of the common stock of CMRG as of January 3, 2003. We expect that immediately following the distribution, executive officers, directors and/or executive committee members of LPI will collectively hold 26.1% of the common stock of LPI. This group will be in a position to significantly influence virtually all of LPI's activities, including matters requiring stockholder approval such as electing or removing members of the board, determining whether to pay dividends and discouraging the purchase of shares of LPI's common stock at a premium.

Q:    Will LPI common stock be publicly traded?

A: Currently, there is no public market for the LPI common stock. We anticipate that, following completion of the distribution, our common stock will be traded over-the-counter and that it will be quoted on either of the OTC Bulletin Board(R) or Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. We cannot predict the trading prices for the LPI common stock after the distribution date.

Q:    Will the distribution affect the trading price of my CMRG common stock?

A: Yes. After the distribution, the trading price of CMRG common stock will likely be lower than the trading price immediately prior to the distribution. Moreover, until the market has evaluated the operations of CMRG without the LPI operations, the trading price of CMRG common stock and LPI common stock may fluctuate significantly. The combined trading prices of CMRG common stock and LPI common stock after the distribution may be more or less than the trading price of CMRG common stock prior to the distribution.

Q:    What will happen to my outstanding CMRG options?

A: Any outstanding options to purchase shares of CMRG common stock will remain outstanding and will continue to represent the right to purchase the same number of shares after the distribution.

      In addition, if you hold options to purchase CMRG common stock that have an exercise price per share of no greater than $4.60, then you will receive options to purchase LPI common stock in the same ratio used in the distribution of one LPI share for every ten CMRG shares. We will not issue options exercisable for fractional shares. Instead of issuing options exercisable for fractional shares, we will round up each fractional share to the next whole share.

Q:    Are there any conditions to the distribution?

A: Yes. The distribution is conditioned upon the board of CMRG declaring a special dividend and being satisfied that each of CMRG and LPI will be solvent following the distribution. The distribution is also conditioned on our registration statement on Form S-1 being declared effective by the SEC and no legal restraint being placed upon the consummation of the distribution. The board of CMRG has reserved the right to waive certain conditions to the distribution or cancel the distribution prior to the distribution date.

Q: Can CMRG decide to cancel the distribution even if all of the conditions have been met?

A: Yes. Even if all conditions to the distribution are satisfied, the board of CMRG has reserved the right to cancel, defer or modify the distribution for any reason at any time prior to the consummation of the distribution. If CMRG cancels the distribution, no shares will be distributed.

Q:    When is the record date for the distribution?

A: The record date for the distribution is 5:00 p.m., eastern standard time, on ___________.

Q:    When will the distribution become effective?

A: Assuming all conditions to the distribution are met, the distribution is expected to be effective on or about ___________.

Q:    Will CMRG or I be taxed on the distribution?

A: Yes. The receipt by CMRG stockholders of shares of LPI common stock in the distribution will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of
      Section 301 of the Internal Revenue Code of 1986, as amended. Under those rules, distributions are treated as: (1) dividends, to the extent of the distributing corporation's current or accumulated earnings and profits, as determined under U.S. federal income tax rules; (2) tax-free returns of capital, to the extent the distributions exceed the distributing corporation's earnings and profits, which returns of capital reduce a stockholder's basis in its shares of the distributing corporation to the extent of that basis; and (3) thereafter as gain from the sale or exchange of property.

      While the distribution will constitute a taxable dividend to the extent of CMRG's current or accumulated earnings and profits, CMRG believes that it will have no such earnings and profits at the end of the taxable year in which the distribution occurs if the distribution occurs prior to January 31, 2003. CMRG will issue a dividend statement (Form 1099-DIV) to record holders who receive LPI shares in the distribution, which will identify what portion of the distribution is attributable to such earnings and profits. If any portion of the distribution is attributable to such earnings and profits, CMRG will also issue a press release to Bloomberg and/or Reuters announcing the dividend for stockholders who own their shares through a broker or nominee. You should consult your tax advisor as to the particular tax consequences to you of the distribution. In addition, CMRG will be subject to a corporate level tax on the amount, if any, by which the fair market value of the LPI common stock distributed in the distribution exceeds CMRG's basis in such property.

      Under President Bush's recently proposed Economic Growth Plan, beginning in 2003, dividends paid to individuals by corporations out of previously taxed corporate income would be excluded from taxable income. It is not clear at this time whether, and in what form, this proposal will be enacted. Moreover, it is not clear at this time if, and to what extent, any corollary changes would be made that may further affect the tax consequences described herein if this proposal is enacted.

Q: Will there be any change in the United States federal tax basis of my CMRG shares as a result of the distribution?

A: To the extent that the distribution exceeds CMRG's current and accumulated earnings and profits, there will be reduction in the United States federal tax basis of your CMRG shares.

Q: What are the risks involved in the ownership of LPI common stock and the distribution?

A: Ownership of LPI common stock involves risks that you should carefully consider and which are discussed in detail under "Risk Factors" starting at page 12. These risks include the following:

      o We will have substantial debt and interest expenses, which may hinder our ability to grow our business and to obtain additional financing that we may need to operate or grow;

      o We have incurred significant losses in the past and may not be able to continue operating or become profitable if we incur comparable losses on an ongoing basis;

      o We may not be able to recruit, train and retain the personnel needed to grow our business;

      o A high concentration of revenue in a small number of customers makes us extremely vulnerable to the loss of certain individual accounts;

      o A failure of our systems to function properly or an inability to expand or upgrade our systems to manage growth could cause our business to fail;

      o We may not be able to compete effectively either against new entrants in the outsourced loss prevention business or against more established competitors in the security system installation and monitoring business;

      o We are subject to significant risk of liability due to the nature of the services we provide;

      o As a separate public company, we will incur additional administrative and overhead costs;

      o If CMRG does not continue to provide services to us after the initial one-year term of the administrative services agreement, we will bear the additional cost which could adversely affect our results of operations.

      o It is not possible to predict how our stock will perform after the distribution and it will probably be subject to requirements for "penny stocks" which could adversely affect its liquidity and market price;

      o Our stock price could decline due to sales of our common stock which may occur in connection with the distribution;

      o Our charter and bylaws contain provisions that may have anti-takeover effects;

      o Our insiders and CMRG will be able to influence matters requiring stockholder approval;

      o Agreements between us and CMRG may not reflect terms we could have obtained from a third party and conflicts of interest may arise because certain of our directors will remain directors or officers of CMRG and we will maintain ongoing administrative and financial relationships with CMRG, which will also continue to be a significant customer of ours; and

      o You will experience immediate and substantial dilution as a result of the issuance of additional shares of our common stock.

Q:    What indebtedness will LPI have after the distribution?

A: Prior to and effective upon consummation of the distribution, LPI and CMRG will enter into a loan and security agreement, which will provide for the repayment by LPI to CMRG of loans representing an aggregate principal amount of up to $1.0 million. Convertible promissory notes will evidence the loans and will provide for a maturity of one year from the distribution date and monthly interest payments at a rate of 12% per year, compounded daily. The loans are secured by all of the assets of LPI. CMRG has the option to convert any portion of the outstanding principal amount of the notes into shares of LPI common stock at a conversion rate of $0.40 per share of common stock.

Q:    Will LPI have any other classes of stock?

A: Yes. Substantially contemporaneously with the distribution, we will issue to CMRG 37,500 shares of our series A preferred stock in partial satisfaction of certain contributions made by CMRG to LPI. The preferred stock will earn a cumulative dividend at a rate of 12%, payable in cash or in kind. LPI may also redeem the preferred stock for cash at any time. Holders of the series A preferred stock will be entitled to vote on all matters upon which holders of common stock may vote. Holders of the preferred stock will have 100 votes per share, which gives the holders of the series A preferred stock control over 47% of the combined voting rights of LPI capital stock. Holders of the preferred stock will also be entitled to vote separately as a class on matters that affect their rights as holders of the preferred stock.

Q:    Will LPI be issuing any options or other shares of its common stock?

A: Yes. We intend to grant options to purchase a total of approximately 1,073,000 shares of our common stock contemporaneously with the distribution, 750,000 of which would be to our directors and executive committee members and 323,000 of which would be to existing CMRG optionholders who hold CMRG options that have an exercise price per share of no greater than $4.60. In addition, contemporaneously with the distribution, we intend to issue approximately 680,000 shares of restricted stock to our three executive officers and certain other employees pursuant to restricted stock grant agreements.

Q:    Where can I get more information?

A: American Stock Transfer & Trust Company will act as the distribution agent in connection with the distribution. We refer to American Stock Transfer & Trust Company as the distribution agent. If you have any questions relating to the mechanics of the distribution, you can contact American Stock Transfer & Trust Company at the following address and telephone number:

      American Stock Transfer & Trust Company
      59 Maiden Lane
      New York, NY 10038
      Attention: Shareholder Relations
      Telephone: 1-800-937-5449

                        Summary Historical Financial Data

      The following selected financial data should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this information statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus. The statement of operations data for the fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000, and the balance sheet data as of February 2, 2002 and February 3, 2001, are derived from, and are qualified by reference to, our financial statements and related notes which have been audited by Ernst & Young LLP and are included in this information statement/prospectus. The summary historical financial data for the nine months ended November 2, 2002 and November 3, 2001 and as of November 2, 2002 and November 3, 2001 have been derived from our unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.



                                    Predecessor      Predecessor   Predecessor    Predecessor                  Predecessor
                                    -----------      -----------   -----------    -----------                  -----------
                                                                                                   For the
                                                                                                    period
                                                                                 For the period     May 15,     Nine Months
                                                                                   February 3,      2002 to       ended
                                     February 2,     February 3,    January 29,      2002 to      November 2,   November 3,
                                        2002            2001           2000       May 14, 2002       2002          2001
                                     --------------------------------------------------------------------------------------
                                                                                  (unaudited)    (unaudited)  (unaudited)
 Amounts in
 thousands (except
 per share data)

Statement of
Operations Data:
Sales                                  $ 7,675        $ 3,332        $ 1,578        $ 2,124        $ 3,880        $ 6,280
Gross profit                               962          1,197            474              2          1,880          1,813
Net loss                                (5,532)        (1,642)          (728)        (3,065)          (882)        (3,507)
Proforma net loss
per share- basic
and diluted (1)                        $  1.35           --             --          $ (0.75)       $ (0.22)          --


                                    Predecessor      Predecessor                    Predecessor          Predecessor
                                    -----------      -----------                    -----------          -----------
                                                                     As of
                                    -------------------------------------------------------------------------------------
                                     February 2,     February 3,     May 14, 2002    November 2,         November 3,
                                        2001            2001                           2002                 2001
                                     ------------------------------------------------------------------------------------
                                                                     (unaudited)    (unaudited)          (unaudited)

Amounts in thousands

Balance Sheet Data:
Working capital                        $   202          $   660        $   915        $ 1,116            $   330
Accounts receivable, net                   909              705          1,228          1,601                456
Inventory                                  667               76            264            541                359
Property and equipment,                    572              114            563            217                492
net
Total assets                             2,179            1,021          2,054          2,457              1,326
Total long term                            --               --             --             --                 --
obligations
Total stockholders' equity                 775              874          1,478          1,333                822


(1) Pro forma net loss per share for each period presented is based on pro forma shares assumed to be 4.2 million shares outstanding on the distribution. Included are the 3.6 million shares of LPI common stock distributed in connection with the distribution which was based on CMRG common stock outstanding at January 3, 2003, net of treasury shares, multiplied by the anticipated distribution ratio of one share of LPI common stock for every ten shares of CMRG common stock outstanding. Shares of CMRG common stock outstanding at January 3, 2003 were 35.7 million, resulting in pro forma shares of LPI common stock outstanding as a result of the distribution of approximately 3.6 million. Also included in pro forma shares outstanding are 679,616 shares of restricted stock that will be issued contemporaneously with the distribution to our three executive officers and certain other employees. Pro forma net loss per share includes preferred stock dividends that the Company will be required to pay to its holder of preferred stock upon the distribution and certain other pro forma adjustments related to interest expense and selling, general and administrative expenses which are discussed in more detail under "Pro Forma Financial Information."

                                  RISK FACTORS

         The distribution and ownership of LPI common stock involves certain risks. Before making any investment decisions, you should carefully consider the following risk factors and all other information contained in this information statement/prospectus. The risks and uncertainties described below are those that we currently believe may materially affect our company. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment. Neither LPI nor CMRG makes, nor is any other person authorized to make, any representation as to the future market value of our common stock.

Risks Related to Our Business and Industry

When we begin operating as a separate public company, we will have substantial debt and interest expense obligations which may hinder our ability to use our revenues to grow our business.

         When we begin operating as a separate public company, we will have substantial debt obligations under the loan and security agreement that we intend to enter into with CMRG prior to and effective upon the distribution. The aggregate principal amount of the promissory notes, which will evidence the loan, will be up to $1.0 million and interest will accrue monthly at a rate of 12% per year, compounded daily. The resulting debt service and principal repayment obligations may hinder our ability to use our revenues to grow our business.

We have incurred significant operating losses in the last three fiscal years and for the nine months ended November 2, 2002 and we may not be able to continue operating if we continue to incur comparable losses.

         We require further growth in revenues through the procurement of loss prevention contracts with retail companies and the installation and monitoring of security systems. We have historically sustained operating losses as we expanded our nationwide loss prevention infrastructure to provide loss prevention services to retail stores nationwide and funded the acquisition and ongoing operations of Securex LLC, our security system installation and monitoring business. These losses are $700,000, $1.6 million, $5.5 million and $3.9 million for the fiscal years 2000, 2001 and 2002 and the nine months ended November 2, 2002, respectively, which have historically been funded by CMRG, or Former LPI's parent company, Casual Male Corp.

         We will continue to incur significant losses if we are unable to expand upon our customer base and effectively manage our costs of operations. As a stand-alone company, we may not have adequate equity to fund future losses to the extent realized in the past and there can be no assurance that CMRG will be willing to continue to loan us sufficient funds to sustain our operations if we require more than the $500,000 CMRG has agreed to provide to LPI under a revolving credit facility pursuant to the loan and security agreement between CMRG and LPI.

We may need capital to fund our operations and finance our growth, and we may be unable to obtain additional capital on terms favorable to us, if at all.

         We may be required to, if possible, obtain debt financing or sell additional equity securities in the future, which may result in higher leverage or the dilution of then existing holders' investments in our common stock. Any inability on our part to obtain additional capital will likely adversely affect our ability to continue to operate or to grow our business.

         Implementation of our growth strategy will require us to make additional capital expenditures for computer and related systems acquisitions and programming, expansion and integration of these systems. We anticipate that our cash requirements through our fiscal year-end and next year for these capital expenditures will be less than $100,000. We also may require additional cash to hire and train additional management and other employees and for general corporate purposes, including rent, furniture and equipment, vendor contracts, marketing expenses and consultant fees.

In order to perform additional contractual obligations and to grow our customer base we will need to successfully recruit, train and maintain a much larger employee base and cannot ensure that we will be able to attract and retain qualified employees.

         Our success will depend on our ability to attract, assimilate and retain audit, investigative and managerial professionals who possess the skills, experience and licenses necessary to meet the requirements of our industry. We must continually evaluate and expand our personnel base to keep pace with our clients' growing needs. There is significant competition for experienced audit and investigative personnel, both from our existing and potential future direct competitors and from captive loss prevention departments within large retailers.

         If we are not able to attract, assimilate or retain qualified audit, investigative and managerial personnel, this may preclude us from growing our customer base and performing the necessary audits and investigations which we would be contractually obligated to perform. A dramatic increase in the number of field personnel will be necessary to achieve our desired revenue levels. We anticipate that we may need to hire approximately 10 additional employees during the next twelve months in order to meet our business objectives.

         Moreover, if we are unable to attract and retain loss prevention professionals, the quality of our services to our clients may decline and, as a result, we may lose clients. The cost of attracting loss prevention professionals and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our clients, our profitability could decline.

Operations may deteriorate if we are unable to attract, develop and retain our salespeople.

         Our ability to increase sales depends upon the performance of our executive and sales personnel, especially at the loss prevention regional sales director level. The number of individuals who meet our qualifications for these positions is limited and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of these individuals. Competition for qualified director level loss prevention is strong and there is a risk that we may not be able to retain our sales personnel after we have expended the time and expense to recruit and train them.

Loss of key senior management personnel could adversely affect our ability to remain competitive.

         We believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team, which is led by Steven P. May, President, and Craig Matsumoto, Senior Vice President and Chief Operating Officer. If Mr. May, Mr. Matsumoto or other members of our senior management team become unable or unwilling to continue their present positions, we risk losing several of our large customer accounts as these accounts have been cultivated through individual business relationships over many years. In addition, the members of our senior management team are all intimately involved in the day-to-day operations of our company and the loss of any one of them would seriously hinder our operational efficiency during the period of time it would take to identify, recruit and train a suitable replacement.

The high concentration of revenue in a limited number of customers makes our results of operations vulnerable to a loss of any individual accounts.

         A significant portion of our loss prevention revenue is attributable to a limited number of customers and our five largest customers comprised 45.5% of our total revenue during fiscal year 2002. During fiscal year 2002, Reebok International Ltd. accounted for approximately 20.1% of our revenue. During the same time period, CMRG, which is currently, and until completion of the distribution will be our parent company, accounted for approximately 19.1% of our revenue. It would be difficult to recover from the loss of any one of our top loss prevention customers and any such loss would have a material adverse effect on our revenues and could have a material adverse effect on our profitability.

A failure of our information systems to function properly will negatively impact our ability to conduct our business.

         Information systems are used in daily operations to identify, match and staff our internal resources with client assignments, perform job-costing analysis for security system installations, perform billing and accounts receivable functions, and remit payments to vendors. Our information systems are vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could impact our ability to identify business opportunities quickly, manage costs on system installation and service calls, to maintain billing records reliably, to pay our staff and outside vendors in a timely fashion and to efficiently bill for services rendered.

We may be unable to expand or upgrade our business systems and infrastructure to effectively manage all aspects of our growth strategy.

         Our growth strategy will place significant demands on our field and management personnel, and system resources. In order to successfully grow our business, we need to significantly improve upon our existing accounting and reporting systems for both day-to-day operations and financial reporting requirements. If we fail to develop and improve our operating systems and to manage these internal aspects of our growth strategy, we may experience operating inefficiencies, dissatisfaction among our customer base and lost revenue opportunities.

We may face significant competition from growing and new loss prevention outsourcing companies.

         Although to our knowledge, we do not presently have any significant nationwide competitors directly in the loss prevention outsourcing business, we anticipate increased competition as the industry grows and develops. Historically, most national retail chains have not turned to outside service providers to design comprehensive loss prevention solutions and the market for outsourced loss prevention services is relatively new and evolving. There are few barriers to entry for companies already in related industries and we expect to encounter competition in all aspects of our business and to compete directly with other loss prevention companies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we will face will not harm our business.

We may not be able to compete effectively against more established competitors as we are relatively new to the security system installation and monitoring business and do not have a long history in this industry.

         Most of our competitors in the security system and monitoring business have longer operating histories and many have significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of services than we offer, and therefore may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Some current and potential competitors also have greater name recognition and larger customer bases that could be cultivated, thereby potentially denying us the opportunity to increase market share. These competitors may conduct more extensive marketing activities and may offer better terms and lower prices to customers than we will. Accordingly, it is possible that new competitors may emerge or existing competitors may grow and significantly reduce our market share or force us to provide our services at lower prices resulting in a decline in margin.

We are subject to significant risk of liability due to the nature of services we provide.

         The nature of the services that we provide potentially exposes us to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Because our services are geared to preventing shrinkage, any cause of action made against us for failure of our systems may include a claim for the amount of shrinkage caused by the failure. Most of the agreements through which we sell our products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation concerning these matters, there can be no assurance that these limitations will be enforced, and the costs of such litigation could have a material adverse effect on our results of operations.

         In the event of a breach of a loss prevention or security system designed, installed, maintained, or engineered by us, we may be subject to a claim that an error or omission on our part contributed to the damages resulting from such breach, which damages could be substantial and may include the amount of shrinkage caused by the error or omission. While we maintain insurance covering this risk, there can be no assurance that such coverage, currently limited to $1.0 million, will be adequate or that such insurance will cover all such risks associated with our services. Any such claim, even if covered by insurance, could materially and adversely affect us.

         We carry insurance of various types, including general liability and errors and omissions insurance. Our loss experience and that of other security service companies, however, may affect the availability and cost of such insurance. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior.

We may be legally liable for our customers' mistreatment of our employees while at a customer location.

         Our employees are placed in the workplaces of other companies and we are subject to possible claims by our employees alleging discrimination, sexual harassment, negligence and other similar activities by our customers. The cost of defending such claims, even if groundless, could be significant and could, therefore, have a material adverse effect on our business, financial condition and operating results. In addition, the associated negative publicity could adversely affect our ability to attract and retain qualified employees in the future.

Risks Related to Our Separation from CMRG and the Distribution

We have no operating history as a separate company and it may be difficult to evaluate our business because our historical consolidated financial information may not be representative of our results as a stand-alone company.

         Due to our lack of operating history as a separate public company, there can be no assurance that our business strategy will be successful on a long-term basis. Our management team has never operated our company as a stand-alone company. Following the distribution, we will have less financial and other resources than CMRG. We may not be able to grow our business as planned and may never become a profitable business. Our ability to satisfy our obligations and become profitable will be solely dependent upon the future performance of the lines of business we own and operate, and we will not be able to rely upon the financial and other resources and cash flows of those business lines remaining with CMRG. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new public company in a relatively new and evolving industry.

         Accordingly, the financial statements included in this information statement/prospectus may not reflect the results of operations, financial condition and cash flows that would have been achieved had our company been operated independently during the periods and as of the dates presented. Furthermore, our historical financial statements may not reflect the costs to us of borrowing funds as a stand-alone entity. Therefore, the historical consolidated financial information included in this information statement/prospectus is not necessarily indicative of our future results of operations, financial position and cash flows.

Prior to the distribution, CMRG has performed certain administrative functions for us. Pursuant to the administrative services agreement, CMRG will not be bound to continue to provide services to us after the initial one-year term. If we have to find alternative sources for these services, we will bear additional costs and this could adversely affect our results of operations.

         Historically, CMRG performed certain corporate functions for us, including legal functions, treasury administration, insurance administration, corporate income tax administration, payroll, benefits and certain accounting and reporting services. Our historical financial statements include, in selling, general and administrative expenses, an allocation of corporate overhead costs incurred by CMRG using both incremental and proportional methods on a revenue and capital basis. There can be no assurance that these costs will not increase, perhaps substantially, after the distribution. Following the distribution, we will also be responsible for the additional costs associated with being a public company, including costs related to corporate governance, publicly traded and registered securities and investor relations issues.

         CMRG will continue to provide legal, information systems, payroll, benefits and certain accounting and reporting services to LPI under an administrative services agreement. The initial term of the administrative services agreement is for one year and the agreement will renew for successive one-year periods unless either LPI or CMRG gives 30 days notice of the intent to not renew before the end of any one-year period. LPI may also terminate the agreement at any time upon 30 days notice to CMRG. Until such time as LPI can incur the capital expenditures and operating expenses necessary to support the functions covered by the administrative services agreement, LPI intends to allow the agreement to renew automatically. However, there can be no assurance that CMRG will choose to renew the agreement after the initial one-year term. In the event that CMRG does not renew the agreement, LPI would have to arrange alternative sources for these services, which could have a material adverse effect on our results of operations.

Our common stock has no prior public market and it is not possible to predict how our stock will perform after the distribution.

         There is currently no public market for our common stock. We anticipate that, following completion of the distribution, shares of our common stock will be traded over-the-counter and quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. If our common stock is not accepted for quotation or otherwise not quoted on either of these quotation services, your liquidity in our common stock will be adversely affected. There can be no assurance that an active public market will develop for our common stock. Even if a liquid market for our common stock exists in the future, there can be no assurance that your shares could be transferred at or above the market price at the time of the distribution. In addition, we expect that our common stock will lack public market research analyst coverage because it will not be listed on a national securities exchange or NASDAQ. Because our common stock will lack analyst coverage, it will be more difficult to obtain reliable information about its value or the extent of risks to which an investment in our common stock is exposed.

         The market price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results or actions of other companies in the loss prevention and security services industry, changes in conditions affecting the economy generally, including incidents of terrorism, general trends in the industry, sales of stock by insiders, regulatory actions, as well as other factors unrelated to our operating results. Accordingly, there can be no assurance as to the prices at which trading in our common stock will occur after the distribution. Any of these factors could adversely affect the market price of our common stock and, therefore, adversely affect stockholder value.

Our common stock will most likely be subject to the requirements for "penny stocks", which could adversely affect the liquidity and market price of your shares.

         We currently expect that our common stock will fit the definition of a "penny stock". The Securities Exchange Act of 1934 (which we refer to as the "Exchange Act") defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The NASDAQ Stock Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the customer's account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written consent for the transaction prior to sale. All of these requirements may restrict your ability to sell our stock, limit the trading volume of our stock and adversely affect the price investors are willing to pay for our stock.

Substantial sales of our common stock may occur in connection with the distribution, which could cause our stock price to decline.

         We expect that all of the shares of our common stock that CMRG will distribute, other than shares distributed to our affiliates, will be eligible for immediate resale in the public market. We anticipate that some CMRG stockholders will sell shares of our common stock received in the distribution for various reasons, including the fact that our business profile or market capitalization as a separate company does not fit their investment objectives. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could cause declines in the market price of our common stock. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, the distribution or whether a sufficient number of buyers will be in the market at that time. We have not entered into any lockup agreements with any of CMRG's stockholders or other individuals who will receive shares of our common stock as part of the distribution.

Our executive officers, directors, significant stockholders and CMRG will be able to influence matters requiring stockholder approval and could discourage the purchase of our outstanding shares at a premium. Furthermore, significant insider ownership and control may depress the stock price.

         Our executive officers, directors and certain major stockholders of CMRG will be holders in the aggregate of approximately 47% of the outstanding shares of LPI common stock. These parties will be in a position to significantly influence virtually all our activities, including matters requiring stockholder approval such as electing or removing members of our board, determining whether to pay dividends and discouraging the purchase of our outstanding shares at a premium. Furthermore, because these insiders, on a combined basis, will own a significant percentage of LPI stock, the stock may be thinly traded which may cause the stock price to be depressed or susceptible to significant volatility.

         Through CMRG's ownership of 37,500 shares of LPI's series A preferred stock, CMRG will be able to have significant influence over our corporate governance. CMRG, as a holder of series A preferred stock will be entitled to vote along with the holders of our common stock on all matters on which holders of common stock are entitled to vote. For voting purposes, each share of preferred stock will be equal to 100 shares of our common stock. Accordingly, CMRG, as holder of the series A preferred stock, will own approximately 47% of the combined shares eligible to vote. In addition, the affirmative consent of the holders of shares of the preferred stock that own more than 50% of the then-outstanding shares of series A preferred stock (voting separately as a single class) is necessary for authorizing and effecting certain amendments and other changes to our preferred stock certificate of designations and to certain provisions of our articles of incorporation.

Our charter and bylaws contain certain provisions that may discourage take-over attempts and may reduce our stock price or our stockholders' ability to get a premium for their shares.

         The anti-takeover effects of certain provisions of our articles of incorporation and bylaws may reduce our stock price or our stockholders' ability to get a premium for their shares. These provisions include those that provide for authorized but unissued stock, exclusive board ability to call special stockholder meetings and change the size of our board, advance notice and informational requirements for director nominations and stockholder proposals and lack of cumulative voting.

The combined post-distribution market value of CMRG common stock and our common stock may not equal or exceed the pre-distribution market value of CMRG common stock.

         The combined market value of CMRG common stock and our common stock immediately following the distribution may not be equal to or greater than the market value of CMRG common stock immediately before the distribution. After the distribution, CMRG expects that the CMRG common stock will continue to be listed for trading on the NASDAQ National Market under the symbol "CMRG."

Agreements between LPI and CMRG were not negotiated on an arm's-length basis and may therefore not reflect the terms that LPI could possibly have obtained from an unrelated party.

         The terms of the administrative services agreement, loan and security agreement, tax sharing agreement and the sublease agreement between LPI and CMRG relating to the distribution were not negotiated on an arm's length basis and were determined by CMRG as the sole stockholder of LPI. Therefore, the terms of these agreements may not reflect the terms that LPI could possibly have obtained from an unrelated third party.

Conflicts of interest may arise because certain of our directors will also remain directors and officers of CMRG and CMRG continues to be a significant customer of LPI.

         Several persons associated with LPI will have a continuing relationship with CMRG. Seymour Holtzman and David A. Levin, two of our six directors are also directors and executive officers of CMRG, and as such they may have great influence on business decisions of our company. These persons, currently associated with CMRG, were asked to serve as directors of LPI because of their knowledge of and experience with the business of LPI and its operations.

         These affiliations with both CMRG and LPI could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for CMRG and LPI. For example, business decisions made by the board of CMRG regarding its relationship with LPI under the administrative services agreement, the loan and security agreement, the tax sharing agreement and the sublease agreement we will enter into with CMRG could adversely affect us.

         Additionally, CMRG is a significant loss prevention services customer of LPI, representing approximately 19.1% of our total revenues for fiscal year 2002. We recently renewed the contract for services to CMRG. The initial term of the agreement is for three years and the agreement is terminable by either CMRG or LPI upon default of the other.

If we are unable to repay the debt outstanding under the loan and security agreement that we will enter into with CMRG, then we may be forced to pursue courses of action that adversely affect our business or that dilute ownership of or adversely affect the rights of holders of our common stock, and our assets may be subject to foreclosure to provide for repayment of amounts owed.

         Our ability to repay our debt will depend on our future operating performance, which will be affected by prevailing economic conditions and financial and other factors, certain of which we cannot control. If we are not able to repay our debt, we will be forced to pursue one or more alternative strategies such as reducing our capital expenditures, selling assets, restructuring our debt or seeking additional equity capital which may dilute the ownership interest of or create securities with rights senior to those held by present owners of our common stock. Any further debt financing, if available, may involve covenants limiting or restricting our operations, future opportunities or ability to declare and pay any future dividends. If we are unable to effect any of these strategies, our assets may be subject to foreclosure by CMRG.

The loan and security agreement between CMRG and us places restrictions on our ability to incur other indebtedness. If the need for significant further funds arises, we may be unable to grow our business or continue to operate.

         The loan and security agreement restricts us from incurring indebtedness other than obligations we owe to CMRG, indebtedness existing on the date the loan agreement is entered into, certain accounts payable to trade creditors and other indebtedness not to exceed $250,000. If the need for additional capital arises before repayment of the loan to CMRG, we will be unable to incur additional indebtedness without a waiver from CMRG. This would decrease our flexibility in raising capital, making it more difficult for us to seize opportunities to grow or continue to operate.

You will experience significant dilution as a result of the issuance of restricted stock and the issuance of additional shares of our common stock upon exercise of options, conversion of the convertible notes held by CMRG and the issuance of preferred stock to CMRG.

         Contemporaneously with the distribution, we intend to grant shares of restricted stock to our executive officers and certain other employees and we intend to grant options to holders of certain CMRG options and to our directors and executive committee members. As a result of these grants, you will experience dilution in your ownership percentage of our common stock. In addition, if CMRG converts into shares of our common stock any portion of the outstanding principal of the convertible promissory notes which will evidence certain loan obligations up to $1.0 million of LPI to CMRG, you will experience ownership percentage dilution. There will also be dilution to your ownership as a result of the 12% cumulative dividend that will be paid on the outstanding preferred stock held by CMRG.

         Furthermore, you may experience dilution in the value of your shares to the extent that any shares of common stock underlying the options and/or convertible notes are sold at or exchanged for a price less than the then net tangible book value per share of our common stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this information statement/prospectus. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions, including industry and economic conditions, that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed under "Risk Factors," as well as any cautionary language in this information statement/prospectus and our filings with the SEC, provide examples of these risks and uncertainties.

         You are cautioned not to place undue reliance on the forward-looking statements. The safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering.


                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock nor do we expect to pay a dividend in the foreseeable future. Our dividend policy will be established by our board from time to time based on our results of operations and financial condition and such other business considerations and on the circumstances then in existence as the board considers relevant. In addition, the terms of our loan and security agreement with CMRG to be entered into in connection with the distribution places limits on our ability to pay dividends and make other distributions. The terms of the series A preferred stock include the payment by LPI to CMRG, the sole holder of the preferred stock, of a cumulative dividend at a rate of 12%, payable in cash or in kind, at LPI's option.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

         The CMRG board concluded that the separation of LPI by way of a distribution of the common stock of LPI to CMRG stockholders would be in the best interests of CMRG stockholders. Prior to the filing of the Form S-1 registration statement of which this information statement/prospectus forms a part, the CMRG board authorized CMRG management to take the steps necessary to effect the distribution. Consummation of the distribution is subject to several conditions described in greater detail below. The distribution is intended to separate two businesses with distinct financial, investment and operating characteristics so that each can adopt strategies and pursue objectives appropriate to its specific needs in order to compete effectively.

         Although CMRG and LPI will retain some level of connection and interrelation following the distribution, including the administrative services agreement, loan and security agreement and tax sharing agreement to be entered into by CMRG and LPI, the 37,500 shares of series A preferred stock and convertible notes of LPI to be held by CMRG, the overlapping board membership, the agreement for loss prevention services between LPI and CMRG and the sublease from CMRG to LPI, the CMRG board believes that separating LPI from CMRG will provide greater growth opportunities for each company and has the potential to generate to the following potential benefits:

         o Attract Broader Client Base. As a subsidiary of a national retail company, we believe that LPI suffers from a perceived conflict of interest by a number of potential customers. As a stand-alone company, not wholly owned by CMRG, LPI believes it will be able to penetrate the broader retail market and demonstrate a clearer and less ambiguous position to potential clients.

         o Attract Key Employees. LPI believes that it will be able to attract and retain qualified managerial employees if employee equity compensation is directly related to the operations and anticipated success of LPI as an independent entity.

         o Management Focus. The executive officers and management team of each company will be better able to focus on its distinct operations, strategic direction and core business, which the CMRG board believes will help increase stockholder value over the long term.

         o Permit Investors To Better Evaluate Separate Company Performances. Investors in LPI and CMRG will be better able to evaluate the financial performance of each company, enhancing the potential that each will achieve appropriate market recognition.

         o Improved Access To Capital Markets. By establishing LPI as a separate public company, we hope to improve access to the capital markets for both CMRG and LPI, so that they may raise capital as needed to fund their respective businesses.

         Following the distribution, CMRG will continue to own and operate its retail apparel and other lines of business.

Conditions Precedent to the Distribution

         It is expected that the distribution of our common stock to CMRG stockholders will be effective on or about ___________, so long as the following conditions are satisfied or waived:

         1. The board of CMRG declares a special dividend or distribution, in the form of shares of LPI common stock, payable to CMRG stockholders.

         2. Our registration statement on Form S-1 of which this information statement/prospectus forms a part shall have been filed and declared effective by the SEC;

         3. CMRG shall be satisfied that each of CMRG and LPI will be solvent following the distribution;

         4. No other event or development shall have occurred that, in the sole judgment of CMRG, would result in the distribution having a material adverse effect on CMRG or its stockholders;

         5. No court of competent jurisdiction has issued any order, injunction or decree and no other legal restraint or prohibition is in effect that prevents the consummation of the distribution.

         The fulfillment or waiver of the foregoing conditions will not create any obligation on the part of CMRG to effect the distribution, and the board of CMRG has reserved the right to cancel, defer or modify the distribution and the related transactions at any time prior to the distribution date. If CMRG cancels the distribution, no shares will be distributed.

Manner of Effecting the Distribution

         In the event that all conditions to the distribution are satisfied or waived, and subject to the right of the board of CMRG to cancel, defer or modify the distribution and related transactions, the distribution will be made on or about _____________ to stockholders of record of CMRG on __________ (including shares subject to CMRG warrants exercisable at $.01 per share). Registered holders of CMRG common stock will receive stock certificates representing their ownership of LPI shares. The distribution agent will mail the stock certificates to each registered holder. For stockholders who own CMRG common stock through a broker or other nominee, shares of LPI common stock will be credited to their account by the broker or other nominee on or about __________. After the distribution, holders who have had LPI shares credited to their account may request physical stock certificates for their shares from their broker or nominee.

         You will not receive any fractional shares in the distribution. Instead, each fractional share will be rounded up to the next whole share. When the ratio of one LPI share for every ten CMRG shares is applied to the number of CMRG shares that you own, any fractional share that you would otherwise be entitled to receive will be rounded up to a whole share. For example, if you own 101 shares of CMRG common stock, you will receive 11 shares of LPI common stock in the distribution. The calculation is as follows:

             101 divided by 10 = 10.1 which will be rounded up to 11

         Holders of CMRG common stock will not be required to pay any cash or other consideration for the shares of our common stock received in the distribution, to surrender or exchange shares of CMRG common stock or to take any other action in order to receive shares of our common stock. The distribution will not affect the number of, or the rights of holders of, the outstanding shares of CMRG common stock.

         Holders of CMRG common stock should not send their CMRG stock certificates to CMRG, LPI or the distribution agent. Certificates representing shares of our common stock will be mailed to registered holders and shares will be credited to brokerage accounts on or about ______________. CMRG stock certificates will continue to represent shares of CMRG common stock after the distribution in the same amount shown on the certificates.

Treatment of CMRG Options

         Any outstanding options to purchase shares of CMRG common stock will remain outstanding and will continue to represent the right to purchase the same number of shares after the distribution. In addition, if you hold options to purchase shares of CMRG common stock that have an exercise price per share of no greater than $4.60, then you will receive options to purchase shares of LPI common stock. We will grant to such holders options to purchase LPI common stock in the same ratio used in the distribution of one LPI share for every ten CMRG shares. We will not issue options exercisable for fractional shares. Instead of issuing options exercisable for fractional shares, we will round up each fractional share to the next whole share.

         On January 3, 2003, there were options outstanding to purchase approximately 3.2 million shares of CMRG common stock at an exercise price per share no greater than $4.60. Based on this number, we intend, contemporaneously with the distribution, to grant options to purchase approximately 323,000 shares of our common stock to the holders of these CMRG options. Consistent with the terms of our 2002 Stock Incentive Plan, one-third of these options will vest on the first anniversary of the date of grant, another one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant. The exercise price of these options will be $0.35 per share of LPI common stock. LPI's board determined this exercise price by considering, among other things, the net tangible book value per LPI share of $0.20 on November 2, 2002, the prospects that LPI will perform better as a stand-alone company than it has as a wholly owned subsidiary of CMRG and the inclusion of what the board considered a reasonable premium for the options.

Results of the Distribution

         Following the distribution, LPI will be a separate publicly traded company. Other than the holders of LPI restricted stock, the number and identity of the holders of our common stock immediately following the distribution will be substantially the same as the number and identity of the holders of CMRG common stock on the record date.

         Immediately following the distribution, we expect to have approximately 379 holders of record of our common stock and approximately 4.2 million shares of common stock outstanding. These numbers are based on the number of stockholders of record of CMRG common stock, the number of shares of CMRG common stock outstanding as of the close of business on January 3, 2003, the distribution ratio of one share of LPI common stock for every ten shares of CMRG common stock outstanding, and the issuance of approximately 680,000 shares of restricted stock to our three executive officers and certain other members of our management. The restricted stock grants will be made to these employees in order to ensure their continued dedication and to recognize their valuable past service to LPI. As a result of these restricted stock grants, you will experience dilution in your ownership percentage of our common stock.

         The calculation for the distribution excludes CMRG treasury stock and assumes no exercise of outstanding CMRG options. The actual number of shares of our common stock to be distributed will be determined as of the record date. The distribution will not affect the number of shares outstanding of CMRG common stock or any rights of holders of CMRG common stock.

Incurrence of Debt

         Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement for an aggregate principal amount of up to $1.0 million. The loan and security agreement will provide for repayment of $500,000 previously advanced by CMRG to LPI for certain costs incurred by CMRG in connection with LPI's operations since May 14, 2002 and will require CMRG to provide a revolving credit facility to LPI of up to an additional $500,000 to provide for certain working capital requirements of LPI following the distribution.

         The loan agreement and promissory notes provide for a maturity of one year from the distribution date and contemplate monthly interest payments at a rate of 12% per year, compounded daily. We may voluntarily prepay at any time without penalty. We will be required to make principal prepayments to the extent of amounts realized by us in any sale or encumbrance of our assets, from the net proceeds of any sales of our equity securities exceeding $500,000 and to the extent of any excess cash flow as defined in the loan agreement. The loans will be secured by all of LPI's assets. The loan agreement restricts LPI from incurring indebtedness other than obligations LPI owes to CMRG, indebtedness existing on the date the loan agreement is entered into, certain accounts payable to trade creditors and other indebtedness not to exceed $250,000.

         CMRG may, at its sole option, convert any portion of the outstanding principal under the promissory notes into shares of LPI common stock at a conversion rate of $0.40 per share. The conversion can be made by CMRG at any time upon five days notice to LPI. If CMRG were to convert the $1.0 million maximum aggregate principal amount of the convertible notes, then it would own approximately 37% of LPI's common stock and, together with the voting rights it holds as the holder of 37,500 shares of series A preferred stock, it would control approximately 60% of the combined voting rights of LPI capital stock.

Issuance of Preferred Stock

         Substantially contemporaneously with the distribution, we will issue to CMRG 37,500 shares of our newly created series A preferred stock in partial satisfaction of certain contributions made by CMRG to LPI prior to the distribution. The preferred stock will earn a cumulative dividend at a rate of 12%, payable in cash or in kind, at LPI's option. LPI may also redeem the preferred stock for cash at any time at a purchase price of $40 per share of preferred stock plus accrued and unpaid dividends.

         Holders of series A preferred stock will be entitled to vote on all matters that are subject to stockholder approval and will have 100 votes for every share of preferred stock. In addition, holders of series A preferred stock will have certain class voting rights on matters that affect the rights of holders of the preferred stock. We anticipate that the voting rights of the series A preferred stock will give CMRG control over approximately 47% of the combined voting rights of LPI capital stock. Together with the voting rights that CMRG may be entitled to if it converts into common stock the $1.0 million principal maximum aggregate amount of the convertible notes, CMRG would control approximately 60% of the combined voting rights of LPI capital stock.

Approval and Trading of the Shares of LPI Common Stock

         There is no existing market for our common stock. We anticipate that, following completion of the distribution, shares of our common stock will be traded over-the-counter and quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation.

         Issuers whose securities are traded over-the-counter may experience a greater spread between the "bid" and "asked" prices of their securities compared with securities traded on a national securities exchange or NASDAQ. In addition, some of CMRG's investors have policies against the purchase or holding of securities traded in the over-the-counter markets. Trading in an over-the-counter market will affect both the trading volume and the market value of our common stock for the foreseeable future.

         We expect that our common stock will lack public market research analyst coverage because it will not be listed on a national securities exchange or NASDAQ. Therefore, it will be more difficult for investors to obtain reliable information about the value of our common stock or the extent of risks to which an investment in our common stock is exposed.

         There can be no assurance about the trading prices for our common stock after the distribution date, and until the shares of our common stock are fully distributed and an orderly market develops, the trading prices for shares of our common stock may fluctuate. Prices for our common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors referred to in "Risk Factors," investor perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions. See "Risk Factors--Risks Related to Our Separation from CMRG and the Distribution."

         CMRG common stock will continue to trade on the NASDAQ National Market under the symbol "CMRG". After the distribution, the trading price of CMRG common stock will likely be lower than the trading price immediately prior to the distribution. Until the market has evaluated the operations of CMRG without LPI, the trading price of CMRG common stock may fluctuate. In addition, the combined trading prices of our common stock and CMRG common stock held by stockholders after the distribution may be less than, equal to or greater than the trading price of CMRG common stock prior to the distribution.

Shares Eligible for Future Sale

         Immediately upon consummation of the distribution, we will have approximately 4.2 million shares of common stock outstanding, of which approximately 3.6 million shares of common stock will be distributed to CMRG stockholders and approximately 680,000 shares of restricted stock will be issued to our executive officers and certain other employees. We believe that all of the shares of our common stock distributed to CMRG stockholders in the distribution will be freely transferable under the Securities Act, except for shares of our common stock received by persons who may be deemed to be our affiliates.

         Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with, our company, and may include certain of our officers, directors or principal stockholders. After we become a publicly traded company, securities held by persons who are our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. We believe that persons who may be deemed affiliates of LPI after the distribution will beneficially own an aggregate of approximately 1.2 million shares of our common stock, or approximately 26.1 of our total outstanding shares after the distribution.

         We intend to grant options to purchase a total of approximately 1,073,000 shares of our common stock contemporaneously with the distribution. Of this total number of options, we intend to grant options to purchase 750,000 shares of common stock to our directors and executive committee members. See

"Management--Director Compensation" for more information. Also included in this total are options to purchase approximately 323,000 shares of our common stock that we intend to grant to existing CMRG optionholders who hold CMRG options that have an exercise price per share of no greater than $4.60. See "The Distribution--Treatment of CMRG Options" for more information.

         Contemporaneously with the distribution, three of our executive officers and certain other employees will receive an aggregate of approximately 680,000 shares of LPI restricted stock under our 2002 Stock Incentive Plan. For a more complete discussion of these restricted stock grants, see
"Management--Executive Compensation" and "--Stock Incentive Plan."

         We anticipate that we will grant additional options to purchase shares of our common stock pursuant to our 2002 Stock Incentive Plan following the distribution. We intend to file a registration statement on Form S-8 under the Securities Act to register the shares of our common stock reserved for issuance upon exercise of outstanding options and other issuances under our 2002 Stock Incentive Plan.

Reasons for Furnishing This Information Statement/Prospectus

         This information statement/prospectus is being furnished to provide information to CMRG stockholders who will receive shares of LPI common stock in the distribution. This information statement/prospectus is not, however, and is not to be construed as, an inducement or encouragement to buy or sell any securities of CMRG or of LPI.

         The information contained in this information statement/prospectus is believed by CMRG and by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither CMRG nor we will update the information except in the normal course of its or our public disclosure practices.

         The Form S-1 registration statement of which this information statement/prospectus forms a part, registers the shares of our common stock to be distributed to CMRG stockholders in the distribution. It also registers the shares of our common stock that will be issued upon exercise of LPI options that will be granted in connection with the distribution to holders of certain CMRG options.

Distribution Agent

         The distribution agent is American Stock Transfer & Trust Company, telephone 1-800-937-5449. We refer to American Stock Transfer & Trust Company as the distribution agent.

                                 USE OF PROCEEDS

         We will receive no proceeds from CMRG's distribution to its stockholders of the shares of our common stock.

         If and to the extent that any of the options issued in connection with the distribution to holders of CMRG options that have an exercise price per share of no greater than $4.60 are exercised, then we will receive minimal potential proceeds from such exercise. Assuming full exercise of these options, we anticipate that the cash proceeds from the sale of the shares of our common stock upon exercise of the options, before payment of offering fees and expenses, will be approximately $113,050. We expect that any proceeds from the exercise of options will be used primarily to fund working capital needs. Our current plan for future liquidity is not dependent on our ability to raise additional funds through the exercise of the options.

                              PLAN OF DISTRIBUTION

         Prior to the distribution, we intend to issue to CMRG 3.6 million shares of our common stock. CMRG will own all of those shares as of the date of this information statement/prospectus. CMRG stockholders will receive one share of LPI common stock for every ten shares of CMRG common stock held on the record date. Upon consummation of the distribution, CMRG will have distributed to its stockholders all of the shares of common stock that it holds. Immediately following the distribution, CMRG will not own any outstanding shares of LPI common stock. CMRG intends to distribute the shares of LPI common stock to its stockholders in order to establish LPI as a separate public company.

         However, following the distribution, there will be certain relationships between LPI and CMRG described in this information statement/prospectus. CMRG will hold convertible promissory notes evidencing certain loan obligations of LPI to CMRG and 37,500 shares of our series A preferred stock. The preferred stock will earn a cumulative dividend at a rate of 12%, payable in cash or in kind, at LPI's option. LPI may also redeem the preferred stock for cash at any time at a purchase price of $40 per share of preferred stock plus accrued and unpaid dividends. Holders of series A preferred stock will be entitled to vote on all matters that are subject to stockholder approval and will have 100 votes for every share of preferred stock. In addition, holders of series A preferred stock will have certain class voting rights on matters that affect the rights of holders of the preferred stock.

                                    DILUTION

         Contemporaneously with the distribution, we intend to grant shares of restricted stock to our executive officers and certain other employees. We also intend to grant options to holders of certain CMRG options as described under "The Distribution--Treatment of CMRG Options." As a result of these grants, you will experience dilution in your ownership percentage of our common stock. In addition, if CMRG converts into shares of our common stock any portion of the outstanding principal of the convertible promissory notes which will evidence certain loan obligations of LPI to CMRG, you will experience ownership percentage dilution. In addition, there will also be dilution to your ownership as a result of the cumulative 12% dividend that will be paid on the outstanding preferred stock held by CMRG.

         Excluding the effect of the grants of approximately 680,000 shares of restricted stock to our executive officers and certain other employees, the net tangible book value of a share of our common stock immediately after the distribution will be $0.23 per share. The net tangible book value will be immediately diluted by the impact of these restricted stock grants, decreasing the net tangible book value to $0.20 per share.

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

         The following discussion sets forth the material U.S. federal income tax consequences of the distribution of LPI common stock to CMRG stockholders. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. We have not sought any ruling from the Internal Revenue Service (which we refer to as "IRS") or an opinion of counsel with respect to the federal income tax consequences discussed in this information statement/prospectus, and there can be no assurance that the IRS or a court will not take a position contrary to the federal tax consequences discussed herein or that any such contrary position taken by the IRS or a court would not be sustained.

         The discussion below is for general information only and does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold CMRG common stock and will hold shares of LPI common stock as capital assets. The tax treatment of a CMRG stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including for example, partners of entities classified as partnerships for U.S. federal income tax purposes that hold CMRG common stock, persons who hold CMRG common stock through entities which are disregarded for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, expatriates, financial institutions, dealers in securities or foreign currencies, holders who hold common stock as part of a "straddle," "hedge," or conversion transaction and individuals who received CMRG common stock pursuant to the exercise of employee stock options or otherwise as compensation.

         As used in this section, a "U.S. Holder" means a beneficial owner of CMRG common stock that receives shares of LPI common stock in the distribution and that is, for U.S. federal income tax purposes:

         o        a citizen or resident of the U.S.;

         o        a corporation or an entity treated as a corporation for U.S.
                  federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof;

         o an estate whose income is subject to U.S. federal income tax regardless of its source; or

         o a trust if (i) in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

         As used in this section, a "non-U.S. Holder" is a beneficial owner of CMRG common stock that receives shares of LPI common stock in the distribution and that is not a U.S. Holder.

U.S. Holders

         The receipt by U.S. Holders of shares of LPI common stock in the distribution will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of Section 301 of the Code. Under those rules, distributions are treated (i) first as dividends to the extent of the distributing corporation's current or accumulated earnings and profits, as determined under U.S. federal income tax rules; (ii) then as tax-free returns of capital, to the extent of a stockholder's basis in its shares of the distributing corporation; and (iii) thereafter, as gain from the sale or exchange of property.

         The amount of the distribution will be the fair market value of the shares of LPI common stock on the distribution date. The fair market value of the shares of LPI common stock on the date of distribution is estimated to approximate no more than the net tangible book value or $0.20 per LPI share on November 2, 2002. In addition, CMRG believes that, as of the date hereof, CMRG has no accumulated earnings and profits for U.S. federal income tax purposes and will have no current or accumulated earnings and profits for U.S. federal income tax purposes as of the close of its taxable year in which the distribution occurs if the distribution occurs prior to January 31, 2003. However, should CMRG have current and/or accumulated earnings and profits for U.S. federal income tax purposes as of the close of its taxable year in which the distribution occurs, then, to the extent of the lesser of such earnings and profits and the amount of the distribution, the distribution will be treated as a dividend, subject to taxation at ordinary income tax rates. CMRG will issue a dividend statement (Form 1099-DIV) to record holders who receive LPI shares in the distribution, which will identify what portion of the distribution is attributable to such earnings and profits. If any portion of the distribution is attributable to such earnings and profits, CMRG will also issue a press release to Bloomberg and/or Reuters announcing the dividend for stockholders who own their shares through a broker or nominee.

         Under President Bush's recently proposed Economic Growth Plan, beginning in 2003 dividends paid to individuals by corporations out of previously taxed corporate income would be excluded from taxable income. It is not clear at this time whether, and in what form, this proposal will be enacted. Moreover, it is not clear at this time if, and to what extent, any corollary changes would be made that may further affect the tax consequences described herein if this proposal is enacted. This discussion does not reflect President Bush's recent proposal.

         Each U.S. Holder that receives shares of LPI common stock in the distribution will reduce such holder's adjusted tax basis in its CMRG common stock (but not below zero) to the extent that the distribution is treated as a return of capital as discussed above. Any excess of the fair market value of the shares of LPI common stock received over the sum of a holder's adjusted tax basis in its CMRG common stock and any amount received treated as a dividend will be treated as gain from the sale or exchange of property. Such gain generally will be capital gain and generally will be long term capital gain if such U.S. Holder's holding period for its CMRG common stock was more than one year at the time of the distribution.

         Each U.S. Holder will have a tax basis in the shares of LPI common stock received equal to their fair market values on the distribution date, and such U.S. Holder's holding period for the shares of LPI common stock will begin on the day following the distribution date.

Non-U.S. Holders

         In general, if the distribution of LPI common stock constitutes a dividend as discussed above, a non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States ("U.S. trade or business income"). As discussed above, CMRG does not anticipate that it will have any current or accumulated earnings and profits as of the end of its taxable year in which the distribution occurs if the distribution occurs prior to January 31, 2002. Therefore, provided that circumstances do not change prior to the distribution date, CMRG does not intend to withhold any portion of the distribution that it pays to non-U.S. Holders. Brokers and other intermediaries that are withholding agents for these purposes may also rely on CMRG's estimate of its earnings and profits and not withhold on any portion of the distribution that they pay to non-U.S. Holders. However, there can be no assurance that such withholding agents will rely on CMRG's estimate and refrain from withholding at the time the distribution is made.

         In the event that circumstances change prior to the distribution date and withholding is made, in order to obtain a reduced rate of withholding under an income tax treaty a non-U.S. Holder generally will be required to provide a properly completed and executed IRS Form W-8BEN (or successor form) to CMRG or its distribution agent, or similar appropriate documentation or substitute form, certifying the non-U.S. Holder's entitlement to benefits under an applicable income tax treaty. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

         Under President Bush's recently proposed Economic Growth Plan, beginning in 2003 dividends paid to individuals by corporations out of previously taxed corporate income would be excluded from taxable income. It is not clear at this time whether, and in what form, this proposal will be enacted and whether it would extend to non-U.S. Holders. This discussion does not reflect President Bush's recent proposal.

         Any portion of the distribution that is treated as a dividend, but that is U.S. trade or business income, generally will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form) to CMRG or its distribution agent, or similar appropriate documentation or substitute form, certifying that the dividends are effectively connected with the conduct of a U.S. trade or business. Instead, dividends that are effectively connected with the conduct of a U.S. trade or business generally will be subject to regular U.S. federal income tax in the same manner as if such dividends were received by a U.S. Holder. Any dividends that are U.S. trade or business income received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty.

         To the extent that the amount of the distribution is in excess of CMRG's current and accumulated earnings and profits for U.S. federal income tax purposes, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized with respect to its CMRG common stock pursuant to the distribution, unless either (1) the gain is U.S. trade or business income, or (2) in the case of gain realized by an individual non-U.S. Holder, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the exchange and certain other conditions are met. In the event that clause (1) applies, such gain generally will be subject to regular U.S. federal income tax in the same manner as if such gain were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty. In the event that clause
(2), but not clause (1), applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

Information Reporting and Backup Withholding

         Non-exempt U.S. Holders may be subject to information reporting with respect to the distribution of LPI common stock made by us or our distribution agent, in its capacity as such. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at the rates specified in the Code.

         In general, backup withholding will not apply with respect to the distribution of LPI common stock to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, the distribution may be subject to backup withholding in certain circumstances. Nevertheless, CMRG must report to the IRS and to each non-U.S. Holder any portion of the distribution that is treated as a dividend and subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. Holder resides.

         Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the distribution of LPI common stock.

         The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects of the distribution. CMRG stockholders are urged to consult their tax advisors concerning the U.S. Federal, state, local and non-U.S. Tax consequences of the distribution to them.

         For a description of the tax sharing agreement under which CMRG and LPI have provided for various tax matters, see "Arrangements Between CMRG and LPI Relating to the Distribution--Tax Sharing Agreement."

                        ARRANGEMENTS BETWEEN CMRG AND LPI
                          RELATING TO THE DISTRIBUTION

         Immediately prior to the distribution, we will be wholly owned by CMRG. Immediately following the distribution, CMRG will not own any outstanding shares of LPI common stock. However, CMRG will hold 37,500 shares of our series A preferred stock and promissory notes convertible into shares of our common stock, the terms of which are summarized below. Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into certain agreements to define our ongoing relationship after the distribution. These agreements are summarized below and will be filed as exhibits to the registration statement on Form S-1 of which this information statement/prospectus forms a part.

         The summaries of the terms of the preferred stock, convertible notes and these agreements are qualified in their entirety by reference to the full text of the relevant documents. The terms of the preferred stock, convertible notes and agreements have not yet been finalized and are being reviewed by us and CMRG. These arrangements may be amended by the parties prior to the distribution.

         Furthermore, except as described below, all contractual relationships existing prior to the distribution between CMRG and us will be terminated except for commercial relationships in the ordinary course of business and except for those agreements described below. Included in the ordinary course of business are loss prevention services provided by LPI to CMRG, which are described in more detail below under "Certain Relationships and Related Transactions."

Issuance of Preferred Stock

         Substantially contemporaneously with the distribution, we will issue to CMRG 37,500 shares of our newly created series A preferred stock in partial satisfaction of certain contributions made by CMRG to LPI. The preferred stock will earn a cumulative dividend at a rate of 12%, payable in cash or in kind, at LPI's option. LPI may also redeem the preferred stock for cash at any time at a purchase price of $40 per share of preferred stock plus accrued and unpaid dividends.

         CMRG, as the sole holder of our series A preferred stock, will be entitled to vote on all matters upon which holders of common stock may vote. Each share of preferred stock will have 100 votes per share. The terms of the series A preferred stock also provide for certain class voting rights on matters that affect the rights of holders of the preferred stock. We anticipate that the voting rights of the series A preferred stock will give CMRG control over approximately 47% of the combined voting rights of LPI capital stock. Together with the voting rights that CMRG will be entitled to if it converts into common stock the $1.0 million maximum aggregate principal amount of the convertible promissory notes, CMRG would control approximately 60% of the combined voting rights of LPI capital stock.

Loan and Security Agreement

         Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement for an aggregate principal amount of up to $1.0 million. The loan and security agreement will provide for repayment of $500,000 previously advanced by CMRG to LPI for certain costs incurred by CMRG in connection with LPI's operations since May 14, 2002 and will require CMRG to provide a revolving credit facility to LPI of up to an additional $500,000 to provide for certain working capital requirements of LPI following the distribution.

         The loan agreement and promissory notes provide for a maturity of one year from the distribution date and contemplate monthly interest payments at a rate of 12% per year, compounded daily. We may voluntarily prepay at any time without penalty. We will be required to make principal prepayments to the extent of amounts realized by us in any sale or encumbrance of our assets, from the net proceeds of any sales of our equity securities exceeding $500,000 and to the extent of any excess cash flow as defined in the loan agreement. CMRG will hold a security interest in all of our assets. The loan agreement restricts LPI from incurring indebtedness other than obligations LPI owes to CMRG, indebtedness existing on the date the loan agreement is entered into, certain accounts payable to trade creditors and other indebtedness not to exceed $250,000.

         CMRG may, at its sole option, convert any portion of the outstanding principal under the promissory notes into shares of LPI common stock at a conversion rate of $0.40 per share. The conversion can be made by CMRG at any time upon five days notice to LPI. If CMRG were to convert the $1.0 million maximum aggregate principal amount of the convertible notes, then it would own approximately 37% of LPI's common stock and, together with the voting rights it holds as the holder of 37,500 shares of series A preferred stock, it would control approximately 60% of the combined voting rights of LPI capital stock.

         For a full understanding of the terms of the loan and security agreement and promissory notes, we refer you to the full text of the agreement and the notes, which has been filed together as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Administrative Services Agreement

         Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into an administrative services agreement, under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following the distribution. The following is a general description of the services that will be included: accounting, bookkeeping, internal auditing, and payroll services; providing or supervising the provision of legal advice and services; providing or supervising the performance of certain accounting advice and services; assistance in organizational matters, assistance in preparation of financial reports related to the operation of LPI, employee compensation, incentive and retirement plans; human resources and personnel advice and services; and management information and data processing services.

         We will pay CMRG a fixed monthly fee of $25,000 plus actual expenses for the services provided to us by CMRG. CMRG will review the monthly fee from time to time and will make a good faith determination whether the fee should be adjusted to an amount agreed upon by CMRG and LPI. The initial term of the agreement is one year. The agreement will automatically renew for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 30 days prior to the expiration of the then current term. The agreement can also be terminated at any time by LPI in its sole discretion upon 30 days written notice to CMRG. For a full understanding of the terms of the administrative services agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Tax Sharing Agreement

         Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a tax sharing agreement that will provide, among other things, for the allocation of federal, state and local tax liabilities for periods prior to and including the distribution date. Through the distribution date, LPI will be included in the consolidated federal income tax returns of CMRG and, in certain states, the state tax returns of CMRG. In general, the tax sharing agreement will provide that LPI will be liable for taxes related to LPI for all periods prior to the distribution. In addition, LPI will not be entitled to any refunds related to LPI for periods prior to the distribution.

         Though valid as between CMRG and LPI, the tax sharing agreement will not be binding on the Internal Revenue Service and does not affect the several liability of CMRG and LPI for all federal income taxes of the consolidated group required to be shown on the consolidated federal income tax return. For a full understanding of the terms of the tax sharing agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Sublease Agreement

         Our corporate headquarters is presently located at 66 B Street in Needham, Massachusetts. This location is being subleased from CMRG. CMRG had been occupying the Needham building until shortly after the asset purchase transaction, at which time CMRG relocated its headquarters to Canton, Massachusetts. The term of the sublease commenced as of January 1, 2003 and terminates on December 31, 2005. The subleased space consists of approximately 19,000 square feet. The permitted use of the premises is for office use and for the storage (as ancillary to its use as office space) of our product inventory. The annual base rent throughout the entire term is $8.00 per square foot. We are also required to pay a pro rata share of real estate taxes, and all operating costs.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected financial data should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this information statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus. The statement of operations data for the fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000, and the balance sheet data as of February 2, 2002 and February 3, 2001, are derived from, and are qualified by reference to, our financial statements and related notes which have been audited by Ernst & Young LLP and are included in this information statement/prospectus. The summary historical financial data for the nine months ended November 2, 2002 and November 3, 2001 and as of November 2, 2002 and November 3, 2001 have been derived from our unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.


                                    Predecessor     Predecessor    Predecessor     Predecessor                       Predecessor
                                    -----------     -----------    -----------     -----------                       -----------
                                                                                     For the       For the
                                               Fiscal Year ended                      period        period
                                                                                    February 3,     May 15,          Nine Months
                                     February 2,     February 3,    January 29,      2002 to        2002 to             ended
                                        2002            2001           2000        May 14, 2002   November 2, 2002  November 3, 2001
                                     -----------------------------------------------------------------------------------------------
                                                                                   (unaudited)     (unaudited)        (unaudited)
Amounts in thousands
(except per share data)

Statement of Operations
Data:
Sales                                 $ 7,675        $ 3,332        $ 1,578         $ 2,124         $ 3,880           $ 6,280
Gross profit                              962          1,197            474               2           1,880             1,813
Net loss                               (5,532)        (1,642)          (728)         (3,065)           (882)           (3,507)

Proforma net loss per
share- basic and diluted (1)          $  1.35           --             --           $ (0.75)        $ (0.22)              --


                                     Predecessor      Predecessor                        Predecessor         Predecessor
                                     -----------      -----------                        -----------         -----------
                                                                           As of
                                   ------------------------------------------------------------------------------------------
                                   February 2, 2002   February 3, 2001   May 14, 2002    November 2, 2002    November 3, 2001
                                   ------------------------------------------------------------------------------------------
                                                                         (unaudited)      (unaudited)          (unaudited)

Amounts in thousands

Balance Sheet Data:
Working capital                       $   202           $   660          $   915          $ 1,116             $   330
Accounts receivable, net                  909               705            1,228            1,601                 456
Inventory                                 667                76              264              541                 359
Property and equipment, net               572               114              563              217                 492
Total assets                            2,179             1,021            2,054            2,457               1,326
Total long term obligations              --                --               --               --                   --
Total stockholders' equity                775               874            1,478            1,333                 822


(1) Proforma net loss per share for each period presented is based on proforma shares assumed to be 4.2 million shares outstanding on the distribution. Included are the 3.6 million shares of LPI common stock distributed in connection with the distribution which was based on CMRG common stock outstanding at January 3, 2003, net of treasury shares, multiplied by the anticipated distribution ratio of one share of LPI common stock for every ten shares of CMRG common stock outstanding. Shares of CMRG common stock outstanding at January 3, 2003 were 35.7 million, resulting in proforma shares of LPI common stock outstanding as a result of the distribution of approximately 3.6 million. Also included in proforma shares outstanding are 679,616 shares of restricted stock that will be issued contemporaneously with the distribution to our three executive officers and certain other employees. Proforma net loss per share includes preferred stock dividends that the Company will be required to pay to its holder of preferred stock upon the distribution and certain other pro forma adjustments related to interest expense and selling, general and administrative expenses which are discussed in more detail under "Pro Forma Financial Information."

                         PRO FORMA FINANCIAL INFORMATION

      The following tables show summary unaudited consolidated pro forma financial data of LPI. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended November 2, 2002 and the year ended February 2, 2002 are based on historical data as reported by LPI, and reflect adjustments related to the distribution as if the distribution had occurred on February 3, 2002 and February 4, 2001, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on historical data and reflects adjustments related to the distribution as if the distribution had occurred on November 2, 2002. The pro forma financial data includes certain pro forma adjustments described in the footnotes that, in the opinion of management, are necessary to reflect the results of operations and financial position of LPI as if the distribution had occurred on the dates indicated.

      The summary unaudited consolidated pro forma financial data is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that actually would have occurred if the distribution had occurred on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of LPI as a stand-alone entity. This pro forma financial data should be read together with the audited consolidated financial statements and accompanying notes of LPI which are included in this information statement.


                        PRO FORMA CONDENSED BLANCE SHEET
                             AS OF NOVEMBER 2, 2002
                                  (UNAUDITED)

                                                                          Pro forma
                                                           Historical     Adjustments            Pro forma
                                                           ----------     -----------            ---------

ASSETS
Current Assets:
   Cash                                                           --             --                     --
   Accounts receivable, net of allowance                   $ 1,601,447           --             $ 1,601,447
   Prepaids                                                     98,014           --                  98,014
   Inventory                                                   540,885           --                 540,885
                                                           -----------    ----------            -----------
      Total current assets                                   2,240,346           --               2,240,346

Property, plant and equipment, net of                          216,609           --                 216,609
   accumulated depreciation                                -----------    ----------            -----------

Total Assets                                               $ 2,456,955           --             $ 2,456,955
                                                           ===========    ==========            ===========

LIABILITIES AND EQUITY

Current Liabilities:
   Accounts payable                                        $   438,057           --             $   438,057
   Accrued expenses                                            685,762           --                 685,762
   Promissory notes payable to related                            --          500,000 (a)           500,000
   party                                                   -----------    -----------           -----------
Total Liabilities                                            1,123,819        500,000             1,623,819
                                                           -----------    -----------           -----------

Equity:
Parent Company Contribution                                  2,214,785     (2,214,785)(a)(b)(c)          --

Series A preferred stock, $0.01 par                               --              375 (b)               375
   value 1,000,000 shares authorized,
   37,500 shares issued and outstanding
Additional paid in capital on preferred                                     1,499,625 (b)         1,499,625
stock
Common stock, $0.01 par value, 39,000,00                          --           42,476 (c)            42,476
   shares Authorized, 4,247,601 shares
   issued and outstanding
Additional paid-in capital on common                              --          206,290 (c)           206,290
stock
Deferred compensation                                             --          (14,159)(d)           (14,159)
Retained deficit                                              (881,649)       (19,822)(d)          (901,471)
                                                           -----------    -----------           -----------
Total Equity                                                 1,333,136       (500,000)              833,136
                                                           -----------    -----------           -----------
Total Liabilities and Equity                               $ 2,456,955           --             $ 2,456,955
                                                           ===========    ===========           ===========


        See Notes to Unaudited Condensed Pro forma Financial Statements.

      PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED
                                NOVEMBER 2, 2002
                                   (UNAUDITED)


                                                                                           Pro-forma
                                                                   Historical              Adjustments      Pro-forma
                                                                   ----------              -----------      ---------

Sales                                                              $ 6,003,441           $      --         $ 6,003,441
Cost of goods sold                                                   4,120,993                  --           4,120,993
                                                                   -----------           -----------       -----------
Gross profit                                                         1,882,448                  --           1,882,448

Expenses:
Selling, general and administrative                                  5,622,216                (2,224)(d)(e)  5,619,992

Provision for doubtful accounts                                        153,165                  --             153,165
Depreciation                                                            53,449                  --              53,449
                                                                   -----------           -----------       -----------
Total expenses                                                       5,828,830                (2,224)        5,826,606

Operating loss before interest and taxes                            (3,946,382)               (2,224)       (3,944,158)

Interest expense                                                          --                  45,094 (f)        45,094
Taxes                                                                     --                    --                --
                                                                   -----------           -----------       -----------
Net loss                                                           $(3,946,382)            $ (42,870)      $(3,989,252)
Less: preferred dividends                                                 --                 135,000 (g)       135,000

Net loss attributable to common                                    $(3,946,382)          $  (177,870)      $(4,124,252)
stockholders                                                       ===========           ===========       ===========

Pro forma net loss per share-basic and
diluted                                                            $     (0.93)                      (g)   $     (0.97)
Weighted average shares of common stock
outstanding                                                          4,247,601                       (g)      4,247,601


         PRO FORMA CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                                FEBRUARY 2, 2002
                                   (UNAUDITED)

                                                                                           Pro-forma
                                                                   Historical              Adjustments      Pro-forma
                                                                   ----------              -----------      ---------

Sales                                                              $ 7,675,378           $      --         $ 7,675,378
Cost of goods sold                                                   6,713,187                  --           6,713,187
                                                                   -----------           -----------       -----------
Gross profit                                                           962,191                  --             962,191

Expenses:
Selling, general and administrative                                  5,646,359               (47,005)(d)(e)  5,599,354

Provision for doubtful accounts                                        700,000                  --             700,000
Write-off of  goodwill                                                 100,000                  --             100,000
Depreciation                                                            47,492                  --              47,492
                                                                   -----------           -----------       -----------
Total expenses                                                       6,493,851               (47,005)        6,446,846
                                                                   -----------           -----------       -----------
Operating loss before interest and taxes                            (5,531,660)              (47,005)       (5,484,655)

Interest expense                                                          --                  60,291 (f)        60,291
Taxes                                                                     --                    --                --
                                                                   -----------           -----------       -----------
Net loss                                                           $(5,531,660)            $ (13,286)      $(5,544,946)
Less: preferred dividends                                                 --                 180,000 (g)       180,000

Net loss attributable to common                                    $(5,531,660)          $  (193,286)     $ (5,724,946)
stockholders                                                       ===========            ==========       ===========

Pro forma net loss per share-basic and
diluted                                                              $   (1.30)                     (g)    $     (1.35)
Weighted average shares of common stock                              4,247,601                               4,247,601
outstanding


        See Notes to Unaudited Condensed Pro forma Financial Statements.

         NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

(a)  Promissory Notes to CMRG

Effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement that will provide for repayment to CMRG of up to $1.0 million, which includes $500,000 previously advanced by CMRG to the Company since May 14, 2002. Immediately preceding the distribution, this $500,000 was part of the Parent Company Contribution to LPI. The promissory notes under the loan agreement, which also will include a revolving credit facility to LPI of up to an additional $500,000 for future working capital needs, will provide for a maturity of one year from the distribution date and an interest rate of 12% per year, compounded daily. The promissory notes will be secured by all of LPI's assets. CMRG has the option to convert any portion of the outstanding principal amount into shares of LPI's common stock at a conversion rate of $0.40 per share.

(b)  Issuance of Preferred Stock

Substantially contemporaneously with the distribution, the Company will issue to CMRG 37,500 shares of its series A preferred stock in partial satisfaction of the Parent Company Contribution from May 14, 2002 through November 2, 2002. The preferred stock can be redeemed by LPI at any time for cash in the aggregate amount of $1.5 million. Immediately preceding the distribution, the $1.5 million was part of CMRG's contribution to LPI.

(c)  Distribution of LPI Common Stock

The distribution of shares of LPI common stock is based on a distribution ratio of one share of LPI common stock for every ten shares of CMRG common stock outstanding. As of January 3, 2002, there were outstanding approximately 35.6 million shares of CMRG common stock, resulting in an expected distribution of approximately 3.6 million shares of LPI common stock. In addition to the outstanding shares of common stock are 679,616 shares of restricted common stock. See note (d) for further discussion. The value assigned to the common stock was calculated based on the remaining contribution by CMRG which is not represented by preferred stock or indebtedness.

(d)  Restricted Stock Grant

Contemporaneously with the distribution, the Company intends to grant 679,616 shares of restricted common stock to certain employees. One-third of the restricted stock will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described under "Management--Executive Compensation" and "Management--Stock Incentive Plan." Upon the issuance of the restricted stock, the total compensation expense for these grants will be approximately $33,981. Since the grants are contingent upon continued employment for the two year vesting period, in accordance with APB 25, Accounting for Stock Issued to Employees, the Company will amortize the compensation over the corresponding vesting period; therefore $11,327 will be recorded immediately and $8,495 will be expensed during the year as compensation expense and reflected as a pro forma adjustment to retained deficit, and the remaining $14,159 will be unvested and treated as deferred compensation expense.

(e)  Selling, General and Administrative

Prior to the distribution, LPI was charged an overhead allocation of various corporate expenses by CMRG. Prior to and effective upon the distribution, the Company and CMRG will enter into an administrative services agreement, under which CMRG will continue to provide to LPI certain administrative, financial, management and other services for a period of time following the distribution. Under the terms of this agreement, LPI will pay CMRG a fixed monthly fee of $25,000 per month plus actual expenses paid for the services provided to LPI by CMRG. Accordingly, the Company has included a pro forma adjustment as follows:


                                       For the nine      For the year
                                          months        ended February
                                      ended November        2, 2002
                                          2, 2002

Reversal of corporate overhead
allocation                            $  (247,046)       $ (366,827)
Administrative service fee                225,000           300,000
--------------------------             ----------        ----------
Net pro forma adjustment                  (22,046)          (66,827)

(f)  Interest Expense

The pro forma adjustment to interest expense reflects the accrued interest on the promissory notes, assuming the principal amount of indebtedness of $500,000 was outstanding as of February 3, 2002 for the nine months ended November 2, 2002 and February 4, 2001 for the year ended February 3, 2001. For the nine months ended November 2, 2002, the pro forma adjustment for interest on the promissory notes was $45,094 and for the year ended February 2, 2002, the pro forma adjustment was $60,291.

(g) Pro Forma Net Loss

Pro forma net loss per share includes the cumulative dividend on the series A preferred stock of 12%, assuming that the issuance of the shares had occurred on the first date of each period for both the nine months ended November 2, 2002 and the fiscal year ended February 2, 2002. Accordingly, for purposes of calculating pro forma net loss -basic and diluted, the net loss has been reduced by $135,000 for the nine months ended November 2, 2002 and $180,000 for the fiscal year ended February 2, 2002.

For dilutive pro forma net loss per share, it was assumed that the convertible debt was not converted and that the options to acquire approximately 1.1 million shares of LPI common stock were not exercised since the result of both was anti-dilutive for both the nine months ended November 2, 2002 and the fiscal year ended February 2, 2002.

Pro forma shares assumed to be outstanding were 4.2 million shares. Included are the 3.6 million shares of LPI common stock expected to be distributed in the distribution which was based on CMRG common stock outstanding as of January 3, 2002. Also included in pro forma shares outstanding are 679,616 shares of restricted stock that will be issued contemporaneously with the distribution to our three executive officers and certain other employees.

                                 CAPITALIZATION

      The following table sets forth the capitalization of LPI as of November 2, 2002:

o    On a historical basis; and

o On a pro forma as adjusted basis after giving effect to the distribution of LPI as if it had occurred on November 2, 2002, including the intercompany indebtedness pursuant to the loan and security agreement between CMRG and LPI.

      You should read this table in conjunction with the consolidated financial statements of LPI and the accompanying notes, as well as the other financial information included elsewhere in this information statement/prospectus.

                                                       November 2, 2002
                                                  ----------------------------
                                                    Actual        As Adjusted
                                                  ------------    ------------

                                                  $               $
Cash and cash equivalents                                 -                -
                                                  ==========      ==========

Convertible promissory notes payable to CMRG              -          500,000

Stockholders' equity:
CMRG equity (1)                                   2,214,785                -
Series A Preferred Stock, $0.01 par value;
1,000,000 shares authorized; 37,500 shares
issued and outstanding (2)                                               375
Additional paid-in capital on Preferred Stock                      1,499,625
Common Stock, $0.01 par value; 39,000,000
shares authorized; 4,247,601 shares issued and
outstanding (3)                                           -           42,476
Additional paid-in capital on Common Stock                           206,290
Deferred compensation (4)                                            (14,159)
Retained deficit (4)                                (881,649) (5)   (901,471)
                                                    ---------       ---------

      Total stockholders' equity                   1,333,136         833,136
                                                   ---------         -------

         Total capitalization                     $1,333,136      $1,333,136
                                                  ==========      ==========

(1) As part of the asset purchase transaction, Delaware LPI acquired substantially all of the assets of Former LPI and succeeded to the business and operations of Former LPI. Included in CMRG's equity at November 2, 2002 is the allocation of the purchase price for the assets of Former LPI acquired by Delaware LPI of $0.3 million. Also included are CMRG's contributions to LPI since May 14, 2002 to fund working capital needs of approximately $1.9 million.

(2) Substantially contemporaneously with the distribution, we intend to issue to CMRG 37,500 shares of our series A preferred stock. The preferred stock will earn a cumulative dividend at a rate of 12%. LPI may redeem the preferred stock for cash at a price of $40 per share.

(3) Pro forma as adjusted shares outstanding reflect a distribution ratio of one share of LPI common stock for every ten shares of CMRG common stock outstanding on the record date for the distribution and also includes the issuance of 679,616 shares of restricted stock to certain members of management.

(4) Contemporaneously with the distribution, we intend to issue 679,616 shares of restricted common stock to certain employees. One-third of the restricted stock will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described under "Management--Executive Compensation" and "Management--Stock Incentive Plan." Upon the grant of the restricted stock, the total compensation expense for these grants will be approximately $33,981. Since the grants are contingent upon continued employment for the two year vesting period, in accordance with APB 25, "Accounting for Stock Issued to Employees," we will amortize the compensation over the corresponding vesting period. Therefore, $19,822 will be recorded immediately as compensation expense and reflected as an adjustment to retained deficit, and the remaining $14,159 will be unvested and treated as deferred compensation.

(5)  Represents LPI's net loss since May 14, 2002.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Overview of our Company

      We are currently, and since our inception have been, a wholly owned subsidiary of CMRG. We were incorporated in Nevada on November 15, 2002. Our predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as "Delaware LPI"), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Former LPI") and wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the asset purchase transaction, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with us in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are believed to be significantly higher than the comparable fees for a Nevada public corporation.

      The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) which provided loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting analysis. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

      In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million from sales, of which approximately 68.2% was from Casual Male Corp., but incurred a net loss of approximately $700,000. Former LPI's net loss grew in fiscal year 2001 to $1.6 million, although its sales for the same period doubled to approximately $3.3 million. Fiscal 2001 included revenue of approximately 34.4% related to Casual Male Corp. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

      In January 2001, a wholly owned subsidiary of Former LPI acquired the operating assets of Securex, a security equipment and installation company. During fiscal year 2002, the Company continued to provide loss prevention services and Securex began providing alarm and security central monitoring services. This resulted in an increase in consolidated LPI and Securex revenue of approximately $4.4 million to $7.7 million in fiscal year 2002, with a corresponding loss of $5.5 million.

      For fiscal year 2002, Former LPI's security equipment sales and installation and central monitoring business generated approximately $3.6 million of the total $7.7 million in sales, but had an operating loss of approximately $4.4 million and additional losses of approximately $3.5 million for the first nine months of fiscal year 2003. Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting Former LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's selling and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business.

      In fiscal year 2003, subsequent to the asset purchase transaction, LPI, as a wholly owned subsidiary of CMRG, de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex. We eliminated 14 in-house installation and service technician positions and 12 selling, general and administrative personnel positions in June 2002, resulting in future cost savings of $1.2 million on an annualized basis. On an ongoing basis, Securex plans to leverage the current selling and administrative staff of LPI's loss prevention business and outsource the majority of its installation and service activities to external subcontractors.

      Since inception, the loss prevention services business has generated losses for fiscal years 2000, 2001 and 2002 and for the first nine months of fiscal year 2003 of approximately $700,000, $1.6 million, $1.1 million and $500,000, respectively. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses for fiscal year 2002 and for the first nine months of fiscal year 2003 of approximately $4.4 million and $3.5 million, respectively.

      Our business plan calls for the continued growth and expansion of our loss prevention services business and our infrastructure support services capabilities. Although we believe that we can successfully execute our business plan, there can be no assurance that we will grow to become profitable.

      A major obstacle to expanding our loss prevention services to other retailers has been that we have operated as a wholly owned subsidiary of a national retail company. As a result, we understand that potential customers in our retail market have been reluctant to enter into outsource loss prevention contracts with us. We believe that we may be more successful operating as a separate company than as a wholly owned subsidiary of a retail company.

      Given both the additional costs related to the initial registration and the ongoing administrative and regulatory costs of a stand-alone public company, there can be no assurance that we will be successful in expanding upon our retail client base and capitalizing upon our established infrastructure to become a profitable company. However, we have made and continue to make a number of changes to our business to facilitate the realization of our business plan, including the following steps:

     o we have significantly reduced our selling, general and administrative expenses associated with Securex;

     o we hired Douglas A. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct our financial operations;

     o we are moving, through this distribution, to become a separate loss prevention company not wholly owned by a national retail company;

     o    we are expanding our board of directors; and

     o we are establishing an executive committee of the board, which will function as a bridge from the full board to management and will be comprised of seasoned professionals and executives, to provide us with additional expertise, enhance our flexibility and ability to respond quickly to new opportunities, help us execute our business plan and navigate the early stages of our development as a public company.

      We have refocused our efforts on our core retail business and continue to provide our customers with integrated loss prevention services and security system solutions.

      LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry. The loss prevention services that we provide to our retail clients include in-store audits, investigations, employee training and awareness, and point-of-sale exception based reporting (which we refer to as "EBR") software and data-mining. Our services are provided by loss prevention experts who, on average, have 10 to 15 years of retail loss prevention and security experience. The in-store audit, investigation, training and EBR services are often bundled and are priced on a per-store basis. In addition to these loss prevention services, we offer, through our subsidiary Securex LLC, the sale and installation of security equipment and alarm and security central monitoring. This allows us to provide a comprehensive loss prevention solution to our retail clients.

      LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. We currently have approximately 50 loss prevention retail clients with over 4,000 retail locations. Approximately 60% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits, in-store employee investigation, as well as other services. We believe our core market to be the over 7,000 retail and restaurant companies which each operate less than 150 stores and in aggregate represent over 150,000 store locations.

      LPI presently employs 114 loss prevention and administrative personnel, of which approximately 25 employees are loss prevention auditors and investigators located throughout the United States and are on-site at LPI's retail clients. Another 30 employees are security personnel providing specialized security services to specific clients (including 7 employees who currently work exclusively at CMRG, which, in addition to being LPI's parent company until completion of the distribution, is also a significant customer of LPI). The balance of LPI's employee base either coordinates the activities of the loss prevention field personnel, directs the loss prevention programs of its clients, conducts analysis of point-of-sale transactions provided through the EBR system, provides central monitoring to its clients, or sells and installs security equipment. Of its total employee base, 86 employees work for the LPI outsourced loss prevention solutions, 16 employees work with the alarm and security central monitoring service, and 12 employees work in selling and installing security equipment. The loss prevention services that we provided during fiscal year 2002 generated over 50% of our revenues.

Results of Operations

      The following table presents certain information derived from our audited financial statements for the years ended February 2, 2002, February 3, 2001 and January 29, 2000, and from our unaudited financial statements for the nine-month periods ended November 2, 2002 and November 3, 2001:


Amounts in thousands

                                                         Nine Months Ended              Fiscal Year Ended
                                                       ---------------------   ---------------------------------
                                                       November    November   February 2, February 3, January 29,
                                                       2, 2002     3, 2001       2002        2001        2000
                                                       -------     -------    ----------   ---------  ----------

Revenue                                                 $ 6,003    $ 6,280    $ 7,675      $ 3,332    $ 1,578
Cost of goods sold                                        4,121      4,467      6,713        2,136      1,104
Gross profit                                              1,882      1,813        962        1,197        474
Selling, general and                                      5,622     4,6738      5,646        2,821      1,190
administrative
Provision for doubtful accounts                             153        548        700         --         --
Depreciation                                                 53         34         47           17         12
                                                      ---------    --------  --------     --------    -------
Net loss                                              $  (3,946)   $(3,507)  $ (5,532)    $ (1,642)   $  (728)
                                                      =========    =======   ========     ========    =======

Comparison of nine months ended November 2, 2002 to nine months ended November 3, 2001

      Revenue. Revenue for the nine months ended November 2, 2002 was $6.0 million compared with revenue of $6.3 million for the nine months ended November 3, 2001. This decrease was the result of the reduction in revenue from Securex which was negatively impacted by Casual Male Corp.'s bankruptcy, and by the decision to de-emphasize this segment of the business.

      Cost of goods sold. Cost of goods sold for the nine months ended November 2, 2002 was $4.1 million compared with cost of goods sold of $4.5 million for the nine months ended November 3, 2001. This change directly corresponds to the decrease in sales of Securex.

      Selling, general and administrative. Our selling, general and administrative expenses increased to $5.6 million for the nine months ended November 2, 2002, as compared to $4.6 million for the nine months ended November 3, 2001. This increase of $1.0 million is due to the increase of Securex sales personnel installation and administrative support staff during last year. Subsequent to the increase in Securex staff, its sales were negatively impacted by Casual Male Corp.'s bankruptcy filed in May 2001. After the asset purchase transaction, Securex was significantly downsized and strategically de-emphasized.

      Provision for doubtful accounts. The provision for doubtful accounts for the nine months ended November 2, 2002 was $153,000 compared with $548,000 for the nine months ended November 3, 2001. This decrease results from the increased effort put forth by current management to monitor its current receivables as well as a de-emphasis of the Securex line of business, which was responsible for the majority of bad debts in prior periods.

      Depreciation. Depreciation for the nine months ended November 2, 2002 was $53,000 compared with depreciation of $34,000 for the nine months ended November 3, 2001. This increase relates directly to the substantial capital expenditures incurred in fiscal year 2002, including monitoring facilities, computers and equipment and furniture and fixtures.

      Income taxes. No income tax benefit was recorded for the nine months ended November 2, 2002 and November 3, 2001 due to the uncertainty as to the ability to utilize these tax benefits in the future. Furthermore, as a result of the asset purchase transaction, no income tax benefits are available for the nine months ended November 3, 2001 since the related tax carryforwards of net operating losses can not be utilized by us subsequent to May 2002.

      Net loss. Net loss for the nine months ended November 2, 2002 was $3.9 million compared to a net loss of $3.5 million for the nine months ended November 3, 2001. This increase in net loss is mainly due to the significant reduction in Securex revenues and margins and the resulting write-off of inventory and related assets.

Comparison of year ended February 2, 2002 to year ended February 3, 2001

      Revenue. Revenue for fiscal year 2002 was $7.7 million for the 52-week period compared with revenue of $3.3 million for the 53-week period of fiscal year 2001. The $4.4 million increase was primarily attributable to the acquisition of Securex in January 2001 and to a lesser degree growth in outsource loss prevention services to existing customers and the addition of approximately 15 new retail clients which generated approximately $700,000 in incremental revenues.

      Cost of goods sold. Although there was a significant increase in revenues during the year, cost of goods sold increased by $4.6 million to $6.7 million for fiscal year 2002 compared with cost of goods sold of $2.1 million for fiscal year 2001. This increase was primarily attributable to additional operating costs as a result of the acquisition of Securex at the end of fiscal year 2001, and the subsequent write-down of inventory and related assets acquired from Securex.

      Selling, general and administrative. Selling, general and administrative expenses for fiscal year 2002 were $5.6 million for the 52-week period compared with selling, general and administrative expenses of $2.8 million for the 53-week period of fiscal year 2001. The $2.8 million increase was primarily due to the increases in staff to support sales, installation personnel, central station personnel, and supporting administrative related personnel associated with Securex and the outsource loss prevention retail services businesses.

      Provision for doubtful accounts. The provision of doubtful accounts for fiscal year 2002 was $700,000. Based upon actual collection efforts during fiscal year 2003, this allowance is necessary as the Company has realized significant writeoffs during fiscal year 2003 as there remains substantial risk from the collection of the Securex accounts receivable recorded prior to the acquisition as these have been hindered by a challenging economic environment and the declining financial condition of certain customers.

      Depreciation. Depreciation for fiscal year 2002 was $47,000 for the 52-week period compared with depreciation of $17,000 for the 53-week period of fiscal year 2001. Depreciation is recorded in relation to monitoring facilities, computers and equipment and furniture and fixtures. The increase in depreciation is mainly due to the purchases of fixed assets for the monitoring business during fiscal year 2002.

      Writedown of goodwill. In fiscal year 2002, in connection with our strategic decision to de-emphasize the Securex business, we determined that the goodwill recorded in connection with our fiscal year 2001 purchase of Securex was impaired. Accordingly, we recorded a $100,000 charge in fiscal year 2002 to write off the entire balance.

      Income taxes. No income tax benefit was recorded for fiscal years 2002 and 2001 due to the uncertainty as to Former LPI's ability to utilize these tax benefits in the future. Furthermore, as a result of the asset purchase transaction, no income tax benefits were available for fiscal years 2002 and 2001 since the related tax carryforwards of net operating losses cannot be utilized by us subsequent to May 2002.

      Net loss. Net loss for fiscal year 2002 was $5.5 million for the 52-week period compared with net loss of $1.6 million for the 53-week period of fiscal year 2001. This additional $3.9 million loss is mainly due to the operating costs associated with Securex which was acquired at the end of the prior year, and the significant loss of Securex revenue, which was partially caused by Casual Male Corp.'s bankruptcy filing in May 2001.

Comparison of year ended February 3, 2001 to year ended January 29, 2000

      Revenue. Revenue for fiscal year 2001 was $3.3 million for the 53-week period compared with revenue of $1.6 million for the 52-week period of fiscal year 2000. The $1.7 million increase was attributable to both organic growth and the attainment of new full service loss prevention customers.

      Cost of goods sold. Cost of good sold for fiscal year 2001 was $2.1 million for the 53-week period compared with revenue of $1.1 million for the 52-week period of fiscal year 2000. The $1.0 million increase was primarily attributable to additional field personnel costs attributable to the increase in revenue. The increase in gross margin of approximately 36% for the period in fiscal year 2001 as compared to approximately 30% in fiscal year 2000 is due to the increase in the number of customers and corresponding revenue without the need to dramatically increase the number of employees.

      Selling, general and administrative. Selling, general and administrative expenses for fiscal year 2001 were $2.8 million for the 53-week period compared with selling, general and administrative expenses of $1.2 million for the 52-week period of fiscal year 2000. The $1.6 million increase was primarily due to the ramp-up in selling, account directors, exception based reporting, administrative and corporate related personnel during the period.

      Depreciation. Depreciation for fiscal year 2001 was $17,000 for the 53-week period compared with depreciation of $12,000 for the 53-week period of fiscal year 2000. Depreciation is recorded in relation to monitoring facilities, computers and equipment and furniture and fixtures.

      Income tax benefit. No income tax benefit was recorded for fiscal years 2001 and 2000 due to the uncertainty as to Former LPI's ability to utilize these tax benefits in the future. Furthermore, as a result of the asset purchase transaction, no income tax benefits were available for fiscal years 2001 and 2000 since the related tax carryforwards of net operating losses cannot be utilized by us subsequent to May 2002.

      Net loss. Net loss for fiscal year 2001 was $1.6 million for the 53-week period compared with a net loss of $728,000 for the 52-week period of fiscal year 2000. This increase in net loss is primarily due to additional general and administrative costs associated with the development of a nation-wide loss prevention program.

Liquidity and Capital Resources

      Since its inception, Former LPI's parent, Casual Male Corp., and as of May 14, 2002, LPI's parent, CMRG, have provided the necessary capital to build our infrastructure, to provide for working capital and to fund our significant operating losses. The amount of capital required since inception has been approximately $14.4 million. All remaining portions of this funding at each period end are included in the Parent Company Contribution.

      Subsequent to the asset purchase transaction, CMRG contributed approximately $1.9 million to fund our losses and working capital needs. Effective upon the distribution, this equity infusion will be converted into an aggregate value of $1.5 million of series A preferred stock and $500,000 of convertible debt. In addition, to facilitate our short term goal of reaching profitability, CMRG has agreed to provide a secured revolving credit facility to loan us up to an additional $500,000, the terms of which are consistent with the terms of the previous advances.

      The series A preferred stock will be governed by the Certificate of Designations as described under "Description of LPI Capital Stock". The indebtedness will be evidenced by a loan and security agreement that CMRG and LPI will enter into prior to and effective upon consummation of the distribution. The loan agreement and the convertible promissory notes will provide for repayment of up to an aggregate of $1.0 million, consisting of the new revolving credit facility and the previous advances. The principal amount of the notes will be convertible at CMRG's option into shares of our common stock at a conversion rate of $0.40 per share. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement" for additional information. Aside from the $500,000 revolving credit facility from CMRG, we will have no other ability to borrow funds from an outside source because CMRG will hold as security for the notes all of our assets and the loan agreement restricts us from incurring indebtedness other than obligations we owe to CMRG, indebtedness existing on the date the loan agreement is entered into, certain accounts payable to trade creditors and other indebtedness not to exceed $250,000.

      Subsequent to the asset purchase transaction, our management refocused its efforts to primarily grow our outsourced loss prevention services, and to a lesser extent our security and alarm monitoring business, and to increase our revenue base and strive to attain profitability in the short term. In connection with our revised strategy to de-emphasize the Securex business in June 2002, we reduced headcount throughout the Company resulting in annualized salary savings of approximately $1.2 million, the full benefit of which we do not expect to fully realize until fiscal year 2004. For the third quarter of fiscal year 2003, LPI reduced its loss to $107,000 and we expect to continue at a break-even level through the second quarter of fiscal year 2004, at which time we believe we may become profitable. Based upon actual third quarter results of fiscal year 2003 and projections for fiscal year 2004, we believe that with the infusion of the additional loan of $500,000 from CMRG, we will have an adequate level of working capital to attain our short-term goal of reaching profitability. However, there can be no assurance that we will reach profitability.

Transactions with Related Parties

      Prior to the distribution, we have performed loss prevention services for CMRG and we will continue to provide these services subsequent to consummation of the distribution, as follows:

     o For a three-year period that began September 1, 2002 and will continue through September 31, 2005, LPI has and will continue to provide to CMRG a full loss prevention services program. The terms and price of the contract were negotiated between LPI and CMRG and are considered to be valued at near market value for the services provided. During fiscal years 2000, 2001, 2002 and the nine months ended November 2, 2002, CMRG related revenue has been 68.2%, 34.4%, 19.1% and 22.2% of total LPI revenues, respectively. Also, for the nine-month period ended November 2, 2002, total cash receipts from CMRG were approximately $600,000;

     o Also, prior to the distribution, LPI agreed in principle to a sublease agreement with CMRG whereby LPI is leasing from CMRG approximately 19,000 square feet of office space located in Needham, Massachusetts for an annual base rent of $8.00 per square foot. The term of the sublease commenced on January 1, 2003 and will terminate on December 31, 2005. The terms of the lease agreement are considered to be valued at market price and are primarily a pass-through charge of CMRG's lease costs for the building.

      Effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement and an administrative services agreement, as noted below:

     o The loan and security agreement will represent an aggregate of up to $1,000,000 of indebtedness. The loan agreement will provide for repayment of $500,000 previously advanced by CMRG to LPI and will require CMRG to provide a revolving credit facility to LPI of up to an additional $500,000 to provide for certain working capital requirements. The terms of the loan agreement provide for a maturity of one year at an interest rate of 12% compounded daily and are not necessarily indicative of the terms LPI would receive from a third-party. Given the historical financial performance of LPI and CMRG's current borrowing rates , the terms of the loan and security agreement represent an approximation of CMRG's cost of debt for LPI's inherent level of financial risk;

     o CMRG and LPI will also enter into an administrative services agreement under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following the distribution at a cost to LPI of $25,000 per month. This agreement will assist LPI with administrative, financial, management functions that LPI does not currently have the expertise or personnel to perform. The agreement is intended to be a pass-through of actual costs incurred by CMRG to LPI and includes provisions to review the level of services provided by CMRG and adjust the agreed upon rate based upon actual services performed. The initial term of the administrative services agreement is for one year and will automatically renew for additional one year terms, unless either party provides 30 days notice prior to the expiration of the then current term.

Plan of Operation

      After having downsized Securex, which has suffered significant operating losses since its acquisition by Former LPI in January 2001, our immediate plan is to focus our efforts on growing our outsource loss prevention services to the primary target market of small to mid-sized retail companies which will more fully utilize our infrastructure built over the past three years. In addition, our primary focus is to generate operating income and cash flow from operations with the need for only nominal amounts of capital expenditures to achieve our short term goals of reaching and maintaining profitability.

Critical Accounting Policies

      Our financial statements are based on the application of significant accounting policies, many of which require management to make significant estimates and assumptions. (See Note A to the financial statements). We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

      Inventory. We record inventory at the lower of cost or market on a first-in first-out basis ("FIFO"). We reserve for obsolescence based on the difference between the weighted average cost of the inventory and the estimated market value based on assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional reserves may be required.

      Revenue Recognition. We provide loss prevention solutions and security system installations to clients on either a service contract or project basis, respectively. Revenues from retail loss prevention service contracts are recognized ratably over the life of the contract, usually 12 months. These contracts do not require up-front payments and no amounts are considered refundable. Equipment and labor revenues from security system installation projects are recognized upon completion of the project when the customer accepts the equipment placed into service and have no relationship to the retail loss prevention service contracts.

      Deferred Taxes. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" (the "Statements"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill is no longer be amortized but is be subject to annual impairment tests in accordance with the Statements. We adopted the new accounting rules under the Statements beginning in the first quarter of fiscal year 2003. The adoption of the impairment provisions of the Statements did not have a material impact on our overall financial position or results of operations.

      In July 2001, the FASB also issued Statement No. 143 "Accounting for Asset Retirement Obligations". This Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizing the associated asset retirement costs as part of the carrying amount of the long-lived asset. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. The adoption of this Statement beginning in the first quarter of fiscal year 2003 did not have a material impact on our overall financial position or results of operations.

      In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes Statement No. 121. Although this Statement retains many of the fundamental provisions of Statement No. 121, it expands the scope of discontinued operations to include more disposal transactions and significantly changes the criteria for classifying an asset as held-for-sale. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The adoption of this Statement in the first quarter of fiscal year 2003 did not have a material impact on our overall financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      We do not utilize financial instruments for trading purposes and hold no derivative financial instruments which could expose us to significant market risk. The amount of interest expense we are obligated to pay with respect to the loan and security agreement to be entered into with CMRG in connection with the distribution is not based on a variable interest rate. At the present time, we do not intend to raise additional capital through debt financings. As such, we expect to have no significant exposure to market risk for changes in interest rates. We are not subject to any foreign currency exchange risk.

                                    BUSINESS

Background

      An effective loss prevention program for a retail organization is a cost-effective solution to reduce the loss of inventory. Historically, retail organizations have internally staffed and developed their own proprietary loss prevention solutions. LP Innovation's goal is to shift this spending from internal staffing and program development to an outsourced solution. LPI has developed products and services that allow retailers to reduce their loss prevention costs through outsourcing, while at the same time decreasing their overall losses due to inventory shrinkage.

      LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry across the United States. Our services include in-store audits, investigations, employee training and awareness, and point of sale exception based reporting ("EBR") software and data mining, which are provided by loss prevention experts who, on average, have 10 to 15 years of retail loss prevention and security experience. Our loss prevention services are bundled based upon our customers' needs and billed on a structured flat fee per-month per-location basis. In addition to these loss prevention services, we offer, through our subsidiary, Securex LLC, the sale and installation of security equipment and alarm and security central monitoring. This allows us to provide a comprehensive loss prevention solution to our clients.

      LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. We currently have approximately 50 loss prevention retail clients with over 4,000 retail locations.

      Approximately 60% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits, in-store employee investigation, as well as other services. We believe our core market to be the over 7,000 retail and restaurant companies which each operate less than 150 stores and in aggregate represent over 150,000 store locations.

      LPI presently employs 114 loss prevention and administrative personnel, of which approximately 25 employees are loss prevention auditors and investigators located throughout the United States and are on-site at LPI's retail clients. Another 30 employees are security personnel providing specialized security services to specific clients (including 7 employees who currently work exclusively at CMRG, which, in addition to being LPI's parent company until completion of the distribution, is also a significant customer of LPI). The balance of LPI's employee base either coordinates the activities of the loss prevention field personnel, directs the loss prevention programs of its clients, conducts analysis of point-of-sale transactions provided through the EBR system, provides central monitoring to its clients, or sells and installs security equipment. Of its total employee base, 86 employees work for the LPI outsourced loss prevention solutions, 16 employees work with the alarm and security central monitoring service, and 12 employees work in selling and installing security equipment. The loss prevention services that we provided during fiscal year 2002 generated over 50% of our revenues.

      We are currently, and since our inception have been, a wholly owned subsidiary of CMRG. We were incorporated in Nevada on November 15, 2002. Our predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as "Delaware LPI"), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Former LPI") and wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the asset purchase transaction, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with us in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are believed to be significantly higher than the comparable fees for a Nevada public corporation.

      The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) which provided loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting analysis. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

      In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million of sales, of which a significant portion was from its parent, Casual Male Corp. However, Former LPI incurred a corresponding net loss of approximately $700,000, which grew in fiscal year 2001 to a net loss of approximately $1.6 million, while its sales for the same period doubled to approximately $3.3 million. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

      In January 2001, Former LPI, through a wholly owned subsidiary, acquired the operating assets of Securex, a security equipment and installation company. The Securex system and installation agreements are typically project based and vary in accordance to the scope and complexity of each project. During fiscal year 2002, Securex began providing alarm and security central monitoring services. This portion of Securex's business unit is structured as a flat fee-per-month per-location. For fiscal year 2002, which was the first full year of ownership of Securex by Former LPI, Securex generated approximately $3.6 million in sales, but had an operating loss of approximately $4.4 million.

      Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting Former LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's selling and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business.

      In fiscal year 2003, subsequent to the asset purchase transaction, LPI, as a wholly owned subsidiary of CMRG, de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex. LPI eliminated 14 in-house installation and service technician positions and 12 selling, general and administrative personnel positions in June 2002, resulting in an annualized cost savings of approximately $1.2 million. On an ongoing basis, Securex plans to leverage the current selling and administrative staff of LPI's loss prevention business and outsource the majority of its installation and service activities to external subcontractors. Securex's future revenues will be derived mainly through organic growth of LPI's existing and future customer base.

      Since inception, the loss prevention services business has generated losses for fiscal years 2000, 2001 and 2002 and for the first nine months of fiscal year 2003 of approximately $700,000, $1.6 million, $1.1 million and $500,000, respectively. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses for fiscal year 2002 and for the first nine months of fiscal year 2003 of approximately $4.4 million and $3.5 million, respectively. The combined accumulated deficit of both the loss prevention and Securex lines of business as of November 2, 2002 was approximately $11.8 million, of which approximately $882,000 represents the accumulated deficit for the period May 14, 2002 to November 2, 2002.

      Our business plan calls for the continued growth of our customer base and resulting revenues combined with the expansion of our infrastructure support services capabilities. This plan results in more efficient utilization of or loss prevention personnel from a higher density of customers in each of our target markets. Although we believe that we can successfully execute our business plan, there can be no assurance that we will grow to become profitable.

      Historically, we believe that a major obstacle to expanding our loss prevention services to other retailers has been that we have operated as wholly owned subsidiaries of national retail companies. As a result, we understand that potential customers in our retail market have been reluctant to enter into outsource loss prevention contracts with us. We believe that we may be more successful operating as a separate company than as a wholly owned subsidiary of a retail company.

      Given the additional costs related not only to the initial registration, but the ongoing administrative and regulatory costs of a stand-alone public company, there can be no assurance that we will be successful in expanding upon our retail client base and capitalizing upon our established infrastructure to become a profitable company. However, we have made and continue to make a number of changes to our business to facilitate the realization of our business plan, including the following steps:

     o we have significantly reduced our selling, general and administrative expenses associated with Securex;

     o we hired Douglas A. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct our financial operations;

     o we are moving, through this distribution, to become a separate loss prevention company not wholly owned by a national retail company;

     o    we are expanding our board of directors; and

     o we are establishing an executive committee of the board, which will function as a bridge from the full board to management and will be comprised of seasoned professionals and executives, to provide us with additional expertise, enhance our flexibility and ability to respond quickly to new opportunities, help us execute our business plan and navigate the early stages of our development as a public company.

      We have refocused our efforts on our core retail business and continue to provide our customers with integrated loss prevention services and security system solutions.

Targeted Customers

      LPI has identified the small retail chains (150 or less stores) and mid-sized retail chains (151 to 1000 stores) as its ideal, primary target market. However, since we believe our solutions should be attractive to any retailer, regardless of the retail segment and/or size, we believe that the overall market potential for LPI is substantially broader.

      Other market opportunities include, but are not limited to, distributors, independent warehouses and distribution centers, and any other business that handles significant volumes of inventory.

Customer Concentrations

      A significant portion of our loss prevention revenues are derived from our business with CMRG and Reebok International Ltd. During fiscal year 2002, Reebok accounted for approximately 20.1% of our revenue. CMRG, which is currently, and until completion of the distribution will be our parent company, accounted for approximately 19.1% of our revenue. The loss of either of these customers would have a material adverse effect on our revenues and could have a material adverse effect on our profitability.

Services and Products

      A comprehensive loss prevention solution includes all of the following services. We believe that only LPI presently delivers all of these services.

     o Investigations - LPI has selected the Wicklander-Zulawski technique as the exclusive style of interview and interrogation technique to identify our client's potential dishonest employees or inappropriate or fraudulent acts of employees causing losses to their respective operations. It is one of the most recognized and accepted styles of interview and interrogation techniques utilized and endorsed by security professionals. Investigative solutions include covert camera installation, interviews and surveillance. Upon the conclusion of a successful investigation, LPI provides a detailed report of its findings and assists clients as a liaison through criminal and civil proceeding.

     o "Best Practice" Audits - Audits designed to provide clients with a complete overview of its business. Audit areas include store operations, loss prevention, merchandise flow, sales performance, guest service, and associate performance.

     o Exception-Based Reporting (EBR) - EBR is a point-of-sale process of remotely reviewing point-of-sale transactions to primarily identify fraud. We remotely access our customers' point-of-sale data and analyze this data through the use of specialized software designed to synthesize the data into customized reports. Our analysts then examine the data, searching for transactions that indicate fraud. Once the analysts identify a potentially fraudulent transaction, training deficiency and/or systemic issue, the information is disseminated to a field employee so that they can respond to the location and further investigate the identified transactions.

     o Training and Awareness - Loss prevention awareness programs designed to educate all levels of associates. LPI offers clients customized training materials designed for company culture and loss prevention needs.

     o Training and Development - Comprehensive training and development curriculum, including modules designed for the development of store managers, district managers, regional managers, and loss prevention personnel.

     o Consulting - Services to help clients identify strengths and weaknesses in loss prevention programs. LPI delivers cost-effective recommendations to cure or reduce deficiencies and maximize resources in a variety of areas, including: risk analysis to determine areas of vulnerability, site surveys relating to security equipment needs, vendor assistance, vendor selection, and bidding and negotiating support.

     o Central Station - Modern 24-hour alarm and monitoring system, located in Needham Massachusetts, including:

          o    UL-listed central alarm station for fire and burglary monitoring

          o    Real-time digital video and audio monitoring

     o Remote Video & Audio "Look-in" - Provides controlled pan/tilt/zoom cameras to review operations, with real-time look-in through multi-channel transmissions such as T1, ISDN, DSL, and Potts.

     o Virtual Guard Tours - With the advancement of remote video monitoring technology offered through our Securex systems, installation and central monitoring business, we can offer customers the ability to visually inspect critical properties/assets such as bank ATM's from a central location. These "virtual guard tours" can replace the current methodology of "guard tours" which is to dispatch a human presence to conduct physical guard tours of the properties/assets. The current methodology is highly inefficient and costly.

Marketing

      LPI sells its loss prevention solutions to chief executive, chief financial and chief operating officers and to directors of loss prevention who have both the budget and mandate to reduce inventory shrinkage through increased store coverage and advanced loss prevention solutions. We have identified the small (150 or less stores) and mid-sized retailer (151 to 1000 stores) as our ideal, primary target market. Other market opportunities include, but are not limited to distributors, independent warehouses/distribution centers and any other business that handles significant volumes of inventory.

      Within the retail industry and loss prevention community, success is achieved by reducing and maintaining a below average inventory shrink rate. This goal is widely sought and freely communicated within the retail industry and the LPI name has become well recognized for these accomplishments. However, we are planning to enlist the services of a marketing and public relations firm to assist us in expanding our national presence and expect that the use of strategic direct marketing initiatives and publications in select media vehicles will assist in our growth plans.

Competition

      Our primary competition today comes from captive loss prevention departments at retailer companies. However, we believe that the visibility of loss prevention within the executive suite, rising inventory shrink rates, and the rising cost (both in terms of compensation and travel expenses) of maintaining a high coverage, highly skilled loss prevention department may create significant opportunities for LPI.

Employees

      We have approximately 114 employees, which are broken down as follows:

              Executive management           3
              Selling, general and
              administrative                  8
              Retail                         75
              Securex                        12
              Central Station                16

Properties and Assets

      Our corporate headquarters is presently located at 66 B Street in Needham, Massachusetts. This location is being subleased from CMRG. CMRG had been occupying the Needham building until shortly after the asset purchase transaction, at which time CMRG relocated its headquarters to Canton, Massachusetts. The term of the sublease commenced as of January 1, 2003 and terminates on December 31, 2005. The subleased space consists of approximately 19,000 square feet. The permitted use of the premises is for office use and for the storage (as ancillary to its use as office space) of our product inventory. The base rent per year throughout the entire term is $8.00 per square foot. We are also required to pay a pro rata share of real estate taxes, and all operating costs.

      Pursuant to a loan and security agreement which will represent up to $1.0 million of indebtedness and which CMRG and LPI intend to execute prior to and effective upon consummation of the distribution, CMRG will retain a security interest in all of our assets. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

Legal Proceedings

      We are not currently party to any litigation or proceedings that we believe could have a material adverse effect on our business, financial condition or operating results.

                                   MANAGEMENT

Directors and Executive Officers

      As of the distribution date, the following persons will serve as our directors and officers. The names of such persons and their respective ages and positions are as follows:

      Name                        Age   Position
      ----                        ---   --------

      Seymour Holtzman            67    Chairman of the Board, Director and
                                        Executive Committee member
      William N. Britton          57    Director
      Stewart L. Cohen            48    Director
      James A. Mitarotonda        48    Director
      David A. Levin              51    Director and Executive Committee
                                        member
      Steven P. May               41    President, Director and Executive
                                        Committee member
      Douglas A. Laue             33    Senior Vice President and Chief
                                        Financial Officer
      Craig Matsumoto             43    Senior Vice President, Chief
                                        Operating Officer and Secretary

      Mr. Levin and Dennis R. Hernreich served continuously as the sole directors of LPI since our inception. Effective on the distribution date, Mr. Hernreich will resign from the board. Messrs. Holtzman, Britton, Cohen, Mitarotonda and May will be appointed to the board as of the distribution date. At the same time, Messrs. Holtzman, Levin and May will be appointed as members of the executive committee. Mr. Hernreich will be appointed as a non-director member of the executive committee as of the distribution date. Each director will hold office until the next annual meeting of our stockholders or until his successor has been elected and qualified or until his resignation or removal, if earlier. None of the directors listed above will serve as a director pursuant to any arrangement or understanding between him and any other person. Each member of the executive committee will hold office until removed or replaced by resolution of the board. Non-director members of the executive committee will serve until removed or replaced by the executive committee or the board.

      The following are brief biographies of our directors and executive officers:

Seymour Holtzman will be appointed as Chairman of the Board, a director and member of the executive committee of LPI effective on the distribution date. Mr. Holtzman has served as Chairman of Board of CMRG since April 11, 2000 and as an executive officer of CMRG since May 25, 2001. Mr. Holtzman has been involved in the retail business for over 30 years. For many years, he has been the President and Chief Executive Officer of Jewelcor, Inc., a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a company primarily involved in investment and management services; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in

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

Chicago, Illinois. Mr. Holtzman is currently Chairman of the Board of MM Companies, Inc. (OTCBB: "MMCO") and a member of the board of Liquid Audio, Inc. (NASDAQ: "LQID"). Mr. Holtzman is a well-known shareholder activist who specializes in the banking industry and the retail industry.

William N. Britton will be appointed as a director of LPI effective on the distribution date. Mr. Britton retired in December 2001 from JP Morgan Chase Bank where he was a Senior Vice President. From 1997 to his retirement he served as executive in charge of JPMorgan Business Credit Corp. (Asset Based Lending), JPMorgan Leasing Corp., Middle Market Structured Finance., Middle Market Mergers & Acquisitions and Middle Market Syndications. Mr. Britton is on the Board of Advisors of the Rutgers University School of Business.

Stewart L. Cohen will be appointed as a director of LPI effective on the distribution date. Mr. Cohen is a founding partner and principal of The Ozer Group which is one of the country's leading retail consulting business evaluation and asset disposition firms. From 1996 to 2000, he held the position of Chief Executive Officer of Paragon Capital. Mr. Cohen serves on the board of Smith and Hawkens, Jewish Big Brother/Jewish Big Sister and the Anti Defamation League (ADL). He is also a contributing editor to the American Bankruptcy Institute Journal.

James A. Mitarotonda will be appointed as a director of LPI effective on the distribution date. Mr. Mitarotonda is Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm which he co-founded in November 1991. Mr. Mitarotonda is also President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small capitalization value fund which seeks to be actively involved with its companies in order to enhance shareholder value. Mr. Mitarotonda is also President, Chief Executive Officer and a director of MM Companies, Inc.

David A. Levin, a director of LPI since its inception, will be appointed as a member of the executive committee effective on the distribution date. Since April 2000, Mr. Levin has served as President, Chief Executive Officer and a director of CMRG. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of Casual Male Corp. (then known as J. Baker, Inc.), from 1995 to 1997. In addition, Mr. Levin was President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for almost 30 years.

Steven P. May, President will be appointed as a director of LPI and member of the executive committee effective on the distribution date. Mr. May began his career in loss prevention in 1981. He has held a variety of positions of increasing responsibility within retail, manufacturing, wholesale and distribution organizations. In 1988, Mr. May became the Director of Loss Prevention for Casual Male Corp. (then known as J. Baker, Inc.), a national retailer with over 1,300 stores and $600 million dollars in annual sales. During his tenure with Casual Male Corp., he was promoted several times, eventually holding the title of First Senior Vice President, Director of Loss Prevention and Auditing. His responsibilities included all corporate facilities, distribution centers, and retail stores. Mr. May is a member in good standing of the American Society for Industrial Security (ASIS) and an associate member of the National Retail Federation.

Douglas A. Laue, Senior Vice President and Chief Financial Officer joined LPI in July 2002. Prior to joining us, Mr. Laue was part of Ernst & Young LLP's mergers and acquisitions group in Boston. Mr. Laue began his career at Ernst & Young as an auditor for approximately five years, followed by two years with their Boston mergers and acquisitions group. As an auditor, he worked for three years in Ernst & Young's entrepreneurial services group gaining experience in small to midsize companies, both public

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

and non-public. He also spent two years in Ernst & Young's Global Exchange program in the Netherlands working on large multinational U.S. and international companies.

Craig Matsumoto, Senior Vice President, Chief Operating Officer and Secretary has been employed by LPI since our inception. Mr. Matsumoto began his career in loss prevention in 1980 and has held senior executive positions in loss prevention and operations for such companies as Mervyn's Department Stores, Reebok International, and T.J. Maxx, where he was the Vice President of Loss Prevention and Audit. Mr. Matsumoto joined Former LPI as the Vice President of Retail Operations in 1999 and was subsequently promoted to Senior Vice President in 2001. Throughout his career, his responsibilities included all corporate facilities, distribution centers, retail stores and catalogue/mail order operations. His experiences in global asset protection practices include the design and implementation of effective information protection strategies, integrated loss prevention solutions, organizational assessments and the design of comprehensive development and evaluation processes for all levels of personnel. Mr. Matsumoto has served on several committees as an advisor for loss prevention industry initiatives such as global source tagging, anti-counterfeiting measures and Electronic Article Surveillance standardization.

Dennis R. Hernreich will be appointed as a non-director member of the executive committee effective on the distribution date. Mr. Hernreich served as a director of LPI since our inception. Mr. Hernreich will resign from our board as of the distribution date. Since September 2000, Mr. Hernreich has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of CMRG. Prior to joining CMRG, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann's Inc., a national retailer of women's apparel. Most recently, from 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

Committees of the Board of Directors

      The executive committee of the board will be established as of the distribution date and will have all of the powers and authority of the board in the management of the business and affairs of LPI, except as prohibited by the Nevada Revised Statutes, our articles of incorporation or bylaws. The executive committee will serve as a key link between the board and management. It will be comprised of seasoned professionals and executives that will provide LPI with additional expertise that should enhance our flexibility and ability to respond quickly to new opportunities and will help us execute our business plan. Because LPI will face issues associated with being a new public company, management will likely need additional guidance and oversight as it navigates the early stages of LPI's development as a public company. CMRG's board believes that it will be useful for LPI to have an executive committee in place to help LPI's management focus on the Company's day-to-day operations. The executive committee will function as a bridge from the full board to management and is intended to be a resource for management when needed without having to convene a meeting of the full board.

      We anticipate that, at its first regularly scheduled meeting, our board will establish an audit committee and such other committees, if any, as it deems necessary or appropriate.

Director Compensation

      To date, no compensation has been paid to the directors of LPI for services provided in such capacity.

      Pursuant to our 2002 Stock Incentive Plan, we intend to grant, contemporaneously with the distribution, options to purchase shares of our common stock to each of our directors and executive committee members. Non-employee directors who also serve on the executive committee will receive options to purchase 150,000 shares of our common stock. One non-director member of the executive committee will receive options to purchase 150,000 shares of our common stock. Other non-employee directors will receive options to purchase 100,000 shares of our common stock. Accordingly, Messrs. Britton, Cohen and Mitarotonda will each receive options to purchase 100,000 shares of our common stock and Messrs. Holtzman, Levin, and Hernreich will each receive options to purchase 150,000 shares our common stock. Consistent with the terms of our 2002 Stock Incentive Plan, one-third of the options will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The term of the options will be ten years and will have an exercise price of $0.35 per share.

Executive Compensation

      Prior to the asset purchase transaction, Messrs. Matsumoto and May were employed and paid by Casual Male Corp. Between the time of the asset purchase transaction and consummation of the distribution, CMRG will have employed and paid all compensation to our executive officers. Following consummation of the distribution, the executive officers will cease to be employed or paid by CMRG and will be employed and paid by us.

Employment Agreements

      Prior to and effective upon consummation of the distribution, we intend to enter into employment agreements with our three executive officers, Messrs. May, Matsumoto and Laue. The initial term of the employment agreements for Messrs. May and Matsumoto will be for a two-year period. The initial term of the employment agreement for Mr. Laue will be for a one-year period.

      The employment agreements will require each executive to devote substantially all of the his time and attention to our business as necessary to fulfill his respective duties. The agreements will provide that Messrs. May, Matsumoto and Laue be paid base salaries at annual rates of $220,000, $195,000 and $120,000, respectively. While Messrs. May, Matsumoto and Laue are employed by us, we will provide each of them with an automobile or an automobile allowance. Each executive will be entitled to vacation and other customary benefits, as determined from time to time by the board or executive committee.

      The employment agreements will provide that each executive receive shares of restricted stock of LPI subject to certain conditions, forfeiture, right of first refusal and restrictions on transferability. For a discussion of the terms of the restricted stock, see "Restricted Stock" and "Stock Incentive Plan" below.

      The employment agreements will also provide that in the event the executive's employment is terminated by us at any time for any reason other than justifiable cause, disability or death, we will be required to pay the executive the greater of the base salary for the remaining term of the related employment agreement or an amount equal to eight months worth of the executive's annual salary for Messrs. May and Matsumoto, and six months worth of the executive's annual salary for Mr. Laue, subject to mitigation by the executive. The agreements will contain confidentiality provisions under which each executive will agree not to disclose confidential information regarding LPI. The agreements also will contain covenants pursuant to which each executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with our business.

Restricted Stock

      In order to ensure the continued dedication of our three executive officers and to recognize their valuable past service to LPI, we have entered into agreements with each of Messrs. May, Matsumoto and

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

Laue, pursuant to which shares of restricted stock will be granted to each of them under our 2002 Stock Incentive Plan contemporaneously with the distribution. Mr. May will receive approximately 237,866 shares of restricted LPI common stock, Mr. Matsumoto will receive approximately 203,885 shares of restricted LPI common stock and Mr. Laue will receive approximately 84,952 shares of restricted LPI common stock. One-third of the restricted stock will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described below under "Stock Incentive Plan."

Stock Incentive Plan

      General. Prior to the distribution, our board adopted, and CMRG, as our sole stockholder, approved the LP Innovations, Inc. 2002 Stock Incentive Plan (which we refer to below as the "Plan"). The Plan provides for the granting of stock options and restricted stock (referred to collectively as "awards"). We have reserved for issuance under the Plan 5,000,000 shares of our common stock, subject to adjustment upon the occurrence of certain corporate changes. Since the stock is not yet publicly traded it is not possible to ascertain a precise value.

      Administration. Our Plan will be administered by the board or a committee of the board.

      Eligibility. Awards under the Plan may be granted to officers, directors (whether or not they also are employees), executive, managerial, professional or administrative employees of LPI and its affiliated companies and to any other key persons, as selected from time to time by the board or committee. Approximately 92 individuals are eligible to participate in the Plan as directors or employees of LPI. Until the distribution, while CMRG is an affiliate of LPI, an additional _______ individuals currently are eligible to participate in the Plan as directors or employees of CMRG. The "New Plan Benefits" table below describes the awards under the Plan that we anticipate will be made contemporaneously with the distribution. Since the granting of awards is discretionary, it is not possible to determine how many individuals will receive awards in the future, or the amount of any such awards. The board or committee will determine the specific persons to whom awards will be granted and the terms and conditions of each award, as described below. The board or committee may delegate this authority to an officer of LPI, except with respect to awards to individuals who could reasonably be considered to be subject to the insider trading provisions of section 16 of the Securities Exchange Act of 1934.

      Options. Stock options granted under the Plan may be either "incentive stock options" (as that term is defined in Section 422 of the Internal Revenue
Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options ("non-qualified stock options").

            Terms and Conditions of Options. The board or committee will determine the terms and conditions of each option, including the number of shares subject to the option, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant, and when the option will become exercisable. Generally, options will become exercisable in three equal installments, on each of the date of grant and the first two anniversaries of the date of grant. However, the board or committee may establish other vesting dates or condition vesting upon other factors. The exercise period for incentive stock options may not extend beyond ten years from the date of grant.

            An option may be exercised in whole or in part. The option exercise price must be paid either in cash or cash equivalents or, if approved by the board or committee, with previously acquired shares of stock, by means of a brokered cashless exercise or such other methods as the board or committee may from time to time prescribe.

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

            Termination of Employment. If a participant terminates employment or service from LPI, then, unless the board or committee specified otherwise, (1) any option that is not exercisable as of the termination of employment will expire as of that date; (2) any option that is exercisable as of the termination of employment will remain exercisable until the earlier of the expiration of the option term or (a) one year after a termination of employment by reason of disability, (b) six months after a termination of employment by reason of retirement, (c) three months after a termination of employment for any reason other than cause, disability, retirement or death, and (d) one year after the date of death if the participant dies while employed by LPI or during the 1-year, 6-month or 3-month exercise period described above. If the participant's employment or service terminates for cause (as defined in the Plan), all of the participant's options will terminate as of the date of the termination of employment or service. Any person who exercises a participant's options after the participant's death will be bound by the same terms and conditions that applied to the participant.

            Non-Transferability of Options. An option is not transferable other than by will or the laws of descent and distribution, except that the board or committee may permit the transfer of a non-qualified option to the grantee's family members or trusts for those family members.

            Reload Options. The board or committee may include in an agreement evidencing an option (the "original option") a provision that a "reload option" will be granted to any grantee who delivers shares of stock in partial or full payment of the exercise price of the original option. The reload option will relate to that number of shares of stock equal to the number of shares of stock delivered, and will have an exercise price per share equal to the fair market value of a share of stock on the exercise date of the original option.

      Restricted Stock. The board or committee may grant shares of restricted stock that are forfeitable until they vest and are subject to restrictions on transferability. The board or committee will specify the date or dates on which the restricted stock will vest as well as any additional conditions to the vesting of the restricted stock, such as, for example, the achievement of specified performance goals. If the participant's employment or other service with LPI terminates, all unvested shares of restricted stock will be forfeited and LPI will return to the participant any amounts paid by the participant for the shares. The participant cannot transfer the restricted stock before it vests, and, after it vests, only can transfer the restricted stock after giving LPI an opportunity to purchase it first.

      Amendment and Termination of Plan. No incentive stock options may be granted more than 10 years after the Plan was approved by the board. The board may amend or terminate the Plan at any time, except that stockholders' approval will be required for amendments where necessary to satisfy specific regulatory requirements. The board or committee may amend or modify any award in any manner, including accelerating the vesting or exercisability of an award. No amendment of the Plan or any award may reduce an award recipient's rights under any previously granted and outstanding award without the recipient's consent, except to the extent that the board determines that such amendment is necessary or appropriate to prevent the award from being subject to the deduction limit of ss.162(m) of the Internal Revenue Code. Awards granted before the termination of the Plan may extend beyond that date in accordance with their terms.

      Certain Corporate Changes/Change of Control. In the event of a change in the capitalization of LPI, a stock dividend or split, a merger or combination of shares and certain other similar events, the board or committee will appropriately adjust the number of shares of stock available for grant under the Plan, the number of shares subject to outstanding options, and the exercise prices of those options. The Plan also provides for the adjustment or termination of awards upon the occurrence of certain other corporate events. In the event of a change of control of LPI (as defined in the Plan), all options will be immediately and fully exercisable and all shares of restricted stock will be immediately and fully vested.

      Section 162(m). A federal income tax deduction generally will be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. The board or committee may defer payment of awards that would not be deductible until the grantee is no longer subject to the $1 million limit.

      Summary of Federal Tax Consequences. The following is a brief description of the federal income tax treatment that generally will apply to Plan awards based on current federal income tax rules.

            Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the grantee. The grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the stock acquired over the exercise price for those shares and LPI will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

            Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the grantee. The exercise of an incentive stock option will not result in taxable income to the grantee if the grantee was, without a break in service, an employee of LPI or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled). The excess of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the grantee's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

            If the grantee does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the grantee, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and LPI will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and LPI will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

            Restricted Stock. A grant of restricted stock will not result in taxable income to the grantee at the time of grant and LPI will not be entitled to a corresponding deduction, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and LPI will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period also will be compensation income to the grantee and LPI will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture. A grantee may elect pursuant to ss.83(b) of the Internal Revenue Code to have income recognized at the date a restricted stock award is granted and to have the applicable capital gain holding period commence as of that date. In such a case, LPI will be entitled to a corresponding deduction on the date of grant.

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

            Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, LPI may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

      The preceding is based on current federal tax laws and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Plan. A grantee may also be subject to state and local taxes.

      For a more complete understanding of the Plan, please refer to the entire text of the Plan and the form of restricted stock grant agreements, filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part.

      Besides the grants of restricted stock to our three executive officers, to ensure the continued dedication and to recognize the valuable past service of certain other members of our management team, certain additional employees will receive an aggregate of approximately 220,000 shares of restricted stock contemporaneously with the distribution. The vesting schedule and other terms of these restricted stock grants are substantially the same as the terms described in connection with the grants of restricted stock to our three executive officers, described in "Management--Executive Compensation" above.

New Plan Benefits

      The following table sets forth certain information relating to distributions to be made of our common stock pursuant to options granted to and restricted stock grant agreements entered into with our named executives, the non-employee directors as a group and non-executive employees as a group:

                                                       2002 Stock Incentive Plan       Option outside of 2002 Stock Incentive
                                                                                                   Plan(1)
                                                  -----------------------------------  --------------------------------------
        Name and Position                          Dollar Value ($)   Number of Units  Dollar Value ($)  Number of Units
        -----------------                          ----------------   ---------------  ----------------  ---------------

Steven P. May, President ........................   $11,893            237,866 (2)            --               --
Craig Matsumoto, Senior
Vice  President and Chief .......................   10,194             203,885 (2)            --               --
Operating Officer
Douglas A. Laue, Senior
Vice President and  Chief .......................    4,248              84,952 (2)            --               --
Financial Officer
Executive Group .................................   26,335             526,703 (2)            --               --
Non-Executive Director and
Executive Committee Group .......................      --              750,000 (3)        $ 33,800          169,000
Non-Executive Officer ...........................    7,646             152,913 (2)            --               --
Employee Group


(1) As part of the distribution, holders of options to purchase CMRG common stock that have an exercise price no greater than $4.60 per share will receive options to purchase LPI common stock. LPI will grant to such holders options to purchase LPI common stock in the same ratio used in the distribution of one LPI share for every ten CMRG shares. We will not issue options exercisable for fractional shares. Instead of issuing options exercisable for fractional shares, we will round up each fractional share to the next whole share. See "The Distribution--Treatment of CMRG Options." We expect, based on the number of CMRG options with an exercise price per share no greater than $4.60 outstanding on January 3, 2003, to issue approximately 323,000 options to purchase LPI common stock of which 169,000 options will be granted to non-executive directors and executive committee members. The dollar value assigned to these options for purposes of this table was $0.20 per share, which was the tangible net book value as of November 2, 2002.

(2) Contemporaneously with the distribution, we intend to enter into restricted stock grant agreements pursuant to our 2002 Stock Incentive Plan, under which we will grant to our three executive officers and certain other employees shares of restricted stock, which will be forfeitable and will vest one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. See "Stock Incentive Plan--Restricted Stock" for more discussion of the terms of the restricted stock. We also intend to grant additional options to purchase shares of our common stock pursuant to our 2002 Stock Incentive Plan after the distribution; however, the details of these option grants have not yet been determined. The issuance of the shares of restricted stock will cause dilution to LPI's net tangible book value per share. Excluding the grants of restricted stock, following the distribution, the net tangible book value as of November 2, 2002 will be $0.23 per share. After giving effect to the grants of restricted stock, the net tangible book value as of November 2, 2002 will decrease to $0.20 per share. The dollar value assigned to the restricted stock for purposes of this table was $0.05 per share.

(3) We intend to grant, contemporaneously with the distribution, options to purchase shares of our common stock to each of our directors and executive committee members. Non-employee directors who also serve on the executive committee will receive options to purchase 150,000 shares of our common stock. One non-director of the executive committee will receive options to purchase 150,000 shares of our common stock. Other non-employee directors will receive options to purchase 100,000 shares of our common stock. Accordingly, we intend to grant options to purchase a total of 750,000 shares of our common stock of which one-third will vest immediately, one-third will vest on the first anniversary of the grant, and one-third will grant on the second anniversary of the grant. The dollar value assigned to these options for purposes of this table was $0.20 per share, which was the tangible book value of LPI common stock as of November 2, 2002.



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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership by and Relationship with CMRG

      We are currently, and since our inception have been, a wholly-owned subsidiary of CMRG and our operations have been financed by CMRG. Immediately following the distribution, CMRG will not own any outstanding shares of LPI common stock, but will hold promissory notes convertible into shares of LPI common stock and 37,500 shares of our series A preferred stock. As holder of our preferred stock CMRG is entitled to vote on all matters upon which holders of common stock may vote. For purposes of voting, each share of preferred stock will equal 100 shares of common stock. As a result, CMRG ownership will represent approximately 37% of the total voting power of LPI as of the date of distribution. The terms of the preferred stock also provide for certain class voting rights on matters that affect the rights of holders of the preferred stock. In connection with the distribution and the separation of LPI as a separate company detached from CMRG, LPI and CMRG have entered into an administrative services agreement, loan and security agreement, tax sharing agreement and sublease agreement. Details of each agreement are as follows:

Administrative Services Agreement

      Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into an administrative services agreement, under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following the distribution. The following is a general description of the services that will be included: accounting, bookkeeping, internal auditing, and payroll services; providing or supervising the provision of legal advice and services; providing or supervising the performance of certain accounting advice and services; assistance in organizational matters, assistance in preparation of financial reports related to the operation of LPI, employee compensation, incentive and retirement plans; human resources and personnel advice and services; and management information and data processing services.

      We will pay CMRG a fixed monthly fee of $25,000 plus actual expenses for the services provided to us by CMRG. CMRG will review the monthly fee from time to time and will make a good faith determination whether the fee should be adjusted to an amount agreed upon by CMRG and LPI. The initial term of the agreement is one year. The agreement will automatically renew for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 30 days prior to the expiration of the then current term. The agreement can also be terminated at any time by LPI in its sole discretion upon 30 days written notice to CMRG. For a full understanding of the terms of the administrative services agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Loan and Security Agreement

      Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement for an aggregate principal amount of up to $1.0 million. The loan and security agreement will provide for repayment of $500,000 previously advanced by CMRG to LPI for certain costs incurred by CMRG in connection with LPI's operations since May 14, 2002 and will require CMRG to provide a revolving credit facility to LPI of up to an additional $500,000 to provide for certain working capital requirements of LPI following the distribution.

      The loan agreement and promissory notes provide for a maturity of one year from the distribution date and contemplate monthly interest payments at a rate of 12% per year, compounded daily. We may voluntarily prepay at any time without penalty. We will be required to make principal prepayments to the extent of amounts realized by us in any sale or encumbrance of our assets, from the net proceeds of any sales of our equity securities exceeding $500,000 and to the extent of any excess cash flow as defined in the loan agreement. CMRG will hold a security interest in all of our assets. The loan agreement restricts LPI from incurring indebtedness other than obligations LPI owes to CMRG, indebtedness existing on the date the loan agreement is entered into, certain accounts payable to trade creditors and other indebtedness not to exceed $250,000.

      CMRG may, at its sole option, convert any portion of the outstanding principal under the promissory notes into shares of LPI common stock at a conversion rate of $0.40 per share. The conversion can be made by CMRG at any time upon five days notice to LPI. If CMRG were to convert $1.0 million in principal amount of the convertible notes, then it would own approximately 37% of LPI's common stock and, together with the voting rights it holds as the holder of 37,500 shares of series A preferred stock, it would control approximately 60% of the combined voting rights of LPI capital stock.

Tax Sharing Agreement

      Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a tax sharing agreement that will provide, among other things, for the allocation of federal, state and local tax liabilities for periods prior to and including the distribution date. Through the distribution date, LPI will be included in the consolidated federal income tax returns of CMRG and, in certain states, the state tax returns of CMRG. In general, the tax sharing agreement will provide that LPI will be liable for taxes related to LPI for all periods prior to the distribution. In addition, LPI will not be entitled to any refunds related to LPI for periods prior to the distribution.

      Though valid as between CMRG and LPI, the tax sharing agreement will not be binding on the Internal Revenue Service and does not affect the several liability of CMRG and LPI for all federal income taxes of the consolidated group required to be shown on the consolidated federal income tax return. For a full understanding of the terms of the tax sharing agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Loss Prevention Service Agreement between LPI and CMRG

      CMRG is a significant loss prevention and security services customer of LPI, representing approximately 19.1% of our total revenues for fiscal year 2002. We renewed the contract for services to CMRG effective on October 1, 2002. The initial term of the agreement is for three years and the agreement is terminable by either CMRG or LPI upon default of the other. For a full understanding of the terms of the loss prevention service agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the form S-1 registration statement of which this information statement/ prospectus forms a part.

Sublease Agreement

      Our corporate headquarters is presently located at 66 B Street in Needham, Massachusetts. This location is being subleased from CMRG. CMRG had been occupying the Needham building until shortly after the asset purchase transaction, at which time CMRG relocated its headquarters to Canton, Massachusetts. The term of the sublease commenced as of January 1, 2003 and terminates on December 31, 2005. The subleased space consists of approximately 19,000 square feet. The permitted use of the premises is for office use and for the storage (as ancillary to its use as office space) of our product inventory. The base rent per year throughout the entire term is $8.00 per square foot. We are also required to pay a pro rata share of real estate taxes, and all operating costs.

Other Relationships

      Mr. Holtzman, who will be appointed as Chairman of the Board, a director and member of the executive committee of LPI as of the distribution date, is also Chairman of the Board and an executive officer of CMRG and President and Chief Executive Officer of Jewelcor Management, Inc., of which Mr. Holtzman, together with his wife, is indirectly the primary stockholder. Mr. Holtzman will beneficially own approximately 9.6% of our outstanding common stock immediately following the distribution. Mr. Holtzman also beneficially owns approximately 10.8% of CMRG's outstanding common stock.

      Mr. Levin, who is a director of LPI, is also a director and President and Chief Executive Officer of CMRG. Mr. Levin will own approximately 1.8% of our outstanding common stock immediately following the distribution. Mr. Levin also beneficially owns approximately 1.5% of CMRG's outstanding common stock.

      Mr. Hernreich, who was, immediately prior to the distribution, a director of LPI and will be appointed as an non-director member of the executive committee as of the distribution date, is Executive Vice President, Chief Financial Officer, Treasurer and Secretary of CMRG. Mr. Hernreich will own approximately 1.3% of our outstanding common stock immediately following the distribution and also owns approximately 0.4% of CMRG's outstanding common stock.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

      Prior to this distribution, all of the outstanding shares of LPI common stock were held by CMRG.

Security Ownership of Certain Beneficial Owners

Common Stock

      The following table sets forth certain information with respect to persons, who are beneficial owners of more than five percent of the issued and outstanding shares of CMRG common stock as of January 3, 2003 and who are expected to be beneficial owners of more than five percent of the issued and outstanding shares of LPI common stock immediately following the distribution. The table sets forth (i) the beneficial ownership of CMRG common stock as of January 3, 2003 and (ii) the estimated beneficial ownership of LPI common stock immediately following distribution based on each individual's beneficial ownership of CMRG common stock on January 3, 2003. These projections are based on a distribution of one share of LPI common stock for every ten shares of CMRG common stock beneficially owned by the listed persons as of January 3, 2003. Although there is no assurance that they would do so, any one or more of Jewelcor Management, Inc. and the other stockholders referred to below may acquire additional shares of LPI common stock through open market purchases following the distribution.


                                                   Shares of CMRG Common          Estimated Shares of LPI Common
                                                   Stock Beneficially Owned        Stock Beneficially Owned After
                                                   as of January 3, 2003(1)          the Distribution(2)
                                                   ------------------------      --------------------------------

     Name                                            Number        Percentage         Number     Percentage
     ----                                            ------        ----------         ------     ----------

Jewelcor Management, Inc. ......................    3,710,184      10.36% (3)         356,313      8.40% (4)
100 N. Wilkes Barre Blvd
Wilkes Barre, Pennsylvania 18702

Bricoleur Capital Management LLC ...............    2,823,600       7.91% (5)        282,360       6.66%
12230 El Camino Real
San Diego, California 92130

Baron Capital, Inc. ............................    2,352,941       6.59% (6)        235,295       5.54%
767 Fifth Avenue, 49th Floor
New York, New York 10153

Clark Partners I, L.P. .........................    2,346,359       6.56% (7)        219,930       5.18%
1 Rockefeller Plaza, 31st Floor
New York, New York 10020

Glenhill Capital LP ............................    1,862,600       5.22% (8)        186,260       4.39%
650 Madison Avenue, 26th Floor
New York, New York, 10022


(1) As of January 3, 2003, 35,679,847 shares of CMRG common stock were issued and outstanding.

(2) The estimated number of shares of LPI common stock that we expect will be issued and outstanding immediately after the distribution is 4,247,601 shares. Includes 679,616 shares of restricted stock which we intend to issue to our executive officers and certain other employees contemporaneously with the distribution.

(3) Includes 147,059 shares of CMRG common stock issuable upon the exercise of warrants which are exercisable within 60 days. Excludes 137,765 shares, including options to acquire 125,000 shares, owned individually by Seymour Holtzman and 30,000 shares owned by Mr. Holtzman's grandchildren. Mr. Holtzman is the Chairman of the Board, President and Chief Executive Officer and, indirectly with his wife, the primary stockholder of Jewelcor Management, Inc.

(4) Excludes 51,277 shares, including options to acquire 50,000 shares, owned individually by Seymour Holtzman and 3,000 shares owned by Mr. Holtzman's grandchildren.

(5) According to CMRG's most recent records, Bricoleur Capital Management LLC was the beneficial owner of the number of shares of CMRG common stock set forth opposite its name in the table.

(6) According to CMRG's most recent records, Baron Capital, Inc. was the beneficial owner of the number of the number of shares of CMRG common stock set forth opposite its name in the table.

(7) CMRG received a schedule 13d dated August 8, 2002, stating that Clark Partners I, L.P. was the beneficial owner of the number of shares of CMRG common stock set forth opposite its name in the table. Includes 147,059 shares of CMRG common stock issuable upon the exercise of warrants which are exercisable within 60 days. Such warrants do not entitle Clark Partners I, L.P. to receive additional shares of LPI common stock as part of the distribution because the warrants were not exercised prior to the record date.

(8) CMRG has received a Schedule 13G dated October 28, 2002, stating that Glenhill Capital LP was the beneficial owner of the number of shares of CMRG common stock set forth opposite its name in the table.

Preferred Stock

      The following table sets forth certain information with respect to CMRG, which will be the sole owner of all of the series A preferred stock of LPI. The table sets forth the expected ownership of LPI preferred stock immediately following distribution based on LPI's planned issuance to CMRG of 37,500 shares of series A preferred stock substantially contemporaneously with the distribution.

                                      Estimated Shares of LPI Preferred Stock
                                     Beneficially Owned After the Distribution
                                     -----------------------------------------

                                            Number             Percentage
                                            ------             ----------

Casual Male Retail Group, Inc.              37,500              100% (1)
555 Turnpike Street
Canton, Massachusetts  02021

(1) CMRG will be the sole owner of series A preferred stock of LPI. The preferred stock is not convertible, but will be entitled to vote 100 votes per share on all matters along with holders of common stock and will have certain class voting rights on matters that affect the rights of holders of the preferred stock. Accordingly, CMRG will have control over approximately 47% of the combined voting rights of LPI capital stock. If CMRG converts the $1.0 million maximum aggregate principal amount of the convertible notes, then, together with the voting rights it holds as the holder of the preferred stock, it would control approximately 60% of the combined voting rights of LPI capital stock.

Security Ownership of Management

      The following table sets forth (i) the beneficial ownership of CMRG common stock as of January 3, 2003 and (ii) the estimated beneficial ownership of LPI common stock immediately following the distribution with respect to the directors of LPI and a former director of LPI who will be a non-director member of our executive committee as of the distribution date, the listed executive officers of LPI and the directors and executive officers of LPI as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of CMRG common stock and LPI common stock shown as beneficially owned by such person, subject to community property laws where applicable.

      Certain numbers below reflect shares of CMRG common stock issuable upon the exercise of presently exercisable warrants, although such warrants do not entitle their holder to receive shares of LPI common stock in this distribution except to the extent such warrants are exercised prior to the record date for this distribution. The table excludes options to acquire LPI common stock which we intend to issue contemporaneously with the distribution to all holders of outstanding CMRG options with an exercise price per share of no greater than $4.60 because none of these options will be exercisable within 60 days of the distribution date. See "The Distribution--Treatment of CMRG Options" above for a further discussion.


                                                                 Shares of CMRG                  Estimated
                                                                  Common Stock                  Shares of LPI
                                                                  Beneficially                  Common Stock
                                                                     Owned                      Beneficially
                                                                  as of January                Owned After the
                                                                   3, 2003 (1)                  Distribution (2)
                                                               ----------------------        ----------------------

Name and Position with LPI                                     Number       Percentage       Number      Percentage
--------------------------                                     ------       ----------       ------      ----------

Seymour Holtzman ...........................................  3,877,949      10.79% (3)      410,589        9.56%     (4)
   Chairman of the Board, Director
   and Executive Committee member
David A. Levin .............................................    522,677       1.46% (5)       78,100        1.82%     (6)
   Director and Executive
   Committee member
William N. Britton .........................................       --           --            33,333          *        (7)
   Director
James A. Mitarotonda .......................................       --           --  (8)       33,333          *        (7)
   Director
Stewart L. Cohen ...........................................     23,500          *            35,683          *        (7)
   Director
Dennis R. Hernreich (9).....................................    137,600          * (10)       54,760        1.23%    (11)
   Executive Committee member,
former Director
Steven P. May ..............................................       --           --           237,866        5.60%    (12)
   President, Director and
   Executive Committee member
Craig Matsumoto ............................................       --           --           203,885        4.80%    (13)
   Senior Vice President, Chief
      Operating Officer and
      Secretary
Douglas A. Laue ............................................       --           --            84,952        2.00%    (14)
   Senior Vice President and Chief
   Financial Officer
Directors and Executive Officers
      as a group (9 persons) ...............................  4,561,716      12.57% (15)    1,172,501       26.07%    (16)

----------------
* Less than 1%


(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options held by that person that are currently exercisable, or that will become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. Percentage ownership is based on 35,679,847 shares of CMRG common stock outstanding as of January 3, 2003, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) The estimated number of shares of LPI common stock that we expect will be issued and outstanding immediately after the distribution is 4,247,001 shares. Includes 679,616 shares of restricted stock which we intend to issue to our executive officers and certain other employees contemporaneously with our distribution.

(3) Mr. Holtzman may be deemed to have voting and investment power over 3,877,949 shares of CMRG common stock, which includes 3,710,184 shares (including warrants to acquire 147,059 shares) beneficially owned by Jewelcor Management, Inc., of which Mr. Holtzman is the Chairman of the Board, President and Chief Executive Officer and, indirectly with his wife, the primary stockholder; 137,765 shares owned individually, which includes 125,000 shares issuable upon the exercise of stock options which are exercisable within 60 days; and 30,000 shares owned by Mr. Holtzman's grandchildren as to which he disclaims beneficial ownership.

(4) Includes the shares of LPI common stock that we expect Mr. Holtzman to receive in the distribution based on his ownership of CMRG common stock on the record date. Includes 51,277 shares, including options to acquire 50,000 shares, owned individually by Seymour Holtzman and 3,000 shares owned by Mr. Holtzman's grandchildren as to which he disclaims beneficial ownership.

(5) Includes 241,667 shares of CMRG common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(6) Includes the shares of our common stock that we expect Mr. Levin to receive in the distribution based on his ownership of CMRG common stock on the record date. Includes 50,000 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(7) Includes 33,333 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(8) Excludes 26,917 shares of CMRG common stock owned by Barington Capital Group, L.P. for which Mr. Mitarotonda serves as Chairman of the Board, President and Chief Executive Officer, as to which he disclaims beneficial ownership.

(9) Mr. Hernreich will not be an officer or director of LPI, but will be appointed as a member of the executive committee, as of the distribution date.

(10) Includes 90,000 shares of CMRG common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(11) Includes the shares of our common stock that we expect Mr. Hernreich to receive in the distribution based on his ownership of CMRG common stock on the record date. Includes 50,000 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(12) Includes 237,866 shares of restricted LPI common stock that we intend to issue to Mr. May contemporaneously with the distribution pursuant to a restricted stock grant agreement.

(13) Includes 203,885 shares of restricted LPI common stock that we intend to issue to Mr. Matsumoto contemporaneously with the distribution pursuant to a restricted stock grant agreement.

(14) Includes 84,952 shares of restricted LPI common stock that we intend to issue to Mr. Laue contemporaneously with the distribution pursuant to a restricted stock grant agreement.

(15) Includes 456,667 shares of CMRG common stock issuable upon the exercise of stock options and 147,059 shares of CMRG common stock warrants which are exercisable within 60 days.

(16) Includes 526,702 shares of LPI restricted stock that we intend to issue to certain executive officers contemporaneously with the distribution. Includes 250,000 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

                        DESCRIPTION OF LPI CAPITAL STOCK

      The following summary of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in our articles of incorporation (which we refer to below as the "charter"), and our bylaws, both of which we have filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Authorized Capital Stock

      We are authorized to issue up to 39,000,000 shares of common stock, par value $0.01 per share, and up to 1,000,000 shares of preferred stock, par value $0.01 per share, including 37,500 authorized shares which have been designated as series A preferred stock. Immediately upon completion of the distribution, there will be issued and outstanding (i) approximately 3.6 million shares of common stock, (ii) approximately 680,000 shares of restricted stock, and (iii) 37,500 shares of series A preferred stock. In addition, there will be outstanding options to purchase approximately 1.3 million shares of common stock. The Form S-1 registration statement of which this information statement/prospectus forms a part, registers the shares of our common stock to be distributed to CMRG stockholders in the distribution. It also registers the shares of our common stock that will be issued upon exercise of LPI options that will be granted in connection with the distribution to holders of certain CMRG options. All of the outstanding shares of our common stock and series A preferred stock will be duly authorized, validly issued, fully paid and non-assessable as of the date issued.

Common Stock

      Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and will possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock. There are no cumulative voting rights. Corporate actions requiring approval of our stockholders, other than the election of directors, are to be authorized by a majority of votes cast at a meeting of stockholders. Directors are elected by a plurality of votes cast at a stockholders meeting, unless otherwise required by law.

      Dividends. Holders of our common stock are entitled to any dividends that may be declared by the board, subject to any provisions of the charter, as it may be amended from time to time, or resolutions of the board requiring that dividends be paid upon the outstanding shares of any class of preferred stock or any other capital stock ranked senior to the common stock or that LPI fulfill any obligations it may have with respect to the redemption of any outstanding preferred stock as a condition to the payment of any dividend on the common stock. This, however, does not restrict the board from declaring or paying any dividend or distribution on the common stock payable solely in shares of common stock.

      Liquidation Rights and Preemptive Rights. In the event of a liquidation, dissolution or winding up of LPI, holders of common stock are entitled to share ratably in the net assets available for distribution after satisfaction of any prior claims of holders of preferred stock or any other capital stock ranked senior to the common stock. Holders of our common stock have no preemptive rights to subscribe for additional shares.

      Special Meetings of Stockholders. A special meeting of stockholders, unless otherwise prescribed by law, may be called only by the board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

      Quorum at Stockholder Meetings. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business.

      Newly Created Directorships and Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders at a meeting called for such purpose, or by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, may fill such vacancy or vacancies, to take effect when such resignation or resignations become effective. The directors have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the charter or bylaws as to the number of directors required for a quorum or for any vote or other actions.

      Committees of the Board of Directors. Pursuant to the bylaws, a majority of the board may designate one or more committees, each committee to consist of one or more persons. Vacancies in membership of any committee may be filled by the vote of a majority of the board and the board may designate one or more persons as alternate members of any committee.

      Amendment of bylaws. Our bylaws may be amended or repealed or new bylaws may be adopted at any meeting of stockholders or by the board.

Preferred Stock

      The series A preferred stock is governed by a Certificate of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Preferred Stock of LPI (which we refer to as the "Certificate of Designations") filed on _____________, 2003 with the Secretary of State of the State of Nevada.

      In the Certificate of Designations it is stated that:

     o Holders of series A preferred stock are entitled to vote along with the holders of our common stock on all matters on which holders of common stock are entitled to vote. Holders of series A preferred stock are entitled to 100 votes per share of series A preferred stock.

     o In addition, the affirmative consent of the holders of shares of series A preferred stock that own more than 50% of the then-outstanding shares of series A preferred stock (voting as a single class) is necessary for authorizing, effecting or validating:

          (1) any amendment, alteration or repeal of any of the provisions of the Certificate of Designations;

          (2) any amendment, alteration or repeal of any of the provisions of our Articles of Incorporation that would adversely affect the preferences, rights or powers of the series A preferred stock;

          (3) any authorization, or creation of new class or series (or any security of any class or series) of capital stock;

          (4) any increase in the size of our board (except as required pursuant to the terms of the Certificate of Designations);

          (5)  any change in our state of incorporation;

          (6) any delisting of our common stock from the national securities exchange or national quotation system on which it is listed or admitted for trading; and

          (7) any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

     o In the event of any voluntary or involuntary liquidation, dissolution or other winding up of our affairs, before any payment or distribution shall be made to the holders of common stock, the holders of series A preferred stock are entitled to be paid out of our assets in cash or property at its fair market value as determined by the board $40 per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up.

     o The series A preferred stock ranks senior to all future preferred stock and all existing and future common stock.

     o The series A preferred stock pays cumulative dividends at a rate equal to 12% per year, which will be payable quarterly in cash or in-kind, at the election of LPI.

     o The series A preferred stock is redeemable, in whole but not in part, at our option at any time at a purchase price of $40 per share of preferred stock plus accrued and unpaid dividends, subject to certain requirements.

      Our board is authorized, subject to any limitation prescribed by law, from time to time to issue up to an aggregate of 962,500 shares of preferred stock in addition to the series A preferred stock currently authorized, in one or more series, each of such series to have such voting power, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon as shall be determined by the board in a resolution providing for the issuance of such preferred stock. The shares of any class or series of preferred stock need not be identical. Thus, any series may, if so determined by our board, have full voting rights together with the common stock or superior or limited voting rights, be convertible into common stock or another of our securities, and have such other relative rights, preferences and limitations as our board shall determine. As a result, the issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the stockholders and may adversely affect the voting and other rights of holders of common stock.

Convertible Debt

      The loan and security agreement, which CMRG and LPI will enter into prior to and effective upon consummation of the distribution, permits CMRG, at its sole option, to convert into shares of LPI common stock any portion of the outstanding principal under the promissory notes which will evidence certain loan obligations of LPI to CMRG. The aggregate principal amount of the notes will be up to $1.0 million and will mature one year after the distribution date. Interest on the notes will accrue monthly at a rate of 12% per year, compounded daily. The conversion value is $0.40 per share. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

Anti-Takeover Effects of Certain Charter and Bylaw Provisions

      Our charter and bylaws contain provisions that may have potential anti-takeover effects. These provisions may delay or prevent a change of control of LPI. These provisions include:

      Authorized but Unissued Stock. Our charter authorizes the board to approve the issuance of common stock and one or more series of preferred stock, and to determine, with respect to any series, its terms, rights and preferences. One of the effects of the existence of unissued common and preferred stock may be to enable the board to render more difficult an attempt to obtain control of LPI. For example, shares of common or preferred stock issued by LPI may deter a takeover transaction by diluting the voting or other rights of the proposed acquirer, by creating a substantial voting block to support the position of the board or by effecting an acquisition that might complicate or preclude the takeover. Furthermore, the issuance of a series of preferred stock that includes class-voting rights may enable the holder to block a takeover.

      Exclusive Board Authority to Call Special Stockholder Meetings. Our bylaws vest the right to call a special stockholder meeting exclusively in the board.

      Advance Notice and Informational Requirements for Director Nominations and Stockholder Proposals. Our bylaws require stockholders wishing to bring stockholder proposals and nominations of directors before a stockholder meeting, other than at the direction of the board, to meet advance notice procedures and reveal certain information. Informational requirements include the nature of a stockholder proposal and the reasons for conducting such business at the meeting, the identity of a proposed nominee, the identity of the stockholder bringing the proposal or director nomination and the class and number of shares of LPI stock beneficially owned or represented by proxy by such stockholder and any other stockholder supporting such proposal or nomination.

      No Cumulative Voting. Our charter and bylaws do not provide for cumulative voting in the election of directors.

      Exclusive Board Authority to Change the Size of the Board of Directors. Our bylaws vest the right to set the size of the board exclusively in the board.

      The description above is intended only as a summary of the material provisions of our charter and bylaws. For a more complete description, we refer you to the full text of our charter and bylaws, which have been filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part.

                                     EXPERTS

      The consolidated financial statements of LP Innovations, Inc. at February 2, 2002 and February 3, 2001, and for each of the three years in the period ended February 2, 2002, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      We have filed with the SEC a Form S-1 registration statement under the Securities Act, with respect to the LPI common stock being issued in the distribution. This information statement/prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the schedules and other exhibits thereto, and reference is made to the registration statement for further information regarding LPI and its securities. In particular, copies of certain agreements and other documents in this information statement/prospectus are qualified by reference to such agreements and other documents as filed. When the registration statement becomes effective, we will be subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules thereto, and the reports, proxy statements and other information filed by LPI with the SEC can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at the address given above. The SEC also maintains a site on the internet at http://www.sec.gov that contains reports, proxy and information statement/prospectus and other information regarding registrants that file electronically with the SEC.

      No current public trading market exists for our common stock. We anticipate that, following the distribution, our common stock will be traded over-the-counter and that it will be quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation.

      No person is authorized to give any information or to make any representations other than those contained in this information statement/prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement/prospectus nor any distribution of securities made hereunder will imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Report of Independent Auditors..........................................F-2

Audited Financial Statements

Consolidated Balance Sheets.............................................F-3
Consolidated Statements of Operations and Parent Company Investment.....F-4
Consolidated Statements of Cash Flows...................................F-5
Notes to Consolidated Financial Statements..............................F-6

                         Report of Independent Auditors

To the Board of Directors and Stockholder of LP Innovations, Inc.:

We have audited the accompanying consolidated balance sheets of LP Innovations, Inc. as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations and Parent Company Contribution and cash flows for each of the three years in the period ended February 2, 2002. Our audits also included the financial statement schedule listed in Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LP Innovations, Inc. as of February 2, 2002 and February 3, 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended February 2, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                         /s/ Ernst & Young LLP

                                                         Boston, Massachusetts


                                                          September 30, 2002


                              LP Innovations, Inc.

                           Consolidated Balance Sheets


                                                                     Predecessor                      Company        Predecessor

                                                    February 2,       February 3,       May 14,      November 2,     November 3,
                                                       2002             2001             2002           2002            2001
                                                   ------------------------------------------------------------------------------
                                                                                     (unaudited)     (unaudited)     (unaudited)
Assets
Current assets:
  Cash                                             $     --         $   26,086       $     --         $     --         $     --
  Accounts receivable, net of
   allowance for doubtful accounts
   of $700,000 and $50,000 at
   February 2, 2002 and August 3,
   2002, respectively                                 871,348          634,430        1,029,438        1,409,916          455,948
Accounts receivable from related                       38,144           70,590          198,097          191,531
parties
  Inventory                                           666,590           76,466          263,790          540,885          359,299
  Other assets                                         30,687             --               --             98,014           18,731
                                                  -----------      -----------      -----------       ----------       ----------
   Total current assets                             1,606,769          807,572        1,491,325        2,240,346          833,978

Property and equipment, net of
   accumulated depreciation                           572,462          113,567          563,079          216,609          491,608

Goodwill                                                 --            100,000             --               --               --
                                                  -----------      -----------      -----------       ----------       ----------
Total assets                                      $ 2,179,231       $1,021,139       $2,054,404       $2,456,955       $1,325,586
                                                  ===========       ==========      ===========       ==========       ==========

Liabilities and Parent Company
Contribution
Current liabilities:
  Accounts payable                                 $  964,524       $  107,309       $  176,034       $  438,057       $  421,112
  Accrued expenses                                    440,045           39,973          400,000          685,762           82,936
                                                  -----------      -----------      -----------       ----------       ----------
Total liabilities                                   1,404,569          147,282          576,034        1,123,819          504,048
                                                  -----------      -----------      -----------       ----------       ----------

Parent Company Contribution                           774,662          873,857        1,478,370        1,333,136          821,538
                                                  -----------      -----------      -----------       ----------       ----------

Total liabilities and Parent
Company Contribution                               $2,179,231       $1,021,139       $2,054,404       $2,456,955       $1,325,586
                                                  ===========       ==========      ===========       ==========       ==========

See accompanying notes.

                              LP Innovations, Inc.

      Consolidated Statements of Operations and Parent Company Contribution


                                                   Predecessor                                      Company        Predecessor
                              --------------------------------------------------------------------------------------------------
                                                                                For the period    For the period
                                                                                February 3, 2002  May 15, 2002     For the nine
                                            For the years ended                       to              to           months ended
                               February 2,       February 3,      January 29,       May 14,        November 2,     November 3,
                                  2002             2001             2000             2002             2002            2001
                              --------------------------------------------------------------------------------------------------
                                                                                  (unaudited)      (unaudited)     (unaudited)
Sales:

Third party                    $ 6,208,387      $ 2,185,686      $   502,276      $ 1,752,661      $ 3,205,407      $ 5,420,345
Related party                    1,466,991        1,146,723        1,075,714          371,175          674,198          860,042
                               ------------------------------------------------------------------------------------------------
   Total Sales                   7,675,378        3,332,409        1,577,990        2,123,836        3,879,605        6,280,387

Cost of goods sold               6,713,187        2,135,839        1,103,566        2,121,424        1,999,569        4,467,504
                               ------------------------------------------------------------------------------------------------
Gross profit                       962,191        1,196,570          474,424            2,412        1,880,036        1,812,883
                               ------------------------------------------------------------------------------------------------

Expenses:
Selling, general and
   administrative                5,646,359        2,820,647        1,190,179        2,903,990        2,666,055        4,637,331
Provision for
doubtful accounts                  700,000             --               --            133,025           20,140          547,769
Depreciation                        47,492           17,493           12,429           30,130           23,319           34,489
Impairment of property
   and equipment               ------------------------------------------------------------------------------------------------
Writedown of goodwill              100,000             --               --               --             52,171          100,000
                               ------------------------------------------------------------------------------------------------
Total expenses                   6,493,851        2,838,140        1,202,608        3,067,145        2,761,685        5,319,589
                               ------------------------------------------------------------------------------------------------
Net loss                        (5,531,660)      (1,641,570)        (728,184)      (3,064,733)        (881,649)      (3,506,706)

Parent Company
   Contribution at
   beginning of period             873,857          304,430             --            774,662          290,835          873,857

Funding from Parent              5,432,465        2,210,997        1,032,614        3,768,441        1,923,950        3,454,387
   Company                        ------------------------------------------------------------------------------------------------

Parent Company
   Contribution at
   end of period               $   774,662      $   873,857      $   304,430      $ 1,478,370      $ 1,333,136      $   821,538
                               ================================================================================================


See accompanying notes.

                              LP Innovations, Inc.

                      Consolidated Statements of Cash Flows


                                                   Predecessor                                      Company        Predecessor
                              --------------------------------------------------------------------------------------------------
                                                                               For the period
                                                                               February 3, 2002    For the period   For the nine
                                              For the years ended                    to             May 15, 2002    months ended
                                  February 2,       February 3,    January 29,     May 14,           November 2,     November 3,
                                     2002             2001           2000           2002               2002            2001
                                --------------------------------------------------------------------------------------------------
                                                                                (unaudited)        (unaudited)    (unaudited)
Sales:

Operating activities

Net loss                          $(5,531,660)   $(1,641,570)   $  (728,184)   $(3,064,733)       $  (881,649)    $(3,506,706)
Adjustments to
     reconcile netloss to net
     cash used in operating
     activities:
   Depreciation                        47,492         17,493         12,429         30,130             23,319          34,489
   Write-down of goodwill             100,000           --             --             --                 --           100,000
   Provision for doubtful
     accounts                         700,000           --             --          133,025             20,140         547,769
   Impairment of
     fixed assets                        --             --             --             --               52,171            --
   Changes in operating
     assets and liabilities:
     Accounts receivable             (936,918)      (398,791)      (235,639)      (291,115)        (1,430,056)       (369,287)
     Accounts receivable
      from related parties             32,446        (70,590)          --         (159,953)          (191,531)         70,590
     Inventory                       (590,124)       (75,636)          (830)       402,800           (277,095)       (282,833)
     Other assets                     (30,687)          --             --           30,687            (98,014)        (18,731)
     Accounts payable
      and accrued expenses          1,257,287        132,749         14,533       (828,535)           887,785         356,766
                                  ---------------------------------------------------------------------------------------------

Net cash used in
     operating activities          (4,952,164)    (2,036,345)      (937,691)    (3,747,694)        (1,894,930)     (3,067,943)

Investing activities
Purchase of business                     --         (100,000)          --             --                 --              --
Purchases of
equipment                            (506,387)       (52,493)       (90,996)       (20,747)           (29,020)       (412,530)
Net cash used in                  --------------------------------------------------------------------------------------------
    investing activities             (506,387)      (152,493)       (90,996)       (20,747)           (29,020)       (412,530)

Financing activities
Funding from Parent
Company                             5,432,465      2,210,997      1,032,614      3,768,441          1,923,950       3,454,387
                                  --------------------------------------------------------------------------------------------
Net cash provided
    by financing activities         5,432,465      2,210,997      1,032,614      3,768,441          1,923,950       3,454,387
                                  --------------------------------------------------------------------------------------------

Net (decrease)
increase in cash                      (26,086)        22,159          3,927           --                 --           (26,086)

Cash at beginning
of period                              26,086          3,927           --             --                 --            26,086
                                  --------------------------------------------------------------------------------------------

Cash at end of period             $      --      $    26,086    $     3,927    $      --          $      --      $       --
                                  ============================================================================================


See accompanying notes.

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements

A.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Line of Business
The accompanying financial statements include the accounts of LP Innovations, Inc., a Nevada corporation (the "Company") and, prior to May 14, 2002, LP Innovations, Inc., a Delaware corporation (the "Predecessor"). The Company is a wholly owned subsidiary of Casual Male Retail Group, Inc. ("CMRG" or the "Parent Company"). In May 2002, pursuant to a bankruptcy court ordered auction, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries. In the asset purchase transaction, the Predecessor (then known as Designs LPI Corp.) acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation, and wholly owned subsidiary of Casual Male Corp. The Company is engaged in providing outsourced loss prevention solutions to the retail industry including in-store audits, investigations, point-of-sale exception based reporting and security equipment sales, installation and monitoring.

In September 2002, the board of directors of CMRG approved a plan to spin off the Company in a distribution of the Company's common stock to CMRG stockholders. Immediately following the distribution, which is expected to be completed prior to February 1, 2003, the Company will be a separate, publicly held Company and CMRG will own no shares of the Company's common stock.

The consolidated financial statements include the accounts of the Company and, since December 30, 2000, the accounts of its wholly owned subsidiary, Securex LLC ("Securex") (see Note E). All intercompany accounts, transactions and profits have been eliminated.

As discussed in Note D, certain selling, general and administrative costs of CMRG or, prior to May 15, 2002, Casual Male Corp. have been allocated to the Company based on certain allocation criteria, principally sales. In the opinion of management, the methods for allocating such costs are reasonable. It is not practicable to estimate additional costs, if any, that would have been incurred by the Company had it operated as a separate entity during the periods presented.

Use of Estimates
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from estimates.

Interim Financial Statements
The unaudited financial statements as of November 2, 2002 and November 3, 2001 and for the nine month periods then ended may be subject to normal year-end adjustments. These statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the Company's financial position, results of operations and cash flows for the periods indicated.

Fiscal Year
The Company's fiscal year is a 52- or 53-week period ending on the Saturday closest to January 31. Fiscal years 2002, 2001 and 2000 ended on February 2, 2002, February 3, 2001 and January 29, 2000, respectively. Fiscal years 2002 and 2000 were 52-week periods; fiscal 2001 was a 53-week period.

Revenue Recognition
The Company provides loss prevention solutions and security system installations to clients on either a service contract or project basis, respectively. Revenues from retail loss prevention service contracts are

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

recognized ratably over the life of the contract, usually 12 months. These contracts do not require up-front payments and no amounts are considered refundable. Equipment and labor revenues from security system installation projects are recognized upon completion of the project when the customer accepts the equipment placed into service and have no relationship to the retail loss prevention service contracts.

Inventory
Inventory consists principally of security equipment for resale to clients and is carried at the lower of cost or market on the first-in, first-out basis.

Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

For each of the three years in the period ended February 2, 2002, the Company was included in Casual Male Corp.'s consolidated federal and certain state income tax returns for income tax reporting purposes. However, income taxes in the Company's consolidated financial statements were calculated as if the Company had filed separate income tax returns for all periods presented.

Upon completion of the May 2002 purchase of the Company's assets by Designs LPI Corp, the carrying amount of the Company's assets and liabilities was adjusted to reflect the acquisition price paid by Designs LPI Corp. As a result, any deferred tax assets or liabilities recorded by the Company prior to the May 2002 purchase were eliminated effective with the purchase. For reporting periods ending after May 2002, the Company's financial statements present only those deferred tax assets and liabilities that arose subsequent to the May 2002 purchase.

Property and Equipment
Property and equipment are stated at cost. Major additions and improvements are capitalized while repairs and maintenance are charged to expense as incurred. Depreciation is computed on the straight-line method over the assets' estimated useful lives as follows:

      Equipment                       Three to five years
      Furniture and fixtures          Five to seven years

Advertising Costs
Advertising costs, which are included in selling, general and administrative expenses, are expensed when incurred. Advertising expense was $222,763, $190,930 and $2,914 for fiscal 2002, 2001 and 2000, respectively.

Impairment of Long-Lived Assets
The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company reviews its long-lived assets for events or changes in circumstances that might indicate the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of the assets by determining whether the carrying value of such assets over the remaining lives can be recovered through projected undiscounted future cash flows. The amount of impairment, if

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements


A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of funds. No impairment charges were recorded in fiscal 2002, 2001 or 2000.

New accounting pronouncements
In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS 144), which supersedes both Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (FAS 121) and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (Opinion 30), for the disposal of a segment of a business (as previously defined in that Opinion).

The Company was required to adopt FAS 144 no later than its fiscal year beginning 2003. The adoption of FAS 144 did not have a material impact on the Company's consolidated financial position or results of operations because the impairment assessment under FAS 144 is largely unchanged from FAS 121. The provisions of this statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities and therefore, will depend on future actions, if any, initiated by management. As a result, management cannot determine the potential effects that adoption of FAS 144 will have on the Company's consolidated financial position or results of operations with respect to future disposal decisions.

Concentration of Credit Risk
The credit risk with respect to accounts receivable is minimized by the creditworthiness of the Company's customers and the Company's credit and collection policies. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. For fiscal 2002, 2001 and 2000 respectively, sales to Casual Male Corp. and Designs, collectively, represented 19%, 34% and 68%, respectively, of revenue. Amounts receivable from Casual Male Corp. and Designs, collectively, represented 4% and 10%, respectively, of accounts receivables at February 2, 2002 and February 3, 2001. In fiscal 2002, 2001 and 2000, sales to another, unrelated customer accounted for 20%, 38% and 10% of total revenue and 28% and 46% of accounts receivable at February 2, 2002 and February 3, 2001.

Financial Instruments
The recorded values of financial instruments, including receivables and accounts payable, approximate fair value due to their short maturity.

B.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                     February 2,    February 2, 2002
                                     -----------    ----------------

Furniture and equipment                $626,968        $123,475
Hardware and software                    22,908          18,541
                                   -----------------------------
                                        649,876         142,016
Less accumulated depreciation            77,414          28,449
                                   -----------------------------
Total property and equipment           $572,462        $113,567
                                   =============================

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements


C.    INCOME TAXES

The components of the net deferred tax assets as of February 2, 2002 and February 3, 2001 are as follows:

                                    February 2, 2002    February 3, 2001
                                   ---------------------------------------
Excess of book over tax             $      7,000        $         -
   depreciation/amortization
Allowance for doubtful accounts          252,000                  -
Inventory valuation reserve              101,000                  -
Net operating loss carryforwards       2,469,000            879,000
                                   ---------------------------------------
Deferred tax asset                     2,829,000            879,000
Valuation allowance                   (2,829,000)          (879,000)
                                   ---------------------------------------
Total deferred tax assets, net      $          -        $         -
                                   ---------------------------------------

As of February 2, 2002, the Company had net operating loss carryforwards of $6,850,000 for federal and state income tax purposes that would have been available to offset future taxable income through fiscal year 2022. Realization of the Company's deferred tax assets, which relate principally to these net operating loss carryforwards, was dependent on generating sufficient taxable income in the future. In consideration of the Company's losses since inception, management is unable to conclude that it is more likely than not the deferred tax assets will be realized; accordingly, a full valuation allowance has been recorded.

As discussed in Note A, any deferred tax assets or liabilities recorded by the Company prior to its May 2002 purchase by Designs LPI Corp. were eliminated effective with the purchase. For reporting periods ending after May 2002, the Company's financial statements present only those deferred tax assets and liabilities that arose subsequent to the May 2002 purchase.

The provision (benefit) for income taxes consists of the following:

                                                 Years ended
                                    February       February     January
                                     2, 2002       3, 2001     29, 2000
                                   --------------------------------------

Current:

     Federal                        $(1,454,000)   $(470,000)  $(241,000)
     State                             (132,000)     (43,000)    (22,000)
                                   --------------------------------------
                                     (1,586,000)    (513,000)   (263,000)
                                   --------------------------------------
Deferred:
     Federal                        $1,454,000     $ 470,000   $ 241,000
     State                             132,000        43,000      22,000
                                   --------------------------------------
                                     1,586,000       513,000     263,000
                                   --------------------------------------
Total provision                     $       -      $      -    $      -
                                   --------------------------------------

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements


C.    INCOME TAXES (continued)

The following is a reconciliation between the statutory and effective income tax rates:

                                                 Years ended
                                      February    February     January
                                       2, 2002     3, 2001    29, 2000
                                   ------------------------------------

Federal income tax at the                 34%         34%         34%
statutory rate
State income and other taxes, net
    of federal tax benefit                 3%          3%          3%
Change in valuation allowance            (37)%       (37)%       (37)%
                                   ------------------------------------

Provision for income tax                   0%          0%          0%
                                   ====================================

The Company neither paid income taxes nor received income tax refunds for fiscal years 2000, 2001 or 2002.

D.    TRANSACTIONS WITH AFFILIATES

Certain general and administrative expenses of the Company, including rent expense related to the Company's corporate offices and certain equipment used by the Company, are incurred directly by CMRG or, prior to May 15, 2002, Casual Male Corp., and charged to the Company using allocation criteria, primarily sales (including related party sales). For fiscal 2002, 2001 and 2000 such expenses totaled $833,616, $455,180 and $220,008, respectively, and are included in selling, general and administrative expenses in the accompanying statement of operations and stockholder's equity.

The Company provides loss prevention services to CMRG and, prior to May 15, 2002, Casual Male Corp. and Designs. For fiscal 2002, 2001 and 2000 revenue from Casual Male Corp. and Designs totaled $1,466,991, $1,146,723 and $1,075,714, respectively.

In fiscal 2002, 2001 and 2000, the net amount due to Casual Male Corp. as a result of the transactions described above, as well as funding for working capital needs, was recorded as Parent Company investment.

Prior to the acquisition in May 2002, employees of the Company participated in the 401(k) profit sharing plan of Casual Male Corp (the Plan). Under the Plan, Casual Male Corp. matched 50% of each qualified employee's contribution up to 6% of the employee's salary. Subsequent to the acquisition, the Plan is administered by CMRG with no significant change to the provisions of the Plan.

E.    ACQUISITION OF SECUREX

In January 2001, Casual Male Corp. paid $100,000 to acquire all of the assets of Securex, a security business. The acquisition was accounted for as a purchase under accounting principles generally accepted in the United States. At acquisition, the fair value of the net tangible assets acquired was immaterial and the entire purchase price was allocated to goodwill. In fiscal 2002, due in part to the uncertainty resulting from the Casual Male Corp. bankruptcy, management determined that the carrying amount of the goodwill should be written off.

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements

F.    SEGMENT DATA

Since the acquisition of Securex by Predecessor, the Company has two reportable segments: retail loss prevention and Securex. The Company's retail loss prevention division provides outsourced loss prevention solutions to companies in the retail industry. These solutions include in-store audits, investigations, employee training and awareness, and point-of-sale exception based reporting ("EBR" software and data-mining). The Company's Securex division sells security equipment and installation as well as provides alarm and security central monitoring services.

The Company evaluates the performance of its retail loss prevention and Securex segments based on sales and operating income, and does not include segment assets or other income and expense items for management reporting purposes. All expenses have been allocated based either on specific identification or on revenues, which ever is most appropriate. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales and transfers during any period.

The Company's reportable segments are business units that offer different products and/or services. The reportable segments are each managed separately because they provide different services and sell distinct products. In fiscal years 2002 and 2001, the Company had only one reportable segment.

                              Year ended February 2, 2002
                        ----------------------------------------
                          Retail LP     Securex       Total
                        ----------------------------------------

Revenues                 $4,082,929    $3,592,449   $7,675,378
Gross margin                639,213       322,978      962,191
Selling, general and
administrative            1,361,861     4,284,498    5,646,359
Provision for doubtful
accounts                    337,735       362,265      700,000
Depreciation                 22,272        25,220       47,492
Writedown of goodwill            -        100,000      100,000
Segment loss            $(1,082,655)  $(4,449,005) $(5,531,660)

Segment Assets            $ 759,551    $1,419,980   $2,179,231
Expenditures for long
  lived assets               42,106       464,281      506,387

                          Nine months ended November 2, 2002
                                      (unaudited)
                        ----------------------------------------
                          Retail LP     Securex       Total
                        ----------------------------------------

Revenues                 $4,585,534    $1,417,907   $6,003,441

Segment loss               (458,625)   (3,487,757) (3,946,382)

Segment Assets           $1,167,263    $1,289,692   $2,456,955

                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements


                          Nine months ended November 3, 2001
                                      (unaudited)
                        ----------------------------------------
                          Retail LP     Securex       Total
                        ----------------------------------------

Revenues                 $3,579,265    $2,701,122   $6,280,387
Segment loss               (690,570)   (2,816,136)  (3,506,706)

Segment Assets           $  499,762    $  825,825   $1,325,586


G. PRO FORMA INFORMATION (unaudited)

The following unaudited pro forma statement of operations assumes the acquisition of Securex had occurred on January 30, 2000. The pro forma statement of operations is not necessarily indicative of expected results of operations for any future period.

          Pro forma Condensed Consolidated Statements of Operations

                                     For the
                                   Year ended
                                   February 3,
                                      2001
                                  -------------

Sales                             $ 3,332,409
Gross profit                        1,837,275
Net loss                           (1,454,260)

Through and including _________ (the 25th day after the distribution date), all dealers that effect transactions in these securities, whether or not participating in this distribution, may be required to deliver an information statement/prospectus. This is in addition to a dealer's obligation to deliver an information statement/prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.







       Distribution of Approximately 3,600,000 Shares of Common Stock and

        Options to Purchase Approximately 323,000 Shares of Common Stock

                              LP Innovations, Inc.




                                ----------------

                        INFORMATION STATEMENT/PROSPECTUS

                                 ---------------










                                 --------------

                                     PART II

          INFORMATION NOT REQUIRED IN INFORMATION STATEMENT/PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following table sets forth an estimate of the costs and expenses payable in connection with the distribution and/or sale of the common stock being registered.

                                                          Amount to
                                                           be Paid
                                                          ----------

SEC registration fee                                      $     10
Legal fees and expenses                                         *
Accounting fees and expenses                               150,000
Printing and engraving                                       2,500
Transfer agent fees                                          3,000
Premiums for director and officer insurance                250,000
Total                                                           *

*     To be filed by amendment.

Item 14.  Indemnification of Directors and Officers

      The Registrant will indemnify each person who at any time is, or in the past served as, a director or officer of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of the Registrant, or served at the request of the Registrant as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Nevada Revised Statutes. This right of indemnification is not exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. Such indemnification shall include payment by the Registrant, in advance of the final disposition of any suit or proceedings, of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. The Registrant may accept any such undertaking without reference to the financial ability of the person to make such repayment.

      No director of the Registrant will be personally liable to the Registrant or to any of our stockholders for monetary damages arising from the director's breach of fiduciary duty as a director of the Registrant, except to the extent that the elimination or limitation of liability is not permitted by the Nevada Revised Statues.

Item 16(a).  Exhibits

  Exhibit
    No.                            Description
    ---                            -----------

    3.1      Articles of Incorporation of LP Innovations, Inc. (2)

    3.2 Form of Certificate of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Preferred Stock of LP Innovations, Inc.

    3.3      Bylaws of LP Innovations, Inc. (2)

    4.1      Form of LP Innovations, Inc. Common Stock Certificate (1)

    4.2      Form of LP Innovations, Inc. Series A Preferred Stock Certificate
             (1)

    5.1      Opinion of Counsel (1)

    10.1     Form of LP Innovations, Inc. 2002 Stock Incentive Plan (2)

    10.2 Loan and Security Agreement between Casual Male Retail Group, Inc. and LP Innovations, Inc. and Promissory Notes of LP Innovations, Inc. (1)

    10.3     Not Used

    10.4 Form of Administrative Services Agreement between Casual Male Retail Group, Inc. and LP Innovations, Inc. (2)

    10.5 Form of Tax Sharing Agreement between Casual Male Retail Group, Inc. and LP Innovations, Inc. (2)

    10.6 Form of Employment Agreement between LP Innovations, Inc. and Steven P. May (2)

    10.7 Form of Employment Agreement between LP Innovations, Inc. and Craig Matsumoto (2)

    10.8 Form of Employment Agreement between LP Innovations, Inc. and Douglas A. Laue (2)

    10.9 Form of Restricted Stock Grant Agreement between LP Innovations, Inc. and each of Steven P. May, Craig Matsumoto and Douglas A. Laue (2)

   10.10 Loss Prevention Service Agreement between LP Innovations, Inc. and Casual Male Retail Group, Inc. (1)

    21.1     List of Significant Subsidiaries:

                   Securex LLC

    23.1     Consent of Independent Auditors

    23.2     Consent of Counsel (included in Exhibit 5.1) (1)

    99.1     Important Tax Information, Substitute Form W-9 and Guidelines

    99.2 Letter from Seymour Holtzman, Chairman of the Board of Casual Male Retail Group, Inc., to stockholders of Casual Male Retail Group, Inc. (1)

    99.3 Letter from Steven P. May, President of LP Innovations, Inc., to stockholders of Casual Male Retail Group, Inc. (1)

    99.4     Consents of Director Nominees

---------------------

(1) To be filed by amendment.

(2) Filed previously.

Item 16(b).  Financial Statement Schedules


                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              LP Innovations, Inc.

                                February 2, 2002

----------------------------------------------------------------------------------------------------------------------------
          COL. A                                  COL. B                COL. C                  COL. D.        COL. E
----------------------------------------------------------------------------------------------------------------------------
                                                                      Additions
                                                 Balance at    Charged to     Charged to      Deductions--   Balance at
     Description                                Beginning of    Costs and       Other          Describe          End
                                                  Period        Expenses    Accounts--Describe                of Period
----------------------------------------------------------------------------------------------------------------------------
Year Ended February 2,
2002:

    Allowance for doubtful                      $    --         $ 700,000                     $    --             $ 700,000
      accounts                                  =========       =========                     =========           =========


Year Ended February 3, 2001:
    Allowance for doubtful                      $    --         $    --                       $    --             $    --
    accounts                                    =========       =========                     =========           =========


Year Ended January 29,
2000:
    Allowance for doubtful                      $    --         $    --                       $    --             $    --
     accounts                                   =========       =========                     =========           =========


Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      (1) That insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of information statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of information statement/prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of information statement/prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of information statement/prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Canton, Commonwealth of Massachusetts, on this 17th day of January, 2003.

                                    LP INNOVATIONS, INC.

                                    (Registrant)


                                    By: /s/  Douglas A. Laue
                                        ---------------------------------
                                    Name:  Douglas A. Laue
                                    Title: Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated below:

     Signature                   Title(s)                    Date
     ---------                   --------                    ----

/s/  Steven P. May*         President                      January 17, 2003
---------------------       (Principal Executive
Steven P. May               Officer)

/s/  Douglas A. Laue        Chief Financial Officer        January 17, 2003
---------------------       (Principal Financial and
Douglas A. Laue             Accounting Officer)

/s/  Dennis R. Hernreich*   Director                       January 17, 2003
----------------------------
Dennis R. Hernreich

/s/  David A. Levin*        Director                       January 17, 2003
---------------------
David A. Levin

* Pursuant to Power of Attorney

/s/ Douglas A. Laue
------------------------
Attorney-in-fact

                                INDEX TO EXHIBITS

  Exhibit
    No.                         Description
    ---                         -----------

    3.1     Articles of Incorporation of LP Innovations, Inc. (2)

    3.2 Form of Certificate of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Preferred Stock of LP Innovations, Inc.

    3.3     Bylaws of LP Innovations, Inc. (2)

    4.1     Form of LP Innovations, Inc. Common Stock Certificate (1)

    4.2     Form of LP Innovations, Inc. Series A Preferred Stock Certificate
            (1)

    5.1     Opinion of Counsel (1)

   10.1     Form of LP Innovations, Inc. 2002 Stock Incentive Plan (2)

   10.2 Loan and Security Agreement between Casual Male Retail Group, Inc. and LP Innovations, Inc. and Promissory Notes of LP Innovations, Inc. (1)

   10.3     Not Used

   10.4 Form of Administrative Services Agreement between Casual Male Retail Group, Inc. and LP Innovations, Inc. (2)

   10.5 Form of Tax Sharing Agreement between Casual Male Retail Group, Inc. and LP Innovations, Inc. (2)

   10.6 Form of Employment Agreement between LP Innovations, Inc. and Steven P. May (2)

   10.7 Form of Employment Agreement between LP Innovations, Inc. and Craig Matsumoto (2)

   10.8 Form of Employment Agreement between LP Innovations, Inc. and Douglas A. Laue (2)

   10.9 Form of Restricted Stock Grant Agreement between LP Innovations, Inc. and each of Steven P. May, Craig Matsumoto and Douglas A. Laue (2)

   10.10 Loss Prevention Service Agreement between LP Innovations, Inc. and Casual Male Retail Group, Inc. (1)

   21.1     List of Significant Subsidiaries:

                  Securex LLC

   23.1     Consent of Independent Auditors

   23.2     Consent of Counsel (included in Exhibit 5.1) (1)

   99.1     Important Tax Information, Substitute Form W-9 and Guidelines

   99.2 Letter from Seymour Holtzman, Chairman of the Board of Casual Male Retail Group, Inc., to stockholders of Casual Male Retail Group, Inc. (1)

   99.3 Letter from Steven P. May, President of LP Innovations, Inc., to stockholders of Casual Male Retail Group, Inc. (1)

   99.4     Consents of Director Nominees

---------------------
(1) To be filed by amendment.

(2) Filed previously.